     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                       REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                    PEOPLES HERITAGE FINANCIAL GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MAINE                      6120                   01-0437984
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      JURISDICTION         CLASSIFICATION CODE NO.)     IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                                 P.O. BOX 9540
                              ONE PORTLAND SQUARE
                          PORTLAND, MAINE 04112-9540
                                (207) 761-8500
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WILLIAM J. RYAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    PEOPLES HERITAGE FINANCIAL GROUP, INC.
                                 P.O. BOX 9540
                              ONE PORTLAND SQUARE
                          PORTLAND, MAINE 04112-9540
                                (207) 761-8500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:

        GERARD L. HAWKINS, ESQ.                STEPHEN J. COUKOS, ESQ.
 ELIAS, MATZ, TIERNAN & HERRICK L.L.P.        SULLIVAN & WORCESTER LLP
         734 15TH STREET, N.W.                 ONE POST OFFICE SQUARE
        WASHINGTON, D.C. 20005               BOSTON, MASSACHUSETTS 02109
            (202) 347-0300                         (617) 338-2800
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                     PROPOSED           PROPOSED
                                  AMOUNT             MAXIMUM             MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF           TO BE          OFFERING PRICE        AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED(1)   PER SHARE OR UNIT(2) OFFERING PRICE(2)    FEE(2)
--------------------------------------------------------------------------------------------------
 Common Stock, par value
  $.01 per share........     17,650,000 shares        $17.03          $300,579,500      $35,665
--------------------------------------------------------------------------------------------------
 Preferred Stock purchase
  rights(3).............     17,650,000 rights         N/A                 N/A            N/A

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(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant and related Preferred Stock purchase rights issuable upon consummation of the merger of SIS Bancorp, Inc. ("SIS") with and into a wholly-owned subsidiary of the Registrant (the "Merger").
(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee is based on the average of the high and low prices of the SIS common stock on September 25, 1998 (as reported in The Wall Street Journal), as adjusted by the exchange ratio, and computed based on the estimated maximum number of shares (17,650,000) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the required fee is reduced by the $53,006 filing fee paid at the time of filing preliminary proxy materials in connection with the Merger on September 9, 1998.
(3) Preferred Stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

                        SPECIAL MEETING OF SHAREHOLDERS

                               SIS BANCORP, INC.

                               ----------------

  The Board of Directors of SIS Bancorp, Inc. has unanimously approved a merger between SIS and a subsidiary of Peoples Heritage Financial Group, Inc., a New England-based, multi-bank holding company. The merger will enhance our ability to offer more products and services to customers and will enable you to participate in the enhanced prospects of the combined company.

  If the merger is completed, SIS shareholders will receive 2.25 shares of PHFG common stock for each share of SIS common stock they own just before the merger. It is intended that the exchange of SIS stock for PHFG common stock be tax-free, except for cash received in lieu of any fractional share interest. The PHFG common stock is traded on the Nasdaq National Market under the symbol "PHBK."

  The merger cannot be completed unless the shareholders of SIS approve it. Accordingly, a special meeting of SIS shareholders has been scheduled to vote on the merger. The date, time and place of the special meeting are as follows:

                                November 12, 1998
                                10:00 a.m., Eastern Time
                                SIS Bancorp, Inc.
                                1441 Main Street
                                Springfield, Massachusetts

  This Prospectus/Proxy Statement provides you with detailed information about the proposed merger. You are encouraged to read this entire document carefully. You also are encouraged to read carefully the publicly-filed documents of PHFG and SIS referred to herein, which contain important business and financial information about PHFG and SIS. These documents are not included in or delivered herewith, but are available without cost to record and beneficial holders of SIS common stock. Please see "Where You Can Find More Information."

  Your Board of Directors has been advised by SIS's financial advisor, CIBC Oppenheimer Corp., that the number of shares of PHFG common stock to be received in the merger by SIS shareholders for each share of SIS common stock is fair, from a financial point of view, to SIS shareholders, and has determined that the merger is in your best interests. The Board therefore unanimously recommends that you vote to approve the merger.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not return your card, the effect will be a vote against the merger.

  As discussed herein, record holders of SIS common stock who follow specified procedures will be entitled to dissenters' rights if the proposed merger is completed.

  I join all other members of the SIS Board of Directors in recommending that you vote in favor of the merger and the related merger agreement.


                                          -------------------------------------
                                                     John M. Naughton
                                                   Chairman of the Board

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PHFG COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF PHFG COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

       Prospectus/Proxy Statement dated October , 1998 and first mailed to shareholders of SIS on or about October , 1998

                               SIS BANCORP, INC.
                               1441 MAIN STREET
                     SPRINGFIELD, MASSACHUSETTS 01102-3034
                                (413) 748-8000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held on November 12, 1998

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SIS Bancorp, Inc. ("SIS") will be held at 10:00 a.m., Eastern Time, on Thursday, November 12, 1998, at the main office of SIS, located at 1441 Main Street, Springfield, Massachusetts, for the following purpose:

  To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of July 20, 1998, as amended, among Peoples Heritage Financial Group, Inc. ("PHFG"), Peoples Heritage Merger Corp., a wholly-owned subsidiary of PHFG, and SIS, which provides, among other things, for
  (i) the merger of SIS with and into Peoples Heritage Merger Corp. and (ii) the conversion of each share of SIS common stock outstanding immediately prior to the merger (other than any dissenting shares under Massachusetts law and certain other shares) into the right to receive 2.25 shares of PHFG common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

  The close of business on September 25, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of SIS common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or adjournments thereof.

  If the merger proposal is approved and the merger is completed, a record holder of SIS common stock on the record date for the special meeting who dissents and does not vote for the merger proposal will be entitled to receive payment in cash and not shares of PHFG common stock if the holder follows the procedures set forth in Sections 85 through 98 of Chapter 156B of the Massachusetts Business Corporation Law, which are described under "The Merger--Dissenters' Rights" in the accompanying Prospectus/Proxy Statement and are attached as Annex IV to such Prospectus/Proxy Statement.

  THE BOARD OF DIRECTORS OF SIS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SIS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND THE RELATED MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Michael E. Tucker
                                          Clerk

Springfield, Massachusetts
October  , 1998

  EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
GENERAL INFORMATION........................................................  12
THE SPECIAL MEETING........................................................  13
  Time and Place...........................................................  13
  Matter to be Considered..................................................  13
  Shares Outstanding and Entitled to Vote; Record Date.....................  13
  Vote Required............................................................  13
  Voting and Revocation of Proxies.........................................  13
  Solicitation of Proxies..................................................  14
  Certain Beneficial Owners of SIS Common Stock............................  14
THE MERGER.................................................................  16
  General..................................................................  16
  Background of the Merger.................................................  16
  Recommendation of the SIS Board and Reasons for the Merger...............  18
  Opinion of Financial Advisor.............................................  19
  Exchange of SIS Common Stock Certificates................................  23
  Assumption of SIS Stock Options..........................................  24
  Conditions to the Merger.................................................  25
  Regulatory Approvals.....................................................  26
  Business Pending the Merger..............................................  27
  No Solicitation..........................................................  28
  Effective Time of the Merger.............................................  28
  Termination and Amendment................................................  29
  Interests of Certain Persons in the Merger...............................  32
  Certain Employee Matters.................................................  35
  Charitable Foundation....................................................  36
  Resale of PHFG Common Stock..............................................  36
  Certain Federal Income Tax Consequences..................................  37
  Accounting Treatment of the Merger.......................................  38
  Expenses of the Merger...................................................  38
  Stock Option Agreement...................................................  39
  Letter Agreements........................................................  41
  Dissenters' Rights.......................................................  41
MARKET FOR COMMON STOCK AND DIVIDENDS......................................  43
INFORMATION ABOUT PHFG.....................................................  44
  General..................................................................  44
  Acquisitions.............................................................  44
  Management and Additional Information....................................  45
INFORMATION ABOUT SIS......................................................  45
  General..................................................................  45
  Management and Additional Information....................................  45
SUPERVISION AND REGULATION OF PHFG AND SIS.................................  46
  General..................................................................  46
  Capital and Operational Requirements.....................................  46
  Distributions............................................................  47
  "Source of Strength" Policy..............................................  48

                                      (i)

                                                                            PAGE
                                                                            ----
DESCRIPTION OF PHFG CAPITAL STOCK..........................................  48
  PHFG Common Stock........................................................  48
  PHFG Preferred Stock.....................................................  49
  PHFG Rights..............................................................  49
  Other Provisions.........................................................  50
  Transfer Agent...........................................................  50
COMPARISON OF THE RIGHTS OF SHAREHOLDERS...................................  51
  Authorized Capital Stock.................................................  51
  Issuance of Capital Stock................................................  51
  Voting Rights............................................................  52
  Classification and Size of Board of Directors............................  52
  Director Vacancies and Removal of Directors..............................  52
  Director Duties..........................................................  53
  Conflict of Interest Transactions........................................  53
  Exculpation of Directors and Officers....................................  53
  Special Meetings of Shareholders.........................................  54
  Shareholder Nominations..................................................  54
  Shareholder Proposals....................................................  54
  Shareholder Action without a Meeting.....................................  55
  Shareholder's Right to Examine Books and Records.........................  55
  Amendment of Governing Instruments.......................................  56
  Mergers, Consolidations and Sales of Assets..............................  56
  State Anti-takeover Statutes.............................................  57
  Dissenters' Rights of Appraisal..........................................  58
  Shareholder Rights Plans.................................................  58
LEGAL OPINION..............................................................  59
EXPERTS....................................................................  59
PROPOSALS FOR THE 1999 ANNUAL MEETING......................................  60
WHERE YOU CAN FIND MORE INFORMATION........................................  60
LIST OF DEFINED TERMS......................................................  61

 Annexes:
 Annex I    --  Agreement and Plan of Merger, dated as of July 20, 1998, among
               PHFG, Peoples Heritage Merger Corp. and SIS, including the First
               Amendment thereto
 Annex II   --  Stock Option Agreement, dated as of July 20, 1998, between SIS and PHFG
 Annex III  --  Opinion of CIBC Oppenheimer Corp.
 Annex IV   --  Sections 85 through 98 of Chapter 156B of the Massachusetts
               Business Corporation Law

                                      (ii)

                                    SUMMARY

  This summary highlights selected information from this Prospectus/Proxy Statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire Prospectus/Proxy Statement, including the merger agreement and the other annexes hereto, as well as the other documents referred to herein. See "Where You Can Find More Information" on page 60. Page references are included in this Summary to direct you to a more complete description of topics presented herein.

  Unless otherwise indicated, all share information relating to the PHFG common stock has been retroactively adjusted to reflect a two-for-one split of the PHFG common stock effective May 18, 1998.

THE COMPANIES (PAGE 44)

    Peoples Heritage Financial Group, Inc./
    Peoples Heritage Merger Corp.
    One Portland Square
    Portland, Maine 04112-9540
    (207) 761-8500

  PHFG is a Maine-chartered, multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of June 30, 1998, 191 banking offices located throughout the States of Maine and New Hampshire and northern Massachusetts. PHFG offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank, Bank of New Hampshire and Family Bank, FSB. Peoples Heritage Merger Corp. is a Maine corporation which is wholly-owned by PHFG. Peoples Heritage Merger Corp. was formed in May 1996 to facilitate PHFG's acquisition of Family Bancorp, Inc., the former holding company for Family Bank, FSB. At June 30, 1998, PHFG had consolidated assets of $9.8 billion and consolidated shareholders' equity of $723.5 million.

    SIS Bancorp, Inc.
    1441 Main Street
    Springfield, Massachusetts 01102-3034
    (413) 748-8000

  SIS is a Massachusetts-chartered, multi-bank holding company which conducts business from its headquarters in Springfield, Massachusetts and, as of June 30, 1998, 33 banking offices in western Massachusetts and central Connecticut. SIS offers a wide variety of financial services, including retail and commercial banking, residential mortgage origination and servicing and commercial and consumer lending, through two wholly-owned banking subsidiaries:
Springfield Institution for Savings, which operates under the name SIS Bank, and Glastonbury Bank & Trust Company. At June 30, 1998, SIS had consolidated assets of $1.8 billion and consolidated shareholders' equity of $131.5 million.

THE MERGER (PAGE 16)

  Pursuant to the merger agreement, SIS will merge with and into Peoples Heritage Merger Corp., a wholly-owned subsidiary of PHFG. Peoples Heritage Merger Corp. will be the surviving corporation of this merger. The merger agreement also provides for the merger of the Massachusetts-based banking subsidiaries of PHFG and SIS.

WHAT SIS SHAREHOLDERS WILL RECEIVE (PAGE 16)

  SIS shareholders will receive 2.25 shares of PHFG common stock for each share of SIS common stock which they own just before the merger, plus cash in lieu of any fractional share interest.

REASONS FOR THE MERGER (PAGE 18)

  The merger will combine the strengths of the individual companies and substantially enhance the combined company's operations in Massachusetts. We expect that the combined company will be able to achieve strong financial performance, with opportunities to increase revenues by providing a broader range of products and services to SIS customers and to reduce costs by eliminating overlapping functions and processes. We believe that the combined company will not only enable SIS to maximize long-term shareholder value while serving the interests of its customers, suppliers, employees and the communities which it serves, but also will further the interests of PHFG and its shareholders.

THE SPECIAL MEETING (PAGE 13)

  The special meeting will be held at 10:00 a.m., Eastern Time, on Thursday, November 12, 1998, at the main office of SIS, located at 1441 Main Street, Springfield, Massachusetts. At the special meeting, SIS shareholders will be asked to approve the merger and the related merger agreement.

RECOMMENDATION TO SIS SHAREHOLDERS (PAGE 18)

  The SIS Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the related merger agreement.

RECORD DATE; VOTING POWER (PAGE 13)

  You are entitled to vote at the special meeting if you owned shares of SIS common stock as of the close of business on September 25, 1998. You will have one vote at the special meeting for each share of SIS common stock which you owned on that date.

VOTE REQUIRED (PAGE 13)

  The affirmative vote of the holders of a majority of the outstanding shares of SIS common stock is necessary to approve the merger and the related merger agreement on behalf of SIS.

  All together, the directors and executive officers of SIS can cast approximately 3.68% of the votes entitled to be cast at the special meeting. These persons have agreed that they will vote all of their shares in favor of the merger and the related merger agreement.

OWNERSHIP OF PHFG FOLLOWING THE MERGER (PAGE 12)

  PHFG will issue a maximum of approximately 17,382,542 shares of PHFG common stock to SIS shareholders in the merger (inclusive of shares which may be issued in exchange for SIS common stock acquired prior to the merger upon exercise of outstanding SIS stock options). Based on that number, following the merger, former SIS shareholders will own approximately 16.5% of the outstanding PHFG common stock. This information is based on the number of shares of PHFG common stock and SIS common stock and SIS stock options outstanding on August 31, 1998 and September 25, 1998, respectively.

OPINION OF FINANCIAL ADVISOR (PAGE 19)

  In deciding to approve the merger, the SIS Board of Directors considered the opinion of its financial advisor, CIBC Oppenheimer Corp., that the proposed exchange ratio was fair from a financial point of view to SIS shareholders. Attached as Annex III is the written opinion of CIBC Oppenheimer Corp., dated the date of this Prospectus/Proxy Statement. You should read this opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by CIBC Oppenheimer Corp. in providing its opinion.

EXCHANGE OF STOCK CERTIFICATES (PAGE 23)

  You should not send in your SIS common stock certificates for exchange for PHFG common stock certificates until instructed to do so later.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 25)

  The completion of the merger depends on meeting a number of conditions, including the following:

    1. SIS shareholders must approve the merger agreement;

    2. PHFG and SIS must receive all required regulatory approvals for consummation of the merger and the subsidiary bank merger and any waiting periods required by law must have passed;

    3. there must be no law or governmental order preventing completion of the merger or the subsidiary bank merger, and no proceedings by a governmental entity trying to prevent the merger or the subsidiary bank merger shall be pending;

    4. each of PHFG and SIS must receive a legal opinion confirming the tax-free nature of the merger;

    5. the PHFG common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market; and

    6. PHFG and SIS must have received a letter from PHFG's independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment.

  Unless prohibited by law, either PHFG or SIS could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be consummated.

TERMINATION OF THE MERGER AGREEMENT (PAGE 29)

  PHFG and SIS can agree at any time to terminate the merger agreement before completing the merger, even if shareholders of SIS have already voted to approve it.

  Either company also can terminate the merger agreement:

    1. if any governmental entity whose approval is necessary to complete the merger or the subsidiary bank merger makes a final decision not to approve the merger or the subsidiary bank merger;

    2. if the merger is not completed by April 15, 1999;

    3. if the SIS shareholders do not approve the merger agreement; or

    4. if the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

  In addition, PHFG may terminate the merger agreement if the SIS Board of Directors does not recommend to its shareholders that the merger be approved, or subsequently withdraws or modifies in any adverse manner its recommendation.

  Generally, the company seeking to terminate cannot itself be in violation of the agreement so as to allow the other party to terminate the agreement.

PRICE-BASED TERMINATION; POSSIBLE ADJUSTMENT TO WHAT SIS SHAREHOLDERS WILL RECEIVE (PAGE 29)

  SIS can terminate the merger agreement if the average price of the PHFG common stock during a specified period after receipt of all required regulatory approvals is below $20.35 and the percentage decline in the value of the PHFG Common Stock from its level at the time of execution of the merger agreement represents a decline that is more than 15 percentage points greater than the percentage decrease, if any, in the weighted average price of the stocks of a specified peer group of financial institutions during the same period. If this is the case PHFG can voluntarily elect to issue more PHFG common stock so that SIS shareholders will receive a specified minimum value per share, subject to any required approval of PHFG's shareholders. PHFG is not required to issue more shares, however, and it is possible under these circumstances that the SIS Board of Directors could conclude that proceeding with the merger at the lower price would still be in the best interests of SIS shareholders and consistent with its fiduciary duties.

  Since the date of execution of the merger agreement, there has been substantial volatility in U.S. and foreign stock markets. Although the price of the PHFG common stock has regularly traded below $20.35 in recent weeks, the percentage decline in the value of the PHFG common stock from its level at the time of execution of the merger agreement has not represented a decline that is more than 15 percentage points greater than the percentage decrease in the weighted average price of the stocks of the specified peer group of financial institutions during any 20 trading-day period subsequent to the date of execution of the merger agreement and prior to the date of this Prospectus/Proxy Statement. There can be no assurance, however, that this will be the case during the 20 trading-day period when the prices of the PHFG common stock and the stocks of the peer group of financial institutions are evaluated for purposes of determining SIS's ability to terminate the merger agreement on this basis.

AMENDMENT AND EXTENSION OF THE MERGER AGREEMENT (PAGE 29)

  The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. However, if an amendment would reduce the amount or change the form of what shareholders of SIS would receive in the merger, the SIS shareholders will have to approve the amendment.

BOARD OF DIRECTORS AND MANAGEMENT OF PHFG FOLLOWING THE MERGER (PAGE 32)

  The Board of Directors and management of PHFG will not change as a result of the merger, except that one current non-employee director of SIS will become a director of PHFG and F. William Marshall, Jr., President and Chief Executive Officer of SIS, will become an Executive Vice President of PHFG and Vice Chairman of PHFG's Senior Management Committee.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF SIS IN THE MERGER (PAGE 32)

  Certain directors and executive officers of SIS have agreements, stock options, restricted stock and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests. In connection with the merger, it is anticipated that F. William Marshall, Jr. will enter into an employment agreement with PHFG which will provide for an employment term of approximately three years. This agreement would replace Mr. Marshall's existing three-year employment agreement with SIS. Under the terms of his existing agreement, Mr. Marshall would be entitled to receive a severance payment equal to approximately three times his highest base salary and bonus payment received at any time during the term of his employment if his employment is terminated in connection with the merger. SIS and its subsidiary banks have entered into employment and severance agreements with the executive and certain other officers of SIS and such subsidiaries, which generally give such persons the right to receive severance payments equal to one to two times such person's then-applicable annual salary in the event that their employment is terminated in connection with the merger. Pursuant to SIS's equity compensation plans, certain stock options and restricted stock which have been granted thereunder will become vested in the event that shareholders of SIS approve the merger. Upon the occurrence of SIS shareholder approval of the merger, Mr. Marshall and certain other executive officers of SIS also will automatically receive credit for five years of additional service and age for purposes of determining the reduction for early commencement of benefits under SIS's supplemental executive retirement plan. In addition, pursuant to the merger agreement, PHFG will honor indemnification obligations of SIS, as well as continue liability insurance for directors and officers of SIS for a six-year period. The Board of Directors of SIS was aware of these factors and considered them, among other matters, in approving the merger and the related merger agreement.

REGULATORY APPROVALS (PAGE 26)

  The completion of the merger and the subsidiary bank merger requires the prior approval of the Federal Reserve Board, the Office of Thrift Supervision and Maine, Massachusetts and Connecticut regulatory authorities. Moreover, the U.S. Department of Justice is able to provide input into the approval process of the Federal Reserve Board and the Office of Thrift Supervision and will have no less than 15 and up to 30 days following any approvals of those agencies to challenge such approvals on antitrust grounds. PHFG and SIS have filed all necessary applications with the applicable regulatory agencies. PHFG and SIS cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to PHFG upon consummation of the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 37)

  The merger has been structured so that PHFG, SIS and SIS's shareholders will not recognize any gain or loss for federal income tax purposes, except in connection with any cash that SIS shareholders receive instead of fractional share interests or pursuant to the exercise of dissenters' rights, as described below.

  This tax treatment may not apply to certain shareholders. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within the control of PHFG and SIS. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT (PAGE 38)

  It is expected that the merger will qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, PHFG and SIS will be treated as if they had always been one company. PHFG has the right not to complete the merger if it does not receive a letter from its independent public accountants that the merger will qualify as a "pooling of interests."

STOCK OPTION AGREEMENT (PAGE 39)

  In connection with the merger agreement, SIS granted PHFG an option to purchase up to 19.9% of its common stock at an exercise price of $44.00 per share. PHFG can exercise the option only if specific events take place. These events generally relate to a competing transaction involving a merger, business combination or other acquisition of SIS or its stock or assets. As of the date of this Prospectus/Proxy Statement, neither PHFG nor SIS is aware of any such event. The stock option agreement is intended to increase the likelihood that the merger will occur and may have the effect of discouraging other companies that might be interested in acquiring SIS.

DISSENTERS' RIGHTS (PAGE 41)

  Massachusetts law permits holders of SIS common stock to dissent from the merger and to have the fair value of their SIS common stock appraised and paid to them in cash. To do this, a holder of SIS common stock must follow certain procedures, including filing notices with SIS and not voting in favor of the merger. If you dissent from the merger and follow the required procedures, your shares of SIS common stock will not be converted into shares of PHFG common stock and your only right will be to receive the appraised value of your shares in cash.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 43)

  Shares of PHFG and SIS trade on the Nasdaq Stock Market Inc.'s National Market. On July 17, 1998, the last trading day preceding public announcement of the merger agreement, PHFG common stock closed at $25.44 per share and SIS common stock closed at $45.00 per share. On September 29, 1998, PHFG common stock closed at $18.00 per share and SIS common stock closed at $38.56 per share. Management of PHFG and SIS believe that the declines in the prices of the PHFG common stock and the SIS common stock since July 17, 1998 reflect the substantial volatility of the U.S. stock market since such date.

  The market value of 2.25 shares of PHFG common stock would be $57.24 based on PHFG's July 17, 1998 closing price and $40.50 based on PHFG's September 29, 1998 closing price. Of course, the market price of PHFG common stock will fluctuate prior to and after completion of the merger, but the exchange ratio is fixed. You should obtain current stock quotations for PHFG common stock and SIS common stock. You can get these quotes from a newspaper, on the Internet or by calling your broker.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Prospectus/Proxy Statement and the documents incorporated herein by reference contain forward-looking statements by PHFG and SIS. These forward-looking statements include information with respect to the financial condition, results of operations and business of PHFG upon consummation of the merger, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that will be realized from the merger; (b) the estimated impact on revenues of the merger; and (c) the restructuring charges expected to be incurred in connection with the merger. In addition, any of the words "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. Many possible events or factors could affect the future financial results and performance of PHFG after the merger and could cause such results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

    1. estimated cost savings from the merger cannot be fully realized within the expected time frame;

    2. revenues following the merger are lower than expected;

    3. competitive pressure among depository institutions increases significantly;

    4. costs or difficulties related to the integration of the businesses of PHFG and SIS are greater than expected;

    5. changes in the interest rate environment reduce interest margins;

    6. general economic conditions, either nationally or in the markets in which PHFG will be doing business, are less favorable than expected;

    7. legislation or changes in regulatory requirements adversely affect the businesses in which PHFG would be engaged; and

    8. adverse changes occur in the securities markets.

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

  The following tables show summary historical financial data for each of PHFG and SIS and also show comparative per share information reflecting the merger of PHFG and SIS (which is referred to as "pro forma" information). All historical financial data for PHFG has been restated to reflect its merger with CFX Corporation on April 10, 1998 under the pooling of interests method of accounting and, as a result, this historical financial data reflects the combination of these companies for all periods presented.

  The comparative pro forma per share information assumes that PHFG and SIS had always been combined for accounting and financial reporting purposes under the pooling of interests method of accounting. The information listed as "pro forma equivalent" for SIS has been computed by multiplying the pro forma combined amounts by the exchange ratio of 2.25. This information is presented to reflect the fact that SIS shareholders will receive more than one share of common stock of PHFG for each share of SIS common stock they own before the merger.

  PHFG expects that it will incur reorganization and restructuring expenses as a result of the merger. The pro forma income and dividends per share data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide PHFG with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how PHFG actually would have performed had PHFG and SIS been combined throughout these periods.

  The summary historical financial data of PHFG and SIS has been derived from unaudited financial statements of PHFG and SIS for the six months ended June 30, 1998 and audited financial statements of PHFG and SIS from 1993 through 1997. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included. Certain amounts in the historical financial data of SIS have been reclassified to conform with the historical financial statement presentation of PHFG.

  When you read the summary financial information provided in the following tables, you also should read the historical financial information in the other documents of PHFG and SIS referred to herein. See "Where You Can Find More Information" on page 60.

                      UNAUDITED COMPARATIVE PER SHARE DATA

                                  PHFG COMMON STOCK          SIS COMMON STOCK
                                -----------------------  -------------------------
                                             PRO FORMA                 PRO FORMA
                                HISTORICAL  COMBINED(1)  HISTORICAL  EQUIVALENT(2)
                                ----------  -----------  ----------  -------------
Basic income per share:
  Six months ended June 30,
   1998.......................    $0.40(3)     $0.42(4)    $1.24         $0.95
  Year ended December 31,
   1997.......................     1.06(3)      1.01(4)     1.74(5)       2.27(6)
  Year ended December 31,
   1996.......................     0.94(3)      0.91(4)     3.14          2.05
  Year ended December 31,
   1995.......................     0.82(3)      0.75(4)     2.14          1.69
Diluted income per share:
  Six months ended June 30,
   1998.......................     0.39(7)      0.41(8)     1.17          0.92
  Year ended December 31,
   1997.......................     1.04(7)      0.99(8)     1.65(5)       2.23(6)
  Year ended December 31,
   1996.......................     0.92(7)      0.89(8)     3.03          2.00
  Year ended December 31,
   1995.......................     0.80(7)      0.73(8)     2.12          1.64
Dividends declared per share:
  Six months ended June 30,
   1998.......................     0.22         0.22(9)     0.32          0.50
  Year ended December 31,
   1997.......................     0.46         0.46(9)     0.52          1.04
  Year ended December 31,
   1996.......................     0.34         0.34(9)      --           0.77
  Year ended December 31,
   1995.......................     0.29         0.29(9)      --           0.65
Book value per share:
  June 30, 1998...............     8.27         8.11(10)   18.89         18.25
  December 31, 1997...........     8.23         8.20       18.06         18.45
Tangible book value per share:
  June 30, 1998...............     6.87         6.93(10)   18.89         15.59
  December 31, 1997...........     6.79         6.96       18.06         15.66

--------
 (1) In 1997, 1996 and 1995, SIS reduced its valuation allowance (and consequently its income tax expense) on deferred tax assets by $0.1 million, $9.4 million and $8.9 million, respectively. On a pro forma combined basis, these tax benefits have been reversed, because on a combined basis PHFG would have recognized these tax benefits prior to 1995.
 (2) Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 2.25.
 (3) Excluding merger-related charges, PHFG's basic income per share would have been $0.68, $1.20, $1.03 and $0.86 for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.
 (4) Excluding merger-related charges, pro forma combined basic income per share would have been $0.65, $1.17, $0.99 and $0.78 for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.
 (5) Excluding merger-related charges, SIS's basic and diluted income per share would have been $2.27 and $2.15, respectively, for the year ended December 31, 1997.
 (6) Excluding merger-related charges, SIS's pro forma equivalent basic and diluted income per share would have been $2.63 and $2.59, respectively, for the year ended December 31, 1997.
 (7) Excluding merger-related charges, PHFG's diluted income per share would have been $0.67, $1.18, $1.01 and $0.85 for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.
 (8) Excluding merger-related charges, pro forma combined diluted income per share would have been $0.64, $1.15, $0.97 and $0.77 for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.

 (9) Pro forma combined dividends per share of PHFG common stock represent the historical dividends per common share paid by PHFG.
(10) Pro forma combined book value and tangible book value per share at June 30, 1998 reflect (i) a one-time, after tax charge of $15.8 million which is estimated by PHFG to be recorded by it in connection with the acquisition of SIS and (ii) a $3.0 million contribution ($2.0 million after tax benefit) to fund a foundation to be established pursuant to the merger agreement.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF PHFG
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                         DECEMBER 31,
                          JUNE 30,  ------------------------------------------------------
                            1998       1997       1996       1995       1994       1993
                         ---------- ---------- ---------- ---------- ---------- ----------
BALANCE SHEET DATA:
Total assets............ $9,768,079 $9,668,242 $7,767,655 $6,168,281 $5,673,436 $5,494,810
Debt and equity securi-
 ties, net..............  1,614,254  1,830,942  1,564,647  1,307,767  1,305,269  1,356,368
Total loans and leases,
 net(1).................  6,301,529  6,434,238  5,161,179  4,024,307  3,740,024  3,420,416
Goodwill and other in-
 tangibles..............    122,324    127,416     80,884     32,676     31,189     33,879
Deposits................  6,851,183  6,747,419  5,936,430  4,834,969  4,426,847  4,457,219
Borrowings..............  1,970,537  1,982,190  1,042,312    674,694    670,829    450,637
Shareholders' equity....    723,457    720,783    676,847    586,500    515,423    495,522
Nonperforming assets....     66,778     69,427     62,266     67,394     89,295    145,651
Book value per share....       8.27       8.23       7.71       7.24       6.45       6.25
Tangible book value per
 share..................       6.87       6.79       6.78       6.84       6.08       5.83

                          SIX MONTHS ENDED
                              JUNE 30,                YEAR ENDED DECEMBER 31,
                          ----------------- --------------------------------------------
                            1998     1997     1997     1996     1995     1994     1993
                          -------- -------- -------- -------- -------- -------- --------
OPERATIONS DATA:
Interest and dividend
 income.................  $357,649 $300,845 $641,751 $509,477 $454,657 $383,393 $369,388
Interest expense........   174,992  135,315  297,275  230,182  202,760  159,656  165,306
                          -------- -------- -------- -------- -------- -------- --------
Net interest income.....   182,657  165,530  344,476  279,295  251,897  223,737  204,082
Provision for loan and
 lease losses...........     5,981    1,962    4,548    5,185    8,044    6,996   28,077
                          -------- -------- -------- -------- -------- -------- --------
Net interest income
 after provision for
 loan and lease losses..   176,676  163,568  339,928  274,110  243,853  216,741  176,005
Net securities gains....     2,050      778    2,697    3,287    2,499      401    1,183
Other noninterest in-
 come...................    49,789   35,218   79,783   57,423   46,656   41,625   42,871
Noninterest expense (ex-
 cluding special
 charges)...............   140,564  123,346  261,965  209,716  188,573  186,287  181,071
Special charges(2)......    35,374      --    18,591    9,627    4,958      559      300
                          -------- -------- -------- -------- -------- -------- --------
Income before income tax
 expense................    52,577   76,218  141,852  115,477   99,477   71,921   38,688
Income tax expense......    17,227   26,257   49,517   39,444   33,437   21,136    3,372
                          -------- -------- -------- -------- -------- -------- --------
Net income..............  $ 35,350 $ 49,961 $ 92,335 $ 76,033 $ 66,040 $ 50,785 $ 35,316
                          ======== ======== ======== ======== ======== ======== ========
Net income per share(3):
 Basic..................  $   0.40 $   0.57 $   1.06 $   0.94 $   0.82 $   0.64 $   0.46
 Diluted................      0.39     0.56     1.04     0.92     0.80     0.63     0.46
Dividends per share.....      0.22     0.19     0.46     0.34     0.29     0.18     0.11
                            AT OR FOR THE
                          SIX MONTHS ENDED
                              JUNE 30,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                          ----------------- --------------------------------------------
                            1998     1997     1997     1996     1995     1994     1993
                          -------- -------- -------- -------- -------- -------- --------
OTHER DATA:
Return on average as-
 sets...................    0.73%    1.27%    1.09%    1.15%    1.13%    0.92%    0.67%
Return on average equi-
 ty(4)..................    9.86    14.74    13.29    12.69    12.04     9.97     7.56
Average equity to aver-
 age assets(4)..........    7.44     8.63     8.23     9.05     9.35     9.19     8.83
Interest rate
 spread(4)..............    3.58     4.10     3.86     3.98     4.06     3.96      *
Net interest margin(4)..    4.13     4.66     4.45     4.56     4.64     4.40     4.21
Tier 1 leverage capital
 ratio at end of peri-
 od.....................    7.16     8.33     7.51     8.56     9.14     8.93     8.77
Dividend payout ratio...   51.52    36.26    43.63    38.75    35.69    28.49    24.14
Efficiency ratio(5).....   58.52    59.56    59.78    62.28    63.16    70.20    73.32
Nonperforming assets as
 a percent of total as-
 sets at end of period..    0.68     0.77     0.72     0.80     1.09     1.57     2.65

--------
 *Information is not available.
(1) Does not include loans held for sale.
(2) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to CFX Funding.

(3) Excluding special charges, PHFG's basic income per share would have been $0.68, $0.57, $1.20, $1.03, $0.86, $0.65 and $0.46 for the six months ended
    June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively, and PHFG's diluted income per share would have been $0.67, $0.56, $1.18, $1.01, $0.85, $0.64 and $0.46 for the same respective periods.
(4) Excludes the effect of unrealized gains or losses on securities available for sale.
(5) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF SIS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                         DECEMBER 31,
                          JUNE 30,  ------------------------------------------------------
                            1998       1997       1996       1995       1994       1993
                         ---------- ---------- ---------- ---------- ---------- ----------
BALANCE SHEET DATA:
Total assets............ $1,841,662 $1,733,618 $1,596,610 $1,300,155 $1,138,424 $1,198,506
Debt and equity securi-
 ties, net..............    800,712    769,115    704,718    484,848    386,893    286,397
Total loans, net........    870,145    828,761    755,378    697,002    623,293    763,882
Deposits................  1,326,895  1,267,298  1,177,561  1,075,356  1,047,544  1,076,961
Borrowings..............    333,728    299,912    269,246    101,071     15,392     20,063
Shareholders' equity....    131,537    125,472    118,786     96,443     36,543     69,585
Nonperforming assets....      4,872      7,685     10,443     15,034     31,570    105,325
Book value per share....      18.89      18.06      16.78      13.65        N/A        N/A
Tangible book value per
 share..................      18.89      18.06      16.78      13.65        N/A        N/A

                          SIX MONTHS ENDED
                              JUNE 30,                YEAR ENDED DECEMBER 31,
                          ----------------- -------------------------------------------------
                            1998     1997     1997        1996     1995      1994      1993
                          -------- -------- --------    --------  -------  --------  --------
OPERATIONS DATA:
Interest and dividend
 income.................  $ 61,227 $ 58,531 $119,214    $101,599  $86,296  $ 73,189  $ 79,183
Interest expense........    30,591   28,554   59,125      48,915   39,448    29,729    33,567
                          -------- -------- --------    --------  -------  --------  --------
Net interest and divi-
 dend income............    30,636   29,977   60,089      52,684   46,848    43,460    45,616
Provision for loan loss-
 es.....................       503      965    1,895       3,721    6,262    27,728    19,881
                          -------- -------- --------    --------  -------  --------  --------
Net interest income af-
 ter provision for loan
 losses.................    30,133   29,012   58,194      48,963   40,586    15,732    25,735
Other noninterest in-
 come...................     8,505    7,265   15,842      14,806   11,807    11,230    15,843
Noninterest expense (ex-
 cluding merger ex-
 penses)................    25,249   24,742   50,255      48,114   45,551    54,694    61,901
Merger expenses.........       --       --     4,968         --       --        --        --
                          -------- -------- --------    --------  -------  --------  --------
Income (loss) before in-
 come tax expense and
 cumulative effect of
 change in accounting
 principle..............    13,389   11,535   18,813      15,655    6,842   (27,732)  (20,323)
Income tax (benefit) ex-
 pense..................     5,088    4,540    7,395      (5,030)  (6,259)       35    (3,319)
Cumulative effect of a
 change in accounting
 principle..............       --       --       --          --       --        --         52
                          -------- -------- --------    --------  -------  --------  --------
Net income (loss).......  $  8,301 $  6,995 $ 11,418    $ 20,685  $13,101  $(27,767) $(16,952)
                          ======== ======== ========    ========  =======  ========  ========
Net income (loss) per
 share:
 Basic..................  $   1.24 $   1.06 $   1.74(1) $   3.14  $  2.14  $  (4.53) $  (2.77)
 Diluted................      1.17     1.01     1.65(1)     3.03     2.12     (4.53)    (2.77)
Dividends per share.....      0.32     0.24     0.52        0.00     0.00       N/A       N/A
                            AT OR FOR THE
                          SIX MONTHS ENDED
                              JUNE 30,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                          ----------------- -------------------------------------------------
                            1998     1997     1997        1996     1995      1994      1993
                          -------- -------- --------    --------  -------  --------  --------
OTHER DATA:
Return on average as-
 sets...................    0.94%    0.85%    0.68%       1.45%    1.08%    (2.40)%   (1.40)%
Return on average equi-
 ty.....................   13.19    11.81     9.51       20.04    16.70    (51.40)   (20.47)
Average equity to aver-
 age assets.............    7.09     7.22     7.16        7.24     6.49
Interest rate spread....    3.07     3.35     3.26        3.44     3.68      3.83      4.12
Net interest margin.....    3.72     3.92     3.83        3.94     4.11      4.03      4.22
Tier 1 leverage capital
 ratio at end of peri-
 od.....................    7.23     7.17     7.17        7.35     7.43      3.67      5.77
Dividend payout ratio...   27.40    23.80    31.50        0.00     0.00      N/A       N/A
Efficiency ratio(2).....   66.91    65.86    72.67       71.89    74.91     85.74     78.61
Nonperforming assets as
 a percent of total as-
 sets at end of period..    0.26     0.51     0.44        0.65     1.16      2.77      8.79

--------
(1) Excluding merger expenses, basic and diluted income per share would have been $2.27 and $2.15, respectively, for the year ended December 31, 1997.
(2) The efficiency ratio represents operating expenses as a percentage of net interest income and noninterest income, excluding gains/losses on sales of loans and securities.

                              GENERAL INFORMATION

  This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of SIS Bancorp, Inc. ("SIS") to be used at a special meeting of shareholders of SIS, to be held on Thursday, November 12, 1998 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Merger, dated as of July 20, 1998, as amended, among Peoples Heritage Financial Group, Inc. ("PHFG"), a Maine corporation, Peoples Heritage Merger Corp. ("PHMC"), a Maine corporation and a wholly-owned subsidiary of PHFG, and SIS (the "Merger Agreement"), which provides, among other things, for the merger of SIS with and into PHMC (the "Merger").

  Upon consummation of the Merger, each share of common stock of SIS, par value $0.01 per share (together with the SIS Rights (as hereinafter defined), the "SIS Common Stock"), outstanding immediately prior to consummation of the Merger (other than (i) any dissenting shares under Massachusetts law and (ii) any shares held by PHFG or SIS other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 2.25 shares of common stock of PHFG, par value $0.01 per share (together with the PHFG Rights (as hereinafter defined), the "PHFG Common Stock"), subject to possible adjustment under certain circumstances (the "Exchange Ratio"), plus cash in lieu of any fractional share interest, as described in this Prospectus/Proxy Statement. See "Summary," "The Merger" and Annex I.

  This Prospectus/Proxy Statement also constitutes a prospectus of PHFG relating to the PHFG Common Stock issuable to holders of SIS Common Stock upon consummation of the Merger. Based on (i) the 7,145,282 shares of SIS Common Stock outstanding on the Record Date (as hereinafter defined), (ii) the 580,292 shares of SIS Common Stock issuable upon the exercise of outstanding employee stock options on such date and (iii) a 2.25 Exchange Ratio, an estimated maximum of 17,382,542 shares of PHFG Common Stock will be issuable upon consummation of the Merger. The actual number of shares of PHFG Common Stock to be issued in the Merger will depend on the number of shares of SIS Common Stock outstanding at the Effective Time (as hereinafter defined), the number of shares of SIS Common Stock issuable upon the exercise of outstanding employee stock options at the Effective Time and the Exchange Ratio.

  All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to PHFG has been supplied by PHFG, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to SIS has been supplied by SIS.

                              THE SPECIAL MEETING

TIME AND PLACE

  The Special Meeting will be held at 10:00 a.m., Eastern Time, on Thursday, November 12, 1998, at the main office of SIS, located at 1441 Main Street, Springfield, Massachusetts.

MATTER TO BE CONSIDERED

  At the Special Meeting, shareholders of SIS will consider and vote upon a proposal to approve the Merger Agreement. Pursuant to applicable law and the Articles of Organization and Bylaws of SIS, no other business may properly come before the Special Meeting and any adjournment or adjournments thereof.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

  The close of business on September 25, 1998 has been fixed under the authority of the Board of Directors of SIS (the "SIS Board") as the record date for the determination of holders of SIS Common Stock entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof (the "Record Date"). At the close of business on the Record Date, there were 7,145,282 shares of SIS Common Stock outstanding and entitled to vote. Each share of SIS Common Stock entitles the holder thereof to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

VOTE REQUIRED

  A quorum, consisting of the holders of a majority of the issued and outstanding shares of SIS Common Stock, must be present in person or by proxy before any action may be taken at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of SIS Common Stock, voting in person or by proxy, is necessary to approve the Merger Agreement on behalf of SIS.

  The proposal to adopt the Merger Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" at the Special Meeting will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for the Merger Agreement. Because the proposal to adopt the Merger Agreement is required to be approved by the holders of a majority of the outstanding shares of the SIS Common Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal at the Special Meeting.

  In connection with the execution of the Merger Agreement, PHFG and the directors and executive officers of SIS (20 persons) entered into an agreement pursuant to which, among other things, such persons agreed to vote their shares of SIS Common Stock (which amount to 3.68% of the shares of such stock outstanding as of the Record Date, excluding shares subject to options) in favor of the Merger Agreement. See "--Certain Beneficial Owners of SIS Common Stock" and "The Merger--Letter Agreements."

VOTING AND REVOCATION OF PROXIES

  Each copy of this Prospectus/Proxy Statement mailed to holders of SIS Common Stock is accompanied by a form of proxy for use at the Special Meeting. Any shareholder executing a proxy may revoke it at any time before it is voted by
(i) filing with the Clerk of SIS, at the address of SIS set forth on the accompanying Notice of Special Meeting of Shareholders, written notice of such revocation; (ii) executing a later-dated proxy; or (iii) attending the Special Meeting and giving notice of such revocation in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

  Each proxy returned to SIS (and not revoked) by a holder of SIS Common Stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy, if otherwise properly executed, will be voted for approval of the Merger Agreement. Proxies marked "FOR" approval of the Merger Agreement and executed but unmarked proxies will be voted in the discretion of the persons named in the accompanying proxies as to any proposed adjournment of the Special Meeting. Proxies which are voted against approval of the Merger Agreement will not be voted in favor of any motion to adjourn the Special Meeting to solicit more votes in favor of approval of the Merger Agreement.

  It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

SOLICITATION OF PROXIES

  SIS will bear the cost of mailing this Prospectus/Proxy Statement to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of the SIS Board, except that in the event of a termination of the Merger Agreement PHFG and SIS will share equally the cost of printing this Prospectus/Proxy Statement and the registration fee paid to the Securities and Exchange Commission ("SEC") in connection therewith. In addition to solicitation by mail, the directors, officers and employees of SIS and its subsidiaries may solicit proxies from shareholders of SIS by telephone, telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of SIS Common Stock held of record by such persons, and SIS will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  SIS has retained Morrow & Co, a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the Merger is $5,500, plus reimbursement for reasonable out-of-pocket expenses.

CERTAIN BENEFICIAL OWNERS OF SIS COMMON STOCK

  The following table set forth information as to the SIS Common Stock beneficially owned as of the indicated date by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which were known by SIS to be the beneficial owner of 5% or more of the outstanding SIS Common Stock, (ii) each director of SIS and each executive officer of SIS named in the Summary Compensation Table contained in the Proxy Statement utilized by SIS in connection with its most recent annual meeting of shareholders and (iii) all directors and executive officers of SIS as a group.

                                               SHARES BENEFICIALLY OWNED
                                                         AS OF
                                               SEPTEMBER 25, 1998(1)(2)
                                               -------------------------------
NAME OF BENEFICIAL OWNER                          AMOUNT            PERCENT
------------------------                       --------------     ------------
5% Owners:
 State Street Bank & Trust Company, as Trustee
  for the SIS Bank ESOP.......................        447,577(3)           6.3%
Directors:
 Ronald E. Bourbeau...........................         75,069              1.0
 Sister Mary Caritas (Geary), S.P.............         11,675(4)             *
 William B. Hart, Jr..........................         11,400(5)             *
 Charles L. Johnson...........................         14,800                *
 F. William Marshall, Jr......................         85,349(6)           1.2
 John M. Naughton.............................         29,000                *
 Thomas O'Brien...............................         11,333                *
 Stephen A. Shatz.............................         25,162(7)             *
Executive Officers who are not Directors:
 Frank W. Barrett.............................         54,936(8)             *
 Gilbert F. Ehmke.............................         44,664                *
 J. Gilbert Soucie............................         71,189(9)           1.0
 John F. Treanor..............................         43,675                *
 All directors and executive officers as a
  group (20 persons)..........................        702,451(10)          9.8

--------
 (1) The number of shares beneficially owned is determined pursuant to Section 13 of the Exchange Act and regulations thereunder and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of SIS Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the issued and outstanding SIS Common Stock.

 (2) In the case of directors and executive officers of SIS, the number of shares beneficially owned includes (i) vested and unvested shares of restricted SIS Common Stock granted under the SIS Director and Management Restricted Stock Plans; (ii) the following number of shares that the following individuals have the right to acquire through the exercise of options, whether currently vested or unvested, granted pursuant to SIS's Stock Option Plan: Ronald E. Bourbeau, 6,000 shares, Sr. Mary Caritas, 7,600 shares, Mr. Hart, 7,600 shares, Mr. Johnson, 7,600 shares, Mr. Marshall, 66,789 shares, Mr. Naughton, 12,000 shares, Mr. O'Brien, 4,960 shares, Mr. Shatz, 7,600 shares, Mr. Barrett, 43,938 shares, Mr. Ehmke, 33,600 shares, Mr. Soucie, 25,000 shares and Mr. Treanor, 40,937 shares; and (iii) the following shares allocated under the Springfield Institution for Savings Employee Stock Ownership Plan (the "SIS Bank ESOP") to the following individuals: Mr. Barrett, 2,038 shares, Mr. Ehmke, 1,216 shares, Mr. Marshall, 2,038 shares and Mr. Treanor, 2,037 shares. All shares of restricted SIS Common Stock granted under the SIS Director and Management Restricted Stock Plans that may be presently unvested and all presently unvested stock options granted under SIS's Stock Option Plan will automatically become fully vested upon SIS shareholder approval of the Merger.

 (3) Based on a Schedule 13G filed under the Exchange Act, as amended, State Street Bank & Trust Company holds 441,073 shares of SIS Common Stock as Trustee of the SIS Bank ESOP and 6,504 shares of SIS Common Stock as trustee of other benefit plans for other institutions. Based on such
     Schedule 13G, State Street Bank & Trust Company has shared voting and dispositive power over the shares held pursuant to the SIS Bank ESOP and sole voting and dispositive power over the shares held pursuant to other benefit plans for other institutions.

 (4) Includes 1,875 shares owned jointly with Sr. Marie Thaddeus.

 (5) Includes 600 shares owned by Mr. Hart's spouse.

 (6) Includes 4,522 shares owned jointly with spouse.

 (7) Includes 12,500 shares owned jointly with spouse and 3,000 shares owned solely by spouse.

 (8) Includes 625 shares held by Mr. Barrett's children.

 (9) Includes 20,403 shares held by Mr. Soucie's spouse and 4,070 shares held by his son.

(10) Reflects the inclusion of (i) 439,868 shares that this group has the right to acquire through the exercise of stock options, whether currently vested or unvested, granted pursuant to SIS's Stock Option Plan and (ii) 17,596 shares allocated to all executive officers as a group under the SIS Bank ESOP.

                                  THE MERGER

  The following information relating to the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Annex I. All shareholders are urged to read the Merger Agreement carefully.

GENERAL

  In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, SIS will be merged with and into PHMC, with PHMC as the surviving corporation of the Merger. The Merger Agreement provides that at the Effective Time (as defined under "--Effective Time of the Merger") each outstanding share of SIS Common Stock (other than (i) any dissenting shares under the Massachusetts Business Corporation Law ("MBCL") and (ii) any shares held by PHFG or SIS other than in a fiduciary capacity that are beneficially owned by third parties or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 2.25 shares of PHFG Common Stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

  If, between the date of the Merger Agreement and the Effective Time, the shares of PHFG Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly. The Exchange Ratio also could be subject to possible adjustment pursuant to the termination provisions of the Merger Agreement, as discussed under "--Termination and Amendment" below.

  Subsequent to execution of the Merger Agreement, the Massachusetts-based banking subsidiaries of PHFG and SIS, Family Bank, FSB ("Family Bank") and Springfield Institution for Savings ("SIS Bank"), respectively, entered into an Agreement and Plan of Merger (the "Bank Merger Agreement"), pursuant to which SIS Bank will merge with and into Family Bank substantially concurrently with the Merger (the "Bank Merger"). It is the current intention of Family Bank, as the surviving institution in the Bank Merger, to conduct business in the market areas in which SIS Bank previously conducted business under the trade name "SIS Bank" to the extent permitted by, and subject to the terms of, the Interagency Statement on Branch Names, dated May 1, 1998, issued by the federal banking agencies, and any other applicable laws, regulations and policy statements.

  The SIS Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and believes that the Merger is in the best interests of SIS and its shareholders. ACCORDINGLY, THE SIS BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF SIS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

  As part of its ongoing efforts to expand and strengthen SIS's community banking franchise and enhance shareholder value, the SIS Board has considered on an ongoing basis a variety of strategic alternatives, including remaining independent while acquiring other community banking institutions and entering into a strategic merger or affiliation with a larger banking organization. From time to time, various banking organizations have expressed informally an interest in merging with or acquiring SIS.

  In early June 1998, one such organization, other than PHFG, verbally expressed through a telephone call to Mr. Marshall by its chief executive officer both an interest in acquiring SIS and a possible range of value that it might be willing to pay to SIS shareholders in such an acquisition transaction. In response, Mr. Marshall requested CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to review the current trends affecting the banking and thrift industries, including the current mergers and acquisitions environment nationwide and in New England, and to review SIS's possible strategic alternatives. As part of these analyses, CIBC Oppenheimer reviewed with management the publicly available information regarding the business, operations, financial condition and prior merger and acquisition transactions of several larger organizations (including PHFG and the organization that had contacted Mr. Marshall in early June) that might potentially be interested in and financially capable of combining with SIS. In attempting to determine whether any particular organization might be a suitable merger partner for SIS, CIBC Oppenheimer and management considered a number of factors, including the organization's financial strength, long-term prospects, liquidity of trading market for its stock, complementary fit with SIS's existing franchise, ability to pay a full price (based on an affordability analysis performed by CIBC Oppenheimer), ability to manage the execution risk of a significant merger, potential cost savings and likely level of interest in entering into such a strategic affiliation with SIS. Management and CIBC Oppenheimer also considered each organization's apparent willingness, based upon its conduct in prior transactions, to address the interests of a target institution's non-shareholder constituencies, such as employees, customers and communities served by the target institution, which Mr. Marshall believed would be important to the SIS Board if SIS were to combine with a larger organization.

  On the basis of the factors considered, management and CIBC Oppenheimer concluded on a preliminary basis that PHFG appeared to be the most suitable candidate with which to pursue discussions regarding a strategic affiliation. Mr. Marshall was well acquainted with PHFG's management, community banking philosophy and strategic plan and operations, all of which he believed were very similar to those of SIS. Mr. Marshall's familiarity with the PHFG organization was a result of both his general knowledge of PHFG as an expanding regional franchise within the New England market and prior meetings which Mr. Marshall had had with William J. Ryan, Chairman, President and Chief Executive Officer of PHFG, over the course of recent years.

  In mid-June, Mr. Marshall discussed further the possibility of a strategic affiliation involving SIS with both Mr. Ryan and the chief executive officer of the other organization who had initially called Mr. Marshall. Mr. Ryan expressed an interest in combining with SIS and also provided Mr. Marshall orally with an indication of a possible range of value that could exceed the value that the chief executive officer of the other organization had indicated was likely to be paid by such organization. In addition, Mr. Ryan also provided details regarding various considerations that addressed the interests of SIS's non-shareholder constituencies, which Mr. Marshall had identified to Mr. Ryan as materially important to the SIS Board if it were to consider such a transaction. These considerations included the ability of PHFG to employ SIS's employees within its organization after the Merger, PHFG's willingness to pay severance to employees of SIS who were not offered employment within the PHFG organization after the Merger, and PHFG's willingness to sponsor and capitalize a charitable foundation which would serve the market areas of SIS in Massachusetts following the Merger.

  In light of these developments, and to provide the SIS Board with the proper context in which to consider the strategic alternatives currently available to SIS, a series of special meetings of the SIS Board was held in late June and early July. At these meetings, CIBC Oppenheimer provided an overview of the trends affecting the banking and thrift industries and discussed a range of value that could potentially be realized by SIS in a strategic transaction with a larger banking organization. CIBC Oppenheimer also reviewed various specific potential merger partners that had been previously identified by management and the SIS Board (including the potential merger partners identified by CIBC Oppenheimer and SIS management as described above). This group was composed of a variety of banking companies, headquartered both in Massachusetts and out-of-state. CIBC Oppenheimer reviewed and assessed the likelihood of each such potential merger partner having an interest in combining with SIS, the capacity of each such potential merger partner to pay a price for SIS consistent with CIBC Oppenheimer's valuation of SIS, the financial strength, liquidity and long-term prospects of each organization and other relevant factors. In addition, management and CIBC Oppenheimer discussed with the SIS Board the likely willingness of each such potential merger partner to address the issues that the SIS Board considered material to the interests of SIS's non-shareholder constituencies. The SIS Board also reviewed a variety of strategic alternatives, including remaining independent without further acquisitions, remaining independent by acquiring other institutions and combining with a larger company. Mr. Ryan attended one of these meetings and presented an overview of PHFG's strategic plan and its proposal for combining with SIS. The SIS Board also received advice from outside counsel regarding its fiduciary duties in considering the strategic alternatives that were available to SIS at such time, including the specific provisions of the MBCL and SIS's Articles of Organization that applied to the SIS Board's consideration of the interests of all of SIS's relevant constituencies in the context of considering a proposed strategic transaction with a larger organization. Upon the completion of this series of special meetings, the SIS Board concluded that PHFG appeared to offer the optimal combination of capacity to pay full value to SIS shareholders and willingness to address the interests of all of SIS's relevant constituencies. On this basis, the SIS Board determined that it would be in the best interests of SIS to undertake further discussions with PHFG regarding the prospects for the parties' entering into a strategic transaction and that management and SIS's advisors should proceed with a view towards developing and negotiating the terms and conditions that may be contained in a definitive merger agreement between PHFG and SIS.

  On July 9, the respective chief financial officers of PHFG and SIS, together with the parties' respective financial advisors, met to discuss a variety of financial, operational and strategic issues. During the week of July 13, the parties and their legal and financial advisors discussed and negotiated the proposed terms and conditions that would be contained in a definitive merger agreement and related documentation, the initial drafts of which had been prepared and distributed by PHFG's counsel. In addition, during this period, the parties completed due diligence examinations of one another. On July 15, the SIS Board met with management and SIS's financial and legal advisors to review and discuss the terms and conditions of the proposed merger, including a review by outside counsel of the proposed terms of the definitive merger agreement, including the various terms that remained subject to continuing negotiation. Counsel also advised the SIS Board at this time that PHFG had requested that SIS grant a customary stock option for 19.9% of the SIS Common Stock that would become exercisable under various circumstances in which the proposed transaction might be subject to interference by the actions of a third party after the definitive merger agreement had been signed by SIS and PHFG. Counsel advised that SIS's granting of such an option was a condition to PHFG's willingness to enter into a definitive merger agreement with SIS.

  The parties continued their discussions and negotiations through the weekend of July 18 and resolved all open issues. The SIS Board held a special meeting on Sunday, July 19, to review and consider the terms of the proposed merger with PHFG, including a review of the final proposed terms to be contained in the Merger Agreement and related documents, including the Stock Option Agreement between PHFG and SIS, to be dated the date of the Merger Agreement (the "Stock Option Agreement"). At this meeting, CIBC Oppenheimer, management and counsel reviewed for the SIS Board the results of their respective due diligence examinations of PHFG and each advised the SIS Board that no issues had come to their attention that would appear to adversely affect the advisability of SIS's entering into the Merger Agreement. CIBC Oppenheimer advised the SIS Board at this time that in the opinion of CIBC Oppenheimer the Exchange Ratio of 2.25 shares of PHFG Common Stock to be issued for each one share of SIS Common Stock in the Merger was fair, from a financial point of view, to the shareholders of SIS as of such date. Following further discussion and deliberation regarding the proposed terms and conditions to be contained in the Merger Agreement, the Stock Option Agreement and related documentation, the SIS Board unanimously approved the Merger Agreement and the Stock Option Agreement and directed management to execute and deliver each such agreement.

  On Monday morning, July 20, prior to the commencement of business, CIBC Oppenheimer confirmed its fairness opinion to the SIS Board in writing and PHFG and SIS executed and delivered the Merger Agreement and the Stock Option Agreement.

RECOMMENDATION OF THE SIS BOARD AND REASONS FOR THE MERGER

  In reaching its determination that the Merger is in the best interests of SIS and its shareholders, and recommending that the SIS shareholders approve the Merger Agreement and the transactions contemplated thereby, the SIS Board considered a number of factors, including, without limitation, the following:

    (i) the amount and form of the consideration offered by PHFG in relation to the estimated value of SIS Common Stock and the liquidity of the trading market for the PHFG Common Stock;

    (ii) PHFG's business, results of operations, financial condition, long-term strategic plan and prospects, as well as the historical and potential future value of PHFG Common Stock and dividends paid thereon;

    (iii) the similar community banking cultures and business philosophies of SIS and PHFG;

    (iv) the projected market capitalization and market position of the combined company, the diversification of the combined company's asset and deposit bases, the potential operating efficiencies and financial strength the Merger would provide to the combined company, its customers and the communities it serves, and the immediate and long-term effect that the Merger would have on the ability of the combined company to compete more effectively in New England and elsewhere;

    (v) the possible impact of the Merger on SIS's customers and that, following the Merger, the combined company would be well situated to offer SIS customers an expanded range of financial services;

    (vi) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

    (vii) the opinion of CIBC Oppenheimer that the Exchange Ratio is fair to SIS shareholders from a financial point of view, as delivered orally to the SIS Board on July 19 and confirmed in writing on July 20 and as of the date of this Prospectus/Proxy Statement (see "--Opinion of Financial Advisor");

    (viii) the terms of the Merger Agreement, including the termination provisions applicable in the event of a significant decline in the price of PHFG Common Stock relative to a market index prior to the consummation of the Merger (see "--Termination and Amendment");

    (ix) the terms of the Stock Option Agreement (see "--Stock Option
  Agreement");

    (x) the regulatory and shareholder approvals required for the consummation of the Merger (see "--Regulatory Approvals");

    (xi) the treatment of the Merger as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Certain Federal Income Tax Consequences" and "--Accounting Treatment of the Merger"); and

    (xii) the long- and short-term interests of SIS and its shareholders and, pursuant to the MBCL and the SIS Articles of Organization, the interests of SIS's other relevant constituencies, including its customers and employees and the communities served by SIS and its banking subsidiaries.

  The foregoing discussion of the information and factors considered by the SIS Board is not intended to be exhaustive, but includes all material factors considered by the SIS Board. In reaching its determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the SIS Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  FOR THE REASONS DESCRIBED ABOVE, THE SIS BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF SIS, ITS SHAREHOLDERS AND OTHER RELEVANT CONSTITUENCIES, INCLUDING CUSTOMERS, EMPLOYEES AND COMMUNITIES SERVED. ACCORDINGLY, THE SIS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

  Pursuant to an engagement letter dated July 10, 1998, SIS retained CIBC Oppenheimer as its financial adviser in connection with the Merger. On July 19, 1998, at the meeting at which the SIS Board adopted and approved the Merger Agreement and the transaction contemplated thereby, CIBC Oppenheimer rendered its oral opinion to the SIS Board (which opinion was subsequently confirmed by delivery of a written opinion dated as of July 20, 1998) that, as of such date, the Exchange Ratio was fair to the shareholders of SIS from a financial point of view. CIBC Oppenheimer confirmed its July 19, 1998 opinion by delivery of its written opinion dated the date of this Prospectus/Proxy Statement. In connection with such opinion, CIBC Oppenheimer updated certain of the analyses performed in connection with its opinion of July 19, 1998 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. No limitations were imposed by SIS upon CIBC Oppenheimer with respect to investigations made or procedures followed by CIBC Oppenheimer in rendering its opinions.

  THE FULL TEXT OF CIBC OPPENHEIMER'S OPINION AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CIBC OPPENHEIMER, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. SIS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. CIBC OPPENHEIMER'S OPINION IS ADDRESSED TO THE SIS BOARD, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SIS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SIS MEETING. THE SUMMARY SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT OF THE CIBC OPPENHEIMER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS ANNEX III.

  In connection with rendering its opinion on July 19, 1998, CIBC Oppenheimer reviewed among other things: (a) the Merger Agreement; (b) the form of affiliate agreement to be delivered by the affiliates of both SIS and PHFG and the Stock Option Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for SIS and PHFG for the three fiscal years ended December 31, 1997;
(d) unaudited consolidated financial statements for each of SIS and PHFG for the three months ended March 31, 1998; (e) certain other publicly available business and financial information relating to SIS and PHFG; (f) certain internal financial analyses, budgets, projections and forecasts for SIS and PHFG, including estimates as to the future cost savings expected to result from the Merger, prepared by and reviewed with the management of SIS; (g) certain other summary materials and analyses with respect to PHFG's loans and deposits prepared by SIS; (h) the views of senior management of SIS and PHFG of the past and current business operations, results thereof, financial condition and future prospects of SIS and PHFG, respectively; (i) a comparison of certain financial information for SIS and PHFG with similar information for certain other companies which were considered comparable to SIS and PHFG; (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on PHFG based on certain assumptions provided by SIS; (l) the current market environment generally and the banking environment in particular; and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as CIBC Oppenheimer considered appropriate in the circumstances.

  CIBC Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, CIBC Oppenheimer assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of management as to the future financial performance of SIS and PHFG. CIBC Oppenheimer did not make any independent valuation or appraisal of the assets or liabilities of SIS or PHFG, nor was it furnished with any such valuation or appraisal. In addition, CIBC Oppenheimer did not examine any individual loan credit files of SIS or PHFG. CIBC Oppenheimer's opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  The projections furnished to CIBC Oppenheimer for each of SIS and PHFG were prepared by the respective managements of each company. As a matter of policy, neither SIS nor PHFG publicly discloses internal management projections of the type provided to CIBC Oppenheimer in connection with its analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a summary of the analyses presented by CIBC Oppenheimer to the SIS Board at its meeting on July 19, 1998 in connection with CIBC Oppenheimer's opinion delivered on such date:

  Contribution Analysis. CIBC Oppenheimer conducted a contribution analysis of SIS and PHFG to the combined total of the two companies. The analysis indicated that the contribution of SIS to the combined company would represent 15.7% of total assets and 15.7% of total liabilities (in each case as of March 31, 1998), 15.4% of total equity, 11.4% of 1998 estimated earnings, 12.6% of 1999 estimated earnings and 12.7% of market capitalization (based on trading prices as of July 16, 1998). Based on the Exchange Ratio, CIBC Oppenheimer calculated that shareholders of SIS would own approximately 15.8% of the combined company upon consummation of the Merger.

  Pro Forma Analysis. CIBC Oppenheimer analyzed the pro forma effects of the Merger on the capital ratios, earnings per share and book value per share of PHFG. This analysis indicated that the Merger would result in earnings per share dilution of $0.07 per share (equal to approximately 4.90%), excluding merger-related charges, or $0.25 per share (equal to approximately 16.82%), including merger-related charges, in 1998 and would be accretive to earnings by $.01 (equal to approximately 0.75%) in 1999, the assumed first full year of combined operations. Exclusive of one-time merger-related charges, the analysis indicated, using the Exchange Ratio, that SIS shareholders would receive an earnings per share pick up of 34.64% based on the stand alone 1998 earnings estimates of $2.49 and $1.49 for SIS and PHFG, respectively. SIS shareholders will receive an almost breakeven book value per share, diluted 1.89%, based on $18.30 and $7.98 book value per share for SIS and PHFG, respectively.

  Comparable Companies Analysis. Using publicly available information, CIBC Oppenheimer compared selected financial information for PHFG with similar information for the following seven selected public Northeast thrifts with assets greater than $5.0 billion that CIBC Oppenheimer deemed comparable:
Astoria Financial Corp., Dime Bancorp, Inc., Greenpoint Financial Corp., Independence Community Bank Corp., Long Island Bancorp, Inc., Sovereign Bancorp, Inc. and Webster Financial Corp. (collectively the "Comparable Thrift Companies"). For each of the Comparable Thrift Companies, CIBC Oppenheimer calculated certain financial ratios and percentages and compared the results of these calculations to calculations made by CIBC Oppenheimer for PHFG.

  This analysis showed that PHFG had a ratio of loans/deposits at December 31, 1997 (pro forma with the acquisition of CFX Corporation ("CFX")) of 96.69%, compared to the average for the Comparable Thrift Companies of 89.08% at March 31, 1998, and that PHFG had a return on average assets and a return on average equity for the three months ended March 31, 1998 (on a stand alone basis, excluding the acquisition of CFX) of 1.25% and 16.83%, respectively, compared to 0.80% and 11.29%, respectively, for the Comparable Thrift Companies. PHFG's net interest margin, general and administrative expense/average assets and efficiency ratios for the period ended March 31, 1998 (on a stand alone basis) were 4.54%, 3.06% and 59.15%, respectively, and the Comparable Thrift Companies averages were 2.99%, 1.68% and 52.36%, respectively.

  This analysis also showed that PHFG's ratio of non-performing assets plus loans 90 days or more delinquent to total equity at March 31, 1998 was 13.49%, compared to the average ratio for the Comparable Thrift Companies of 12.52%. PHFG's ratios of loan loss reserves to non-performing loans and to total gross loans at such date were 2.18x and 1.38%, respectively, compared to averages for the Comparable Thrift Companies of 1.20x and 1.09%, respectively. PHFG's equity/assets ratio at such date was 7.46%, as compared to the Comparable Thrift Companies average of 8.84%.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, CIBC Oppenheimer estimated the present value of the future streams of after-tax cash flows that PHFG could produce through December 31, 2002 based on projections furnished by management of PHFG. In this analysis, CIBC Oppenheimer assumed that

PHFG's net income was adjusted in each year to reflect an assumed net charge-off ratio of 0.15% of total loans and a level of provision for loan losses for each year based on an assumed ratio of loan loss reserves to total loans which was maintained in each projected year at approximately 2.00%. No dividend payments were assumed, nor did CIBC Oppenheimer's analysis reflect any cost savings anticipated to result from the Merger. CIBC Oppenheimer calculated a range of terminal values by applying an earnings multiple of 16 and 17 to PHFG's estimated after-tax cash flows for the twelve months ended December 31, 2002. The cash flows were discounted to present values using different rates (ranging from 10% to 13%) chosen to reflect different assumptions regarding the required rates of return to prospective buyers of PHFG. This analysis indicated an implied range of values for PHFG ranging from $2.1 billion to $2.8 billion, or $26.48 to $31.39 per PHFG common share.

  In addition, CIBC Oppenheimer estimated the present value of the future streams of after-tax cash flows that SIS could produce through December 31, 2002 based on projections furnished by management of SIS. In this analysis, CIBC Oppenheimer assumed that SIS's net income was adjusted in each year to reflect an assumed net charge-off ratio of 0.15% of total loans and a level of provision for loan losses for each year based on an assumed ratio of loan loss reserves to total loans which was maintained in each projected year at approximately 2.00%. No dividend payments were assumed, nor did CIBC Oppenheimer's analysis reflect any cost savings anticipated to result from the Merger. Again, CIBC Oppenheimer calculated a range of terminal values by applying an earnings multiple of 16 and 17 to SIS's estimated after-tax cash flows for the twelve months ended December 31, 2002. The cash flows were discounted to present values using different rates (ranging from 10% to 13%) chosen to reflect different assumptions regarding the required rates of return to prospective buyers of SIS. This analysis indicated an implied range of values for SIS ranging from $260.0 million to $348.8 million, or $39.00 to $46.41 per SIS common share.

  CIBC Oppenheimer indicated that discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of PHFG Common Stock or SIS Common Stock.

  Comparable Transactions Analysis. CIBC Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of the ten New England thrift transactions announced or completed from June 1, 1997 through June 18, 1998 (the "Selected New England Thrift Acquisitions"). In addition, CIBC Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of twelve recent nationwide thrift transactions involving acquired companies with assets between $1 billion and $3 billion announced and completed from June 1, 1997 through June 18, 1998, plus the Summit Bancorp--NSS Bancorp and the Charter One--ALBANK transactions announced in June 1998 (the "Selected Nationwide Acquisitions").

  The Selected New England Thrift Acquisitions (listing the Acquiror/Seller) included the following: Summit Bancorp/NSS Bancorp, Charter One/ALBANK, HUBCO, Inc./Dime Financial Corp., 1855 Bancorp/Sandwich Bancorp, UST Corp./Affiliated Community Bancorp, UST Corp./Somerset Savings Bank, PHFG/CFX, Eastern Bank Corp./Emerald Isle Bancorp, People's Bank/Norwich Financial, and North Fork Bancorp/Branford Savings Bank.

  The Selected Nationwide Thrift Acquisitions (listing the Acquiror/Seller) included the following: Summit Bancorp/NSS Bancorp, Charter One/ALBANK, Republic Security/First Palm Beach Bancorp, Commercial Federal/First Colorado Bancorp, BB&T Corp./Maryland Federal Bancorp, Fifth Third Bancorp/State Savings Co., UST Corp./Affiliated Community Bancorp, BB&T Corp/Life Bancorp Inc., PHFG/CFX, Webster Financial Corp/Eagle Financial Corp., SouthTrust Corp./First of America-FL, Sovereign Bancorp/ML Bancorp, Golden State Bancorp/CENFED Financial Corp., and Barnett Banks, Inc./First of America-FL.

  For each of these transactions, CIBC Oppenheimer calculated, among other things, the high, mean, median and low price to book value and tangible book value, price to last twelve months ("LTM") net income, and core deposit premium (defined as the transaction value minus book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000), and compared the results of these calculations to calculations made by CIBC Oppenheimer for the proposed Merger.

  CIBC Oppenheimer's analysis indicated that the Selected New England Thrift Acquisitions had a mean price/book multiple of 2.48x, price/tangible book value multiple of 2.61x, price/LTM earnings multiple of 22.11x, and a core deposit premium of 20.32%. The Selected Nationwide Thrift Acquisitions had a mean price/book multiple of 2.32x, price/tangible book value multiple of 2.44x, price/LTM earnings multiple of 25.18x and a core deposit premium of 22.10%. On July 19, 1998, the Merger had a price/book multiple of 3.14x, price/tangible book value multiple of 3.36x, price/LTM earnings multiple of 25.25x, a core deposit premium of 24.36% and a total value of $431.1 million.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. CIBC Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, CIBC Oppenheimer considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CIBC Oppenheimer's view of the actual value of SIS, PHFG or the combined entity.

  In performing its analyses, CIBC Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SIS or PHFG. The analyses performed by CIBC Oppenheimer are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely to enable of CIBC Oppenheimer to render its July 19, 1998 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

  The SIS Board retained CIBC Oppenheimer based upon its experience and expertise. CIBC Oppenheimer is a nationally-recognized investment banking and advisory firm. CIBC Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, CIBC Oppenheimer may, from time to time, have a long or short position in, and may buy or sell, securities of SIS and PHFG both for its own account and for the accounts of customers.

  As compensation for CIBC Oppenheimer's services as financial advisor, SIS has agreed to pay CIBC Oppenheimer a fee equal to 0.75% of the total consideration paid in the Merger, which includes $250,000 paid upon the parties' execution of the Merger Agreement, $350,000 paid upon delivery of the written fairness opinion and the balance to be paid upon consummation of the Merger. The total fee payable to CIBC Oppenheimer is estimated to be approximately $2.3 million based upon the $18.00 per share closing price of the PHFG Common Stock on September 29, 1998. In addition, SIS has agreed to reimburse CIBC Oppenheimer for reasonable out-of-pocket expenses incurred in connection with its retention by SIS and to indemnify CIBC Oppenheimer against certain liabilities, including liabilities that may arise under the federal securities laws.

EXCHANGE OF SIS COMMON STOCK CERTIFICATES

  At the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of SIS Common Stock, upon surrender of the same to an agent, duly appointed by PHFG (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of PHFG Common Stock into which the shares of SIS Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted by virtue of the Merger. As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of SIS Common Stock, and which is to be exchanged for PHFG Common Stock by virtue of the Merger, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing PHFG Common Stock. Upon surrender to the Exchange Agent of one or more certificates evidencing shares of SIS Common Stock, together with a properly completed and executed letter of transmittal, the Exchange Agent will mail to the holder thereof after the Effective Time a certificate or certificates representing the number of full shares of PHFG Common Stock into which the aggregate number of shares of SIS Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. PHFG shall be entitled, after the Effective Time, to treat certificates representing shares of SIS Common Stock as evidencing ownership of the number of full shares of PHFG Common Stock into which the shares of SIS Common Stock represented by such certificates shall have been converted pursuant to the Merger Agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

  After the Effective Time, there shall be no further transfer on the records of SIS of certificates representing shares of SIS Common Stock. If any such certificates are presented to SIS or the transfer agent for the SIS Common Stock for transfer after the Effective Time, they shall be cancelled against delivery of certificates for PHFG Common Stock in accordance with the Merger Agreement.

  No dividends which have been declared on the PHFG Common Stock will be remitted to any person entitled to receive shares of PHFG Common Stock under the Merger Agreement until such person surrenders his or her certificate or certificates representing shares of SIS Common Stock in exchange for a certificate or certificates evidencing shares of PHFG Common Stock, at which time such dividends shall be remitted to such person, without interest.

  No fractional shares of PHFG Common Stock shall be issued in the Merger to holders of shares of SIS Common Stock. Each holder of shares of SIS Common Stock who otherwise would have been entitled to a fraction of a share of PHFG Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of SIS Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of the PHFG Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time.

ASSUMPTION OF SIS STOCK OPTIONS

  At the Effective Time, each option to purchase SIS Common Stock which is outstanding pursuant to SIS's Stock Option Plan (an "SIS Option") which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of SIS Common Stock and shall be converted automatically into an option to purchase shares of PHFG Common Stock, and PHFG shall assume each SIS Option, in accordance with the terms of SIS's Stock Option Plan and stock option agreement by which it is evidenced, including without limitation all such terms pertaining to the acceleration and vesting of the holder's exercise rights thereunder, except that from and after the Effective Time, (i) PHFG and the Board of Directors of PHFG (the "PHFG Board") or a duly authorized committee thereof shall be substituted for SIS and the SIS Board or duly authorized committee thereof administering the SIS Stock Option Plan,
(ii) each SIS Option assumed by PHFG may be exercised solely for shares of PHFG Common Stock, (iii) the number of shares of PHFG Common Stock subject to such SIS Option shall be equal to the number of shares of SIS Common Stock subject to such SIS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PHFG Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such SIS Option shall be adjusted by dividing the per share exercise price under each such SIS Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each SIS Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended

(the "Code"). PHFG also has agreed to register the shares of PHFG Common Stock issuable upon exercise of the foregoing PHFG stock options under the Securities Act of 1933, as amended (the "Securities Act").

CONDITIONS TO THE MERGER

  The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all corporate action (including without limitation approval by the requisite vote of the shareholders of SIS) necessary to authorize the execution and delivery of the Merger Agreement and the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken; (ii) the receipt of all necessary regulatory approvals and consents required to consummate the Merger and the Bank Merger by any governmental authority, and the expiration of all notice periods and waiting periods with respect thereto, provided, however, that no required approval or consent shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Merger Agreement to PHFG that had such condition or requirement been known PHFG, in its reasonable judgment, would not have entered into the Merger Agreement; (iii) none of PHFG or SIS or their respective subsidiaries shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger; (iv) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have become effective under the Securities Act, and PHFG shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue PHFG Common Stock in connection with the Merger, and neither such Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority; and (v) the shares of PHFG Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market.

  In addition to the foregoing conditions, the obligations of PHFG and PHMC under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of SIS set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance in all material respects of all covenants and obligations required to be complied with and satisfied by SIS;
(iii) the receipt of a certificate from specified officers of SIS with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from SIS's legal counsel; (v) the receipt of an opinion of counsel to PHFG to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and with respect to certain related federal income tax considerations; (vi) the receipt of a letter from PHFG's independent public accountants, dated as of the Effective Time, to the effect that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; (vii) the receipt of the approval or consent of each person (other than a regulatory authority) whose approval or consent is required in connection with the Merger or the Bank Merger under any agreement to which SIS or any of its subsidiaries is bound, except as otherwise contemplated by the Merger Agreement; (viii) the absence of any pending proceeding by a regulatory authority to seek an order, injunction or decree which prevents consummation of the Merger or the Bank Merger; and (ix) the receipt by PHFG of such certificates of SIS's officers or others and such other documents to evidence fulfillment of the conditions relating to SIS as PHFG may reasonably request. Any of the foregoing conditions may be waived by PHFG.

  In addition to the other conditions set forth above, SIS's obligations under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of PHFG set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance in all material respects of all covenants and obligations required to be complied with and satisfied by PHFG; (iii) the receipt of a certificate from specified officers of PHFG with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from legal counsel to PHFG; (v) the receipt of an opinion of counsel to SIS to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and with respect to certain related federal income tax considerations (see "--Certain Federal Income Tax Consequences"); (vi) the absence of any pending proceeding by a regulatory authority to seek an order, injunction or decree which prevents consummation of the Merger or the Bank Merger; and (vii) the receipt by SIS of such certificates of PHFG's officers or others and such other documents to evidence fulfillment of the conditions relating to them as SIS may reasonably request. Any of the foregoing conditions may be waived by SIS.

REGULATORY APPROVALS

  Consummation of the Merger is subject to prior receipt of all required approvals and consents of the Merger and the Bank Merger or waivers thereof by all applicable federal and state regulatory authorities. In order to consummate the Merger and the Bank Merger, PHFG or Family Bank, as applicable, must obtain the prior approval, consent or waiver, as applicable, of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS"), the Superintendent of the Bureau of Banking of the State of Maine (the "Maine Superintendent"), the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"), the approval of which may not be granted until it has received notice from the Massachusetts Housing Partnership Fund ("MHPF") that PHFG and the MHPF have made the arrangements required by Massachusetts law, and the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner").

  The Merger is subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the Bank Merger is subject to the prior approval of the OTS under the Bank Merger Act ("BMA") provisions of the Federal Deposit Insurance Act. Pursuant to the applicable provisions of the BHCA and the BMA, the Federal Reserve Board may not approve the Merger and the OTS may not approve the Bank Merger if (i) such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, in each case unless the Federal Reserve Board or the OTS, as applicable, finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, each of the Federal Reserve Board and the OTS is required to consider whether the financial and managerial resources of the acquiring bank holding company and acquiring bank are adequate (including consideration by a variety of means of the competence, experience and integrity of the applicant's directors, officers and principal stockholders and compliance with, among other things, fair lending laws). Each of the Federal Reserve Board and the OTS has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

  Each of the BHCA and the BMA provides that a transaction approved by the applicable federal banking agency generally may not be consummated until 30 days after approval by such agency. If the U.S. Department of Justice and the relevant agency otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the federal banking agency unless a court specifically orders otherwise. If, however, the U.S. Department of Justice does not commence a legal action during such waiting period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

  The approval of the Maine Superintendent is required for consummation of the Merger under Part 10 of Title 9-B of the Maine Revised Statutes Annotated. The Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public. The factors to be considered by the Maine Superintendent in this regard are substantially similar to those to be considered by federal banking agencies, as discussed above.

  The Merger is subject to approval of the Massachusetts Board under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws Annotated. Massachusetts law requires that the Massachusetts Board find that the Merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local community of PHFG in Massachusetts, and such other matters as the Massachusetts Board may deem necessary or advisable.

  In addition, Massachusetts law provides that the Massachusetts Board cannot approve the Merger until it has received notice from the MHPF that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the MHPF for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the MHPF.

  The approval or consent of the Connecticut Commissioner is required for consummation of the Merger under Sections 36a-184, 36a-411 and 36a-34 of the Connecticut General Statutes Annotated. Before approving an acquisition pursuant to Section 36a-411, the Connecticut Commissioner shall consider, in addition to other specified statutory criteria, whether such acquisition can reasonably be expected to produce benefits to the public and whether such benefits clearly outweigh possible adverse effects, including, but not limited to, an undue concentration of resources and decreased or unfair competition.

  Applications have been filed with applicable regulatory authorities for the required approval or consent of the Merger and the Bank Merger. Although neither PHFG nor SIS is aware of any basis for disapproving the Merger and the Bank Merger, there can be no assurance that all requisite approvals and consents will be obtained, that such approvals and consents will be received on a timely basis or that such approvals and consents will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Merger Agreement to PHFG that had such condition or requirement been known PHFG, in its reasonable judgment, would not have entered into the Merger Agreement. If any such condition or requirement is imposed, the Merger Agreement permits PHFG to terminate the Merger Agreement.

BUSINESS PENDING THE MERGER

  The Merger Agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the Merger. Pending consummation of the Merger, SIS and its subsidiaries generally are required to conduct their respective businesses in the ordinary course consistent with past practice and to use all reasonable efforts to preserve their respective business organizations intact. In addition, SIS shall not, and shall cause each SIS subsidiary not to, among other things, declare any dividend on its capital stock, except for quarterly cash dividends on the SIS Comon Stock which are not in excess of $.16 per share, provided that the declaration of the last quarterly dividend by SIS prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of, PHFG so as to preclude any duplication of dividend benefit and be consistent with pooling of interests accounting treatment of the Merger; issue any shares of its capital stock or rights to acquire the same, other than upon exercise of outstanding options to purchase SIS Common Stock and pursuant to the Stock Option Agreement; effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; take specified actions with respect to its business, including without limitation increase the rate of compensation of its directors, officers or employees, enter into or modify any employee benefit plan, change its methods of accounting or tax reporting, purchase or sell assets, make capital expenditures, enter into contracts with respect to branch offices, acquire any business or entity, enter into any new line of business and enter into futures, options and similar contracts, except in the case of each of the foregoing as permitted by the Merger Agreement; amend its articles and bylaws; take any action that would prevent or impede the Merger from qualifying for pooling of interests accounting or as a reorganization under the Code; take any action that would result in any of the representations and warranties of SIS not being true and correct in any material respect at or prior to the Effective Time or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or agree to do any of the foregoing.

  The Merger Agreement also provides that pending consummation of the Merger PHFG and its subsidiaries shall conduct their respective businesses in substantially the same manner as theretofore conducted, provided that nothing contained therein shall be deemed to prevent PHFG from effecting other acquisitions or entering into new lines of business, provided that PHFG shall advise SIS of any proposed material acquisitions to be made by PHFG. In addition, PHFG shall not, and shall cause each subsidiary which is a Significant Subsidiary (as defined in the Merger Agreement) not to, declare any dividend on its capital stock, except for regular quarterly cash dividends on the PHFG Common Stock which are not in excess of $.15 per share of PHFG Common Stock; amend its articles and bylaws in a manner which would adversely affect the PHFG Common Stock or its ability to consummate the transactions contemplated by the Merger Agreement; take any action that would prevent or impede the Merger from qualifying for pooling of interests accounting or as a reorganization under the Code; take any action that would result in any of the representations and warranties of PHFG not being true and correct in any material respect at or prior to the Effective Time or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied; or agree to do any of the foregoing.

NO SOLICITATION

  The Merger Agreement provides that SIS shall not solicit or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined in the Merger Agreement) or, except to the extent legally required for the discharge of the fiduciary duties of the SIS Board, as advised by counsel, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction (other than in each case with or to PHFG or an affiliate of PHFG). The term "Acquisition Transaction" generally is defined in the Merger Agreement to mean any merger or consolidation involving SIS or a subsidiary of SIS, a purchase, lease or other acquisition of all or a substantial portion of the assets and liabilities of SIS or a subsidiary of SIS or a purchase or other acquisition of an interest in any class or series of equity securities of SIS or a subsidiary of SIS.

EFFECTIVE TIME OF THE MERGER

  The Merger shall become effective upon the filing of (i) articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act ("MBCA") and (ii) articles of merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, unless a different date and time is specified as the effective time (the "Effective Time") in such articles of merger (collectively, the "Articles of Merger"). Articles of Merger will be filed only after the receipt of all requisite regulatory approvals of the Merger and the Bank Merger, approval of the Merger Agreement by the requisite vote of the shareholders of SIS and the satisfaction or waiver of all other conditions to the Merger and the Bank Merger set forth in the Merger Agreement.

  A closing (the "Closing") shall take place immediately prior to the Effective Time on the fifth business day following the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or on such other date as the parties may mutually agree upon.

TERMINATION AND AMENDMENT

  The Merger Agreement may be terminated (i) by mutual consent of the parties;
(ii) by a non-breaching party if the other party (a) breaches any material covenants or undertakings contained in the Merger Agreement or (b) materially breaches any representations or warranties contained in the Merger Agreement, in each case if such breach has not been cured within thirty days after notice thereof from the terminating party; (iii) by either party if certain required regulatory approvals or consents for consummation of the Merger and the Bank Merger are not obtained; (iv) by either party if SIS's shareholders do not approve the Merger Agreement after a vote taken thereon at a meeting duly called for such purpose; (v) by either PHFG or SIS if the Merger is not consummated by April 15, 1999, unless the failure to consummate the Merger is due to a breach by the party seeking such termination of its obligations under the Merger Agreement; and (vi) by PHFG if the SIS Board has withdrawn, modified or changed in a manner adverse to PHFG its recommendation to its shareholders to approve the Merger Agreement.

  SIS also may terminate the Merger Agreement if during the five-day period commencing on the date on which the last required governmental approval of the Merger and the Bank Merger is received (without regard to any waiting period in respect thereof) (the "Determination Date") it so notifies PHFG and both of the following conditions are applicable:

    (i) the number (the "PHFG Ratio") obtained by dividing the average daily per share closing prices of the PHFG Common Stock during the 20 trading days preceding the Determination Date (the "Average Closing Price") by $25.44 (the "Starting Price"), the per share closing price of the PHFG Common Stock on July 17, 1998 (the "Starting Date"), the last trading day immediately preceding the date of the first public announcement of the Merger Agreement, is less than .80; and

    (ii) the PHFG Ratio is less than (x) the number obtained by dividing the weighted average daily per share closing prices of the common stocks of 20 publicly-traded financial institutions (the "Index Group") during the 20 trading days preceding the Determination Date (the "Final Index Price") by $38.86, the weighted average daily per share closing prices of the common stocks of each company comprising the Index Group on the Starting Date (the "Initial Index Price"), less (y) 0.15 (the "Index Ratio").

  If both of the foregoing conditions are applicable, SIS has the right to terminate the Merger Agreement, which would not require any action of SIS shareholders. The SIS Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement under such circumstances. Any such decision would be made by the SIS Board in light of the circumstances existing at the time that the SIS Board has the opportunity to make such an election, if any. Prior to making any determination to terminate the Merger Agreement, the SIS Board would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the SIS Board would consider many of the same factors that it considered in determining whether to approve and adopt the Merger Agreement, including the principal factors discussed under "The Merger--Recommendation of the SIS Board and Reasons for the Merger." In particular, the SIS Board would analyze, among other factors, whether the then current consideration to be received in the Merger would deliver more value to SIS shareholders than the value that could be expected in the event SIS were to continue as an independent company (which would occur if the SIS Board were to exercise SIS's right to abandon the Merger and PHFG determined not to increase the Exchange Ratio). In addition, the SIS Board would consider whether, in light of market and other industry conditions at the time of such decision, the Exchange Ratio remains fair from a financial point of view to the holders of shares of SIS Common Stock. There can be no assurance that the SIS Board would exercise its right to terminate the Merger Agreement if each of the conditions set forth above were applicable. If SIS elected not to exercise its right to terminate the Merger Agreement, which it could do without any action on the part of SIS shareholders, the Exchange Ratio would remain 2.25 and the dollar value of the consideration which the shareholders of SIS would receive for each share of SIS Common Stock would be the value of
2.25 shares of PHFG Common Stock at the Effective Time.

  If SIS elects to exercise its right to terminate the Merger Agreement, it must give notice to PHFG during the five-day period commencing with the Determination Date. During the five-day period after receipt of such notice, PHFG has the option to increase the consideration payable to SIS shareholders by adjusting the Exchange Ratio in the manner described below. PHFG is under no obligation to adjust the Exchange Ratio and there can be no assurance that PHFG would elect to adjust the Exchange Ratio if SIS were to exercise its option to terminate the Merger Agreement. Any such decision would be made by PHFG in light of the circumstances existing at the time PHFG has the opportunity to make such an election, including without limitation any requirement that an increase in the Exchange Ratio would have to be approved by the shareholders of PHFG, as discussed below. If PHFG elects to adjust the Exchange Ratio, it must give SIS prompt notice of that election and the adjusted Exchange Ratio, in which case SIS will not have any right to terminate the Merger Agreement as a result of the above-described circumstances.

  The operation of the conditions permitting SIS to terminate the Merger Agreement based on a decrease in the market price of the PHFG Common Stock reflects the parties' agreement that shareholders of SIS would assume the risk of a modest decline in value of the PHFG Common Stock (equal to up to a 20% decline from the Starting Price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the PHFG Common Stock unless the percentage decline in the value of the PHFG Common Stock from the Starting Date to the Determination Date represents a decline that is more than 15 percentage points greater than the percentage decrease, if any, in the weighted average price of the common stocks of the Index Group during such period. The premise of this agreement is that declines in value of the PHFG Common Stock which are in accordance with an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting PHFG (as well as SIS) rather than factors which are specifically attributable to the value of the PHFG Common Stock.

  Since the date of execution of the Merger Agreement, there has been substantial volatility in U.S. and foreign stock markets. Although the price of the PHFG Common Stock has regularly traded below $20.35 in recent weeks, the percentage decline in the value of the PHFG Common Stock from its level at the time of execution of the Merger Agreement has not represented a decline that is more than 15 percentage points greater than the percentage decrease in the weighted average price of the stocks of the Index Group during any 20 trading-day period subsequent to the date of execution of the Merger Agreement and prior to the date of this Prospectus/Proxy Statement. There can be no assurance, however, that this will be the case during the 20 trading-day period when the prices of the PHFG Common Stock and the stocks of the Index Group are evaluated for purposes of determining SIS's ability to terminate the Merger Agreement on this basis.

  The operation and effect of the provisions of the Merger Agreement dealing with a decline in the market price of the PHFG Common Stock may be illustrated by the following three scenarios:

    (1) One scenario is that the Average Closing Price is below the Starting Price of $25.44 but is not less than $20.35. Under such circumstances the decline in the Starting Price would be 20% or less and the PHFG Ratio would not be less than .80. As a result, there would be no adjustment to the 2.25 Exchange Ratio and SIS would be obligated to consummate the Merger regardless of the change in the weighted average price of the common stocks of the Index Group (assuming all other conditions to SIS's obligations were satisfied or waived).

    (2) A second scenario is that the Average Closing Price declines to less than $20.35 but that the weighted average price of the common stocks of the Index Group also declines and the percentage decline in the price of the PHFG Common Stock is not more than 15 percentage points greater than the percentage decline in the weighted average price of the common stocks of the Index Group. Under such circumstances there would be no adjustment to the 2.25 Exchange Ratio and SIS would be obligated to consummate the Merger (assuming all other conditions to SIS's obligations were satisfied or waived).

    For example, if the Average Closing Price was $19.00 and the Final Index Price was $34.00, the PHFG Ratio ($19.00/$25.44, or .75) would be less than .80 but would not be less than the Index Ratio ($34.00 /$38.86, less .15, or .72). The Exchange Ratio would remain 2.25 and SIS would be obligated to consummate the Merger (assuming all other conditions to SIS's obligations were satisfied or waived).

    (3) A third scenario is that the Average Closing Price declines to less than $20.35 and the percentage decline in the price of the PHFG Common Stock is more than 15 percentage points greater than any decline in the weighted average price of the common stocks of the Index Group. Under such circumstances, SIS would have the right but not the obligation to terminate the Merger Agreement unless PHFG elected to increase the Exchange Ratio to the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, .80 and the Exchange Ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio by (B) the PHFG Ratio.

    For example, if the Average Closing Price was $19.00 and the Final Index Price was $35.25, the PHFG Ratio ($19.00/$25.44, or .75) would be less than .80 and would be less than the Index Ratio ($35.25/ $38.86, less .15, or .76). If SIS exercised its right to terminate the Merger Agreement under such circumstances, PHFG would have the option to increase the Exchange Ratio to the lesser of (x) 2.41 (the number determined by dividing $45.79 (the product of the $25.44 Starting Price, .80 and the 2.25 Exchange Ratio) by the $19.00 Average Closing Price) and (y) 2.27 (the number determined by dividing 1.70 (the product of the .76 Index Ratio and the 2.25 Exchange Ratio) by .75 (the PHFG Ratio)). If PHFG exercised such option, the Exchange Ratio would be 2.27 and SIS would be obligated to consummate the Merger (assuming all other conditions to SIS's obligations were satisfied or waived).

  Currently, the ability of PHFG to increase the Exchange Ratio in the above-described manner is limited because the estimated maximum number of shares of PHFG Common Stock to be issued in the Merger based on the 2.25 Exchange Ratio amounts to approximately 19.8% of the currently outstanding PHFG Common Stock and any increase in the Exchange Ratio which resulted in this percentage amounting to 20% or more of the outstanding PHFG Common Stock immediately prior to the Effective Time would require the approval of the holders of the PHFG Common Stock under the rules which are applicable to issuers with securities which are listed on the Nasdaq Stock Market, Inc.'s National Market. In the absence of such shareholder approval, the ability of PHFG to increase the Exchange Ratio in its discretion under the above circumstances will be dependent on the number of shares of PHFG Common Stock outstanding immediately prior to the Effective Time. Although PHFG issues additional shares of PHFG Common Stock from time to time pursuant to its equity-based compensation plans and has entered into agreements to acquire two closely-held insurance brokerage agencies in exchange for PHFG Common Stock (see "Information about PHFG--Recent Acquisitions"), it is not anticipated that PHFG would be able to exercise its discretion under the above circumstances to materially increase the Exchange Ratio in the manner set forth in the Agreement without obtaining the approval of its shareholders pursuant to the Nasdaq Stock Market, Inc.'s National Market rules.

  SIS shareholders should be aware that the Average Closing Price on which the occurrence of a termination of the Merger Agreement by SIS may be based, and the subsequent increase, if any, in the Exchange Ratio by PHFG,will be based on the average of the closing sale prices of the PHFG Common Stock during a 20 trading-day period preceding the Determination Date, the date on which the last required governmental approval of the Merger and the Bank Merger is received. Accordingly, because the market price of the PHFG Common Stock between the Determination Date and the Effective Time, as well as on the date certificates representing shares of PHFG Common Stock are delivered in exchange for shares of SIS Common Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the PHFG Common Stock actually received by holders of SIS Common Stock may be more or less than (i) the Average Closing Price and (ii) the value of the PHFG Common Stock at the Effective Time resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.

  The Index Group is comprised of 20 publicly-traded financial institutions. These companies were selected by PHFG and SIS, with the assistance of their respective financial advisers, because they were deemed to comprise a peer group of institutions, although none of such companies are identical to PHFG in size, location, financial condition and operations. For information relating to the composition of the Index Group and other information relating to the operation of the foregoing provisions, see Section 7.1(g) of the Merger Agreement, which is attached as Annex I to this Prospectus/Proxy Statement.

  If, between the date of the Merger Agreement and the Effective Time, any company belonging to the Index Group or PHFG declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of such company shall be appropriately adjusted for purposes of the above-discussed termination provision. In addition, in the event that the common stock of any company in the Index Group ceases to be publicly traded or a proposal to acquire such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price.

  In the event of termination, the Merger Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

  To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of SIS, provided that after any such approval the Merger Agreement may not be amended or supplemented in a manner which reduces the amount or changes the form of the consideration to be received by SIS's shareholders or otherwise materially adversely affects SIS shareholders without further approval by those shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of SIS may be deemed to have interests in the Merger in addition to their interests as shareholders generally. The SIS Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Directorship of PHFG. Pursuant to the Merger Agreement, PHFG agreed to take all action necessary to appoint or elect, effective as of the Effective Time, one non-employee director of SIS as of the date of the Merger Agreement who meets the director qualification requirements set forth in PHFG's Bylaws. Such person shall serve until the first annual meeting of shareholders of PHFG following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in PHFG's Bylaws and the fiduciary duties of the PHFG Board, PHFG shall include such person on the list of nominees for director presented by the PHFG Board and for which the PHFG Board shall solicit proxies at the first annual meeting of shareholders of PHFG following the Effective Time, which person shall be nominated for a three-year term. The person who will be elected as a director of PHFG effective as of the Effective Time pursuant to the Merger Agremeent had not been determined as of the date of this Prospectus/Proxy Statement.

  New Employment Agreement. In connection with the Merger, it is anticipated that PHFG will enter into an employment agreement (the "Employment Agreement") with F. William Marshall, Jr. (the "Executive"). The Employment Agreement will provide for an employment term ending on December 31, 2001 (the "Employment Period"). During the Employment Period, the Executive will be employed as an Executive Vice President of PHFG and Vice Chairman of its Senior Management Committee and will receive a base salary of not less than $418,000, as well as be eligible to receive an annual bonus and other benefits on a basis no less favorable than are provided to peer executives of PHFG. The Employment Agreement will further provide that in the event that PHFG terminates the Executive's employment with PHFG other than for "cause" (as defined in the Employment Agreement), death or "disability" (as defined in the Employment Agreement), or if the Executive terminates his employment for "good reason" (as defined in the Employment Agreement), the Executive will be entitled to a lump-sum cash payment equal to the sum of (i) any unpaid base salary, (ii) a pro rata annual bonus, based on the highest bonus earned in the three years prior to the date of termination (the "Recent Annual Bonus") and (iii) the product of (a) the number of months and partial months from the date of termination until the end of the Employment Period, divided by 12, and (b) the sum of the Executive's base salary and the Recent Annual Bonus. Upon any such termination, the Executive, his spouse and dependents generally will be entitled under the Employment Agreement to insurance and health coverage for the remainder of the Employment Period on the same basis as such benefits are provided to peer executives of PHFG. If any amounts payable to the Executive under the Employment Agreement or otherwise would subject the Executive to the excise tax under Section 4999 of the Code, the Employment Agreement will provide that PHFG will make a payment to the Executive such that after the payment of all income and excise taxes, the Executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed. The Employment Agreement would supersede the Executive's existing employment agreement with SIS Bank, as discussed below, although the Employment Agreement will provide that the Executive is entitled to receive the severance benefits provided for under his existing employment agreement with SIS, and not his new employment agreement with PHFG, in the event his employment is terminated either by PHFG for any reason other than cause or by the Executive for any reason during a one-year period following consummation of the Merger.

  Existing Employment and Severance Agreements. SIS Bank and the Executive have entered into an employment agreement, dated as of June 30, 1997 (the "Executive Employment Agreement"), which provides, among other things, that the Executive shall be entitled to receive a severance payment equal to approximately three times his highest base salary and bonus payment received at any time during the term of his employment if his employment by SIS Bank is terminated by SIS Bank other than for cause or if the Executive resigns from SIS Bank for "good reason," which includes a change in control of SIS, as defined. SIS Bank also has entered into employment and severance agreements with its Executive Vice Presidents, John F. Treanor and Frank W. Barrett, and its Senior Vice Presidents, including Gilbert F. Ehmke, and Glastonbury Bank & Trust Company ("GBT"), SIS's Connecticut-based banking subsidiary, has entered into an employment agreement with J. Gilbert Soucie, Vice Chairman of SIS and President and Chief Executive Officer of GBT (collectively with the Executive Employment Agreement, the "Agreements"). The Agreements entered into by SIS Bank with all of its Executive Vice Presidents and with all of its Senior Vice Presidents provide that if, following a change in control of SIS, SIS Bank chooses to terminate the officer's employment other than for cause, or if the officer resigns from SIS Bank for "good reason," the officer will be entitled to a lump sum severance payment equal to (a) with respect to the Senior Vice Presidents, such person's then-applicable annual salary and (b) with respect to the Executive Vice Presidents, two times such person's then-applicable annual salary, or in the case of Mr. Treanor, the sum of two times his then-applicable annual salary plus twice the most recent annual bonus received by him. The Agreement between GBT and Mr. Soucie provides that if, following a change in control of SIS, GBT chooses to terminate Mr. Soucie's employment other than for cause, or if Mr. Soucie resigns from GBT for "good reason," he will be entitled to a lump sum severance payment equal to two times his then-applicable annual salary and benefits. The approval of the Merger Agreement at the Special Meeting will constitute a change in control of SIS for purposes of the Agreements, other than the Agreement with Mr. Soucie, for whom a change in control of SIS would occur at the time the Merger is consummated. Pursuant to the Agreements, the lump sum benefit payable to Messrs. Marshall, Treanor, Barrett, Soucie and Ehmke upon a termination of their employment without cause following a change in control of SIS or by them for "good reason" is estimated to be $1.7 million (exclusive of required gross-up tax payments), $548,000, $354,000, $390,000 and $136,000, respectively.

  Stock Options and Restricted Stock. Pursuant to the SIS Director and Management Restricted Stock Plans, directors and executive officers of SIS have been granted restricted stock which vests over specified periods. All shares of restricted stock granted to both non-employee directors and executive officers of SIS under the SIS Director and Management Restricted Stock Plans which are outstanding as of the date of a change in control of SIS shall become immediately fully vested on such date. The approval of the Merger Agreement at the Special Meeting will constitute a change in control of SIS for this purpose. At the Record Date, the non-employee directors and executive officers of SIS held an aggregate of 18,280 shares of restricted SIS Common Stock which will become vested if the Merger is approved at the Special Meeting.

  The Merger Agreement provides that at the Effective Time each outstanding and unexercised SIS Option will cease to represent the right to acquire shares of SIS Common Stock and will be converted into and become a right to acquire shares of PHFG Common Stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price shall be adjusted to reflect the

Exchange Ratio. See "--Assumption of SIS Stock Options." All such currently outstanding options that are presently unvested shall become immediately fully vested on the date of a change of control of SIS, which is defined to include the approval of the Merger Agreement at the Special Meeting. At the Record Date, the directors and executive officers of SIS held SIS Options, including both presently vested and unvested options, to purchase an aggregate of 439,868 shares of SIS Common Stock, including SIS Options to purchase 66,789, 40,937, 43,938, 25,000 and 33,600 shares held by Messrs. Marshall, Treanor, Barrett, Soucie and Ehmke, respectively.

  SERPs. The Supplemental Executive Retirement Plan of SIS Bank (the "SIS SERP") provides a select group of executive officers with a supplemental retirement benefit under circumstances where such executive officers' qualified pension benefit is restricted by limitations imposed under the Code. The SIS SERP provides an annual benefit at age 65 equal to 2.5% of the participant's final average earnings (averaged over the five years preceding his or her termination) multiplied by his or her years of service credited under the SERP, reduced by his or her Social Security benefit, his or her benefit under SIS Bank's qualified pension plan and by benefits under any other plan or arrangement specified by the Compensation Committee of the SIS Board (the "Offsetting Benefits"); however, when combined with the Offsetting Benefits and any other benefits specified by the Compensation Committee of the SIS Board (such as benefits under a former employer's plans), the maximum benefit under the SIS SERP cannot exceed 60% of the participant's final average earnings. Service is generally credited under the SIS SERP for each year the participant is employed by SIS or its subsidiaries, but the Compensation Committee of the SIS Board may credit a participant with additional service (which may be conditional on the occurrence of certain events, such as a change in control of SIS). Messrs. Marshall, Barrett and Treanor have been previously credited with five years of additional service under the SIS SERP to compensate them for mid-career transfers to SIS. These persons and two other executive officers of SIS also will be credited further with five more years of additional service and age in the event of a change in control of SIS only for purposes of determining the reduction for early commencement of benefits under the SIS SERP. In addition, the SIS SERP provides for the funding of all benefits accrued for each participant through grantor trusts upon a change in control of SIS. The approval of the Merger Agreement at the Special Meeting will constitute a change in control of SIS for purposes of the SIS SERP. The estimated enhanced additional annual benefit payable under the SIS SERP to Messrs. Marshall, Barrett and Treanor as a result of the crediting of five years of additional service and age for purposes of determining the reduction for early commencement of benefits under the SIS SERP is $60,600, $26,000 and $29,600, respectively.

  The Supplemental Executive Retirement Plan of GBT (the "GBT SERP") provides Mr. Soucie with a level of annual retirement benefit based on the age at which he actually retires or otherwise terminates his employment with GBT, provided that, in the event of a change in control of SIS, full benefits will be payable as if he had actually retired at normal retirement age. The consummation of the Merger will constitute a change in control of SIS for purposes of the GBT SERP. Full annual retirement benefits under the GBT SERP are $60,000.

  Indemnification and Insurance. Pursuant to the Merger Agreement, PHFG agreed to indemnify and hold harmless each present and former director, officer and employee of SIS or an SIS subsidiary determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of SIS or a subsidiary of SIS or any of their respective predecessors or (ii) the Merger Agreement, the Stock Option Agreement or any of the transactions contemplated thereby, to the fullest extent to which such Indemnified Parties would be entitled under the Bylaws of SIS, the Articles of Incorporation and Bylaws or equivalent documents of any SIS subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by SIS to PHFG pursuant to the Merger Agreement, in each case as in effect on the date of the Merger Agreement. Pursuant to the Merger Agreement, PHFG also generally agreed to honor all limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Organization, Bylaws or similar governing instruments of SIS and its subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time.

  Pursuant to the Merger Agreement, PHFG also agreed to maintain SIS's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by SIS for a period of six years following the Effective Time, subject to a cost limitation set forth in the Merger Agreement.

  Foundation. It currently is anticipated that three non-employee directors of SIS and F. William Marshall, Jr. will become directors of a foundation to be established pursuant to the Merger Agreement. See "The Merger--Charitable Foundation."

  Other than as set forth above, no director or executive officer of SIS has any direct or indirect material interest in the Merger, except insofar as ownership of SIS Common Stock might be deemed such an interest. See "The Special Meeting--Certain Beneficial Owners of SIS Common Stock."

CERTAIN EMPLOYEE MATTERS

  As soon as administratively practicable after the Effective Time, PHFG shall take all reasonable action so that employees of SIS and its subsidiaries shall be entitled to participate in the PHFG employee benefit plans of general applicability to the same extent as similarly-situated employees of PHFG and its subsidiaries (it being understood that inclusion of the employees of SIS and its subsidiaries in the PHFG employee benefit plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PHFG employee benefit plans, PHFG and the PHFG employee benefit plans shall recognize years of service with SIS, any SIS subsidiary or any predecessor thereof or entity acquired by SIS or a SIS subsidiary as such service is recognized by and reflected on the records of SIS and the SIS employee benefit plans. PHFG and the PHFG employee benefit plans shall provide employees of SIS and SIS subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any SIS employee benefit plan paid by such employees prior to the Effective Time and shall not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of PHFG and its subsidiaries.

  All employees of SIS or a SIS subsidiary as of the Effective Time shall become employees of PHFG or a PHFG subsidiary as of the Effective Time, provided that PHFG or a PHFG subsidiary shall have no obligation to continue the employment of any such person and nothing contained in the Merger Agreement shall give any employee of SIS or any SIS subsidiary a right to continuing employment with PHFG or a PHFG subsidiary after the Effective Time. An employee of SIS or a SIS subsidiary (other than an employee who is party to an employment agreement or a severance agreement) who is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the PHFG employee severance plan applicable to the Merger.

  For a period of six months following the Effective Time, PHFG agreed to notify all employees of SIS and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so wish to continue to be so notified, of opportunities for positions with PHFG or a PHFG subsidiary for which PHFG reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of PHFG.

  In the Merger Agreement, PHFG agreed that those employees of SIS or any SIS subsidiary who are participants in the SIS Bank ESOP as of the date of the Merger Agreement (and their beneficiaries to the extent relevant) shall be the only persons to be allocated shares which are released from pledge as a result of payments of principal on the loan to SIS Bank ESOP which are due for payment in 1998. Pursuant to the Merger Agreement, SIS intends to amend the SIS Bank ESOP, if and to the extent that such an amendment would not cause the Merger to fail to qualify for pooling of interests accounting treatment, to provide that, in the event that the Effective Time occurs prior to December 31, 1998, a participant who is not actively employed on December 31, 1998 may nonetheless share in such allocation if such participant was actively employed as of the Effective Time. PHFG will not amend, merge or terminate the SIS Bank ESOP with an effective date earlier than the later of the Effective Time and January 1, 1999.

CHARITABLE FOUNDATION

  Pursuant to the Merger Agreement, PHFG agreed that, promptly after the Effective Time, and subject to the receipt of any required regulatory approval or consent, PHFG or Family Bank shall (i) establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code (the "Foundation") and (ii) contribute $3.0 million to the Foundation on its behalf. The Foundation shall be dedicated to the promotion of charitable purposes, including community development, grants and donations to support not-for-profit community groups and other similar types of organizations or civic minded projects, primarily in the market areas served by SIS Bank prior to consummation of the Bank Merger. The Board of Directors of the Foundation shall be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. It currently is contemplated that the initial directors of the Foundation shall consist of three non-employee directors of SIS as of the date of the Merger Agreement, plus F. William Marshall, Jr. and Christopher W. Bramley, President and Chief Operating Officer of Family Bank. It is contemplated that directors of the Foundation will receive reasonable compensation for services rendered in their capacities as such, although no compensation has been determined at this time.

RESALE OF PHFG COMMON STOCK

  The PHFG Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any SIS shareholder who may be deemed to be an affiliate of PHFG for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of SIS for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (i) PHFG or SIS at the time of the Special Meeting or (ii) PHFG at or after the Effective Time.

  Rules 144 and 145 will restrict the sale of PHFG Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Time, those persons who are Affiliates of SIS at the time of the Special Meeting, provided they are not Affiliates of PHFG at or following the Effective Time, may publicly resell any PHFG Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of PHFG Common Stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such Affiliates may resell their shares with out such restrictions so long as there is adequate current public information with respect to PHFG as required by Rule 144. Persons who are Affiliates of PHFG after the Effective Time may publicly resell the PHFG Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

  The ability of Affiliates to resell shares of PHFG Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to PHFG's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell PHFG Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the Registration Statement of which this Prospectus/Proxy Statement is a part nor this Prospectus/Proxy Statement cover any resales of PHFG Common Stock received by persons who may be deemed to be Affiliates of PHFG or SIS in the Merger.

  Guidelines of the SEC regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

  Each of PHFG and SIS has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to PHFG a letter agreement intended to preserve the ability to treat the Merger as a pooling of interests and, in the case of Affiliates of SIS, to ensure compliance with the Securities Act. See "--Letter Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of certain federal income tax consequences of the Merger to shareholders of SIS. The federal income tax laws are complex and the tax consequences of the Merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder which, at the Effective Time, already owns some PHFG Common Stock, is not a U.S. citizen, is a tax-exempt entity, is a financial institution or an insurance company, is an individual who acquired SIS Common Stock pursuant to an employee stock option or right or otherwise as compensation, or who or which exercises some form of control over SIS. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. This summary is based on laws, regulations, rulings and judicial decisions as in effect on the date of this Prospectus/Proxy Statement, without consideration of the particular facts or circumstances of any holder of SIS Common Stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different.

  CONSEQUENTLY, EACH SHAREHOLDER OF SIS IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC FEDERAL AND ANY FOREIGN, STATE AND LOCAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH SHAREHOLDER.

  The Merger. SIS has received an opinion from Sullivan & Worcester LLP, special counsel to SIS, which is based on facts, representations and assumptions that were provided by SIS and PHFG and that are consistent with the state of facts that SIS and PHFG believe will be existing as of the Effective Time. On the basis of such facts, representations and assumptions, Sullivan & Worcester LLP has opined that for federal income tax purposes: (i) the Merger, when consummated in accordance with the terms of the Merger Agreement and certain related documentation, will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by shareholders of SIS upon the exchange of their SIS Common Stock solely for shares of PHFG Common Stock pursuant to the Merger, except in respect of cash received in lieu of a fractional share interest in PHFG Common Stock; (iii) the basis of the PHFG Common Stock received by a SIS shareholder receiving solely PHFG Common Stock will be the same as his or her basis in the SIS Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below); and (iv) the holding period of the shares of PHFG Common Stock received by a SIS shareholder receiving solely PHFG Common Stock will include the period during which such SIS shareholder held the SIS Common Stock surrendered in exchange therefor, provided the surrendered SIS Common Stock was held by such shareholder as a capital asset at the Effective Time.

  For federal income tax purposes, cash received by a holder of SIS Common Stock in lieu of a fractional share interest in PHFG Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of SIS Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of SIS Common Stock is held as a capital asset and has been held for more than one year at the Effective Time. Generally, any long-term capital gain resulting from the receipt of cash by a holder of SIS Common Stock in lieu of a fractional share of PHFG Common Stock will be taxed at a maximum rate of 20% if, at the Effective Time, such share of SIS Common Stock had been held for one year.

  A holder of SIS Common Stock who exercises dissenters' rights under applicable Massachusetts law and who receives a cash payment of the fair value of the holder's shares of SIS Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of SIS Common Stock are held by the holder as a capital asset at the Effective Time, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other SIS Common Stock or PHFG Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder of SIS Common Stock who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the federal and other tax consequences of such actions, including the possibility that the payment will be treated as dividend income.

  Closing Opinions. It is a condition precedent to the obligation of SIS to effect the Merger that SIS receive an opinion from Sullivan & Worcester LLP, dated as of the Effective Time, with respect to certain federal income tax consequences of the Merger, which opinion in general will address the consequences described under the subheading "--The Merger" above. It is also a condition precedent to the obligation of PHFG to effect the Merger that PHFG receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., special counsel to PHFG, dated as of the Effective Time, to the effect that each of the Merger and the Bank Merger will constitute a reorganization within the meaning of
Section 368 of the Code. Each of such opinions will be based upon facts existing at the Effective Time, and in rendering such opinions counsel will require and rely upon facts, representations and assumptions that will be provided by PHFG, SIS and others.

ACCOUNTING TREATMENT OF THE MERGER

  It is expected that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles, and it is a condition to the obligations of PHFG and PHMC to consummate the Merger that PHFG and SIS receive a letter, dated the Effective Time, from PHFG's independent public accountants to the effect that the Merger qualifies for such accounting treatment. See "The Merger--Conditions to the Merger." As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Time, the assets and liabilities of SIS would be added to those of PHFG at their recorded book values and the shareholders' equity accounts of PHFG and SIS would be combined on PHFG's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of PHFG issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of PHFG and SIS as if the Merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma per share financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "Summary--Unaudited Comparative Per Share and Selected Financial Data."

EXPENSES OF THE MERGER

  The Merger Agreement provides that each party thereto shall each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Registration Statement of which this Prospectus/Proxy Statement is a part and the registration fee to be paid to the SEC in connection therewith shall be shared equally between PHFG and SIS.

STOCK OPTION AGREEMENT

  As an inducement and a condition to PHFG's entering into the Merger Agreement, PHFG and SIS also entered into the Stock Option Agreement, pursuant to which SIS, as issuer, granted PHFG, as grantee, an option, upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of PHFG and SIS), to purchase up to 1,385,383 shares of SIS Common Stock (the "Option Shares"), representing 19.9% of the outstanding shares of SIS Common Stock, at a price of $44.00 per share, subject to adjustment in certain circumstances and termination within certain periods (the "Option").

  Subject to applicable law and regulatory restrictions, PHFG may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that written notice of such exercise is given within 90 days following the first Subsequent Triggering Event to occur (or such later period as is provided in the Stock Option Agreement). Notwithstanding the foregoing, PHFG may not exercise the Option if it is in willful breach of the Merger Agreement such that SIS shall be entitled to terminate the Merger Agreement therefor in accordance with its terms.

  As defined in the Stock Option Agreement, the term "Initial Triggering Event" means any of the following events or transactions occurring on or after the date of execution of the Stock Option Agreement:

    (i) SIS or any subsidiary of SIS (an "SIS Subsidiary"), without having received PHFG's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of the Stock Option Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than PHFG or any subsidiary of PHFG, or the SIS Board shall have recommended that the shareholders of SIS approve or accept any Acquisition Transaction with any person other than PHFG or a PHFG subsidiary. For purposes of the Stock Option Agreement, "Acquisition Transaction" means (w) a merger or consolidation, or any similar transaction, involving SIS or any SIS Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely SIS and/or one or more wholly-owned Subsidiaries of SIS, provided any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) in which the shareholders of SIS immediately prior to the completion of such transaction own at least 50% of the SIS Common Stock (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (x) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of SIS or any SIS Subsidiary,
  (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of SIS or any SIS Subsidiary or (z) any substantially similar transaction;

    (ii) Any person, other than PHFG or a PHFG subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of SIS Common Stock (the term "beneficial ownership" for purposes of the Stock Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

    (iii) Any person, other than PHFG or a PHFG subsidiary, shall have made a bona fide proposal to SIS or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) The SIS Board, without having received PHFG's prior written consent, shall have withdrawn or modified, or publicly announced its interest to withdraw or modify in any manner adverse in any respect to PHFG, its recommendation that the shareholders of SIS approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or SIS or any SIS Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than PHFG or a PHFG subsidiary;

    (v) Any person other than PHFG or a PHFG subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

    (vi) After an overture is made by any person, other than PHFG or a PHFG subsidiary, to SIS or its shareholders to engage in an Acquisition Transaction, SIS shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle PHFG to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined in the Stock Option Agreement); or

    (vii) Any person other than PHFG or a PHFG Subsidiary shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  As defined in the Stock Option Agreement, the term "Subsequent Triggering Event" means any of the following events or transactions occurring after the date of execution of the Stock Option Agreement:

    (i) The acquisition by any person (other than PHFG or any PHFG subsidiary) of beneficial ownership of 25% or more of the then outstanding SIS Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of the definition of Initial Triggering Event above, except that the percentage referred to in clause (y) of such paragraph shall be 25%;

provided, however, that, notwithstanding any other provision of the Stock Option Agreement to the contrary, a Subsequent Triggering Event shall be deemed to have occurred in the event any of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, as such terms are defined in the Rights Agreement, dated as of January 22, 1997, between SIS and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "SIS Rights Agreement").

  As defined in the Stock Option Agreement, "Exercise Termination Event" means each of the following: (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by PHFG due to a breach of the Merger Agreement (unless the breach by SIS giving rise to such right of termination was non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by PHFG due to a breach of the Merger Agreement (unless the breach by SIS giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12- month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. As defined in the Stock Option Agreement, the term "Last Triggering Event" means the last Initial Triggering Event to expire.

  Under applicable law, PHFG would be required to obtain the prior approval of the Federal Reserve Board prior to acquiring 5% or more of the outstanding shares of SIS Common Stock. In addition, certain other regulatory approvals also may be required before such an acquisition could be consummated.

  Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any holder of the Option delivered within 90 days following such occurrence (or such later period as is provided in the Stock Option Agreement), SIS (or any successor thereto) shall repurchase the Option from the holder of the Option at a price equal to the amount by which (A) the Market/Offer Price (as defined in the Stock Option Agreement) exceeds (B) the Option exercise price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as is provided in the Stock Option Agreement), SIS (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price equal to the greater of (A) the Market/Offer Price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring SIS compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire SIS than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, PHFG and SIS believe that the exercise or repurchase of the Option is likely to prohibit any other acquiror of SIS from accounting for an acquisition of SIS using the pooling of interests accounting method for a period of two years. In light of the foregoing, the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all or a significant interest in SIS from considering or proposing such an acquisition, even if any such person was prepared to offer to pay consideration that had a higher current market price.

  A copy of the Stock Option Agreement is included as Annex II to this Prospectus/Proxy Statement and reference is made thereto for the complete terms thereof and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.

LETTER AGREEMENTS

  In connection with the execution of the Merger Agreement, the directors and executive officers of SIS entered into a letter agreement with PHFG pursuant to which such persons agreed to vote all shares of SIS Common Stock beneficially owned by them as of the Record Date to approve the Merger Agreement at the Special Meeting. Pursuant to the foregoing letter agreement, and letter agreements between PHFG and its directors and executive officers, directors and executive officers of SIS and PHFG agreed to certain restrictions on the transfer of shares of PHFG Common Stock and SIS Common Stock which are intended to ensure that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and, in the case of directors and executive officers of SIS, compliance with applicable federal securities laws in connection with the transfer of shares of PHFG Common Stock received by them upon consummation of the Merger. See "The Merger--Resale of PHFG Common Stock."

DISSENTERS' RIGHTS

  A shareholder of record of SIS as of the Record Date has the statutory right to dissent from the Merger and, if the Merger is consummated, to receive compensation equal to the fair value of his or her shares as determined in an appraisal proceeding brought in accordance with Sections 85 through 98 (inclusive) of Chapter 156B of the MBCL. The text of Sections 85 through 98 is set forth in full in Annex IV attached hereto, which all SIS shareholders are urged to read in its entirety.

  A shareholder electing to exercise his or her statutory appraisal rights must: (i) deliver to SIS before the shareholder vote on the Merger Agreement a written objection to the Merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights; (ii) not vote in favor of approval of the Merger Agreement; and (iii) in the event that the Merger is approved by SIS's shareholders and is consummated, demand in writing payment for his or her shares from PHMC, as SIS's successor, within 20 days after the date of the notice that the Merger has become effective is mailed to the shareholder (a "Dissenting Shareholder"). Failure to vote against the Merger Agreement will not constitute a waiver of appraisal rights. Neither a vote against the proposed Merger nor a proxy directing such vote will, by itself, satisfy the requirement that a written objection to the Merger be delivered to SIS. Written demands for appraisal must be delivered to SIS before the vote at the Special Meeting, at SIS Bancorp, Inc., 1441 Main Street, Springfield, Massachusetts 01102-3034,
Attention: Michael E. Tucker. Within ten days after the Effective Time, PHMC, as SIS's successor, will give notice to each shareholder who has complied with conditions (i) and (ii) above that the Merger was effective as of the Effective Time. Shareholders who fail to comply with the appraisal procedures set forth in Annex IV will receive shares of PHFG Common Stock, plus cash in lieu of any fractional share interest, in exchange for each share of SIS Common Stock held by such shareholders in accordance with the terms of the Merger Agreement.

  PHMC will be required to make payment of the fair value of the shares owned by each Dissenting Shareholder within 30 days after the expiration of the 20-day period during which a demand for payment for shares may be made. If PHMC and any such Dissenting Shareholder fail during the 30-day period to agree as to the value of such shares of SIS Common Stock, PHMC or any Dissenting Shareholder may, within four months after the expiration of the 30-day period, file a bill in equity in the Hampden County Superior Court of Massachusetts for determination of the fair value of the shares held by all Dissenting Shareholders who have not reached agreement with PHMC as to the value of their shares of SIS Common Stock. Dissenting Shareholders seeking to exercise appraisal rights should not assume that PHMC will file a petition with respect to the fair appraisal of the value of their shares or that PHMC will initiate any negotiations with respect to the fair value of such shares. PHMC does not currently plan to file such a petition. Accordingly, Dissenting Shareholders should regard it as their obligation to initiate all necessary actions with respect to the perfection of their appraisal rights within the time periods prescribed in Sections 85 through 98 of Chapter 156B of the MBCL. If no Dissenting Shareholder files a bill in equity in the Hampden County Superior Court within four months after the expiration of the 30-day period, the rights of all Dissenting Shareholders to appraisal will cease.

  At a trial, the Hampden County Superior Court will appraise the shares and determine their fair value as of the day preceding the date of the meeting at which the Merger was approved, exclusive of any element of value arising from the Merger. This appraisal may result in a value which is greater or less than the consideration offered to the shareholders of SIS under the Merger Agreement. The court will direct payment by PHMC of the fair value of the shares held by the Dissenting Shareholders, together with interest, if any. The costs of the proceeding would be determined by the court and taxed upon the parties, including any Dissenting Shareholders, as the court may deem equitable.

  Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a shareholder objecting to the Merger, except upon the grounds that the Merger will be or is illegal or fraudulent as to such shareholder. Under Massachusetts case law, however, dissenting shareholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

  The above summary of Sections 85 through 98 of Chapter 156B of the MBCL does not purport to be complete and is qualified in its entirety by reference to such provisions in Annex IV hereto, which should be reviewed carefully by any holder of SIS Common Stock who wishes to exercises statutory appraisal rights with respect thereto or who wishes to preserve the right to do so. Failure to comply with the procedures set forth in Sections 85 through 98 of Chapter 156B of the MBCL may result in the loss of appraisal rights.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

  The PHFG Common Stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "PHBK," and the SIS Common Stock is traded on the same under the symbol "SISB." As of August 31, 1998, there were 87,765,795 shares of PHFG Common Stock outstanding, which were held by approximately 12,000 holders of record, and as of the Record Date there were 7,145,282 shares of SIS Common Stock outstanding, which were held by approximately 1,300 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

  The following table sets forth during the periods indicated the high and low prices of the PHFG Common Stock and the SIS Common Stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of PHFG Common Stock and SIS Common Stock.

                                         PHFG                     SIS
                                ----------------------- -----------------------
                                MARKET PRICE  DIVIDENDS MARKET PRICE  DIVIDENDS
                                ------------- DECLARED  ------------- DECLARED
                                 HIGH   LOW   PER SHARE  HIGH   LOW   PER SHARE
                                ------ ------ --------- ------ ------ ---------
1998
First Quarter.................  $24.66 $18.69   $0.11   $41.25 $33.63   $0.16
Second Quarter................   26.75  21.56    0.11    45.25  38.13    0.16
Third Quarter (through Septem-
 ber 29)......................   26.25  15.69    0.11    53.00  33.50    0.16
1997
First Quarter.................   16.25  12.94    0.09    27.50  22.38    0.12
Second Quarter................   19.00  13.00    0.09    30.00  22.50    0.12
Third Quarter.................   21.56  18.00   0.095    35.00  27.50    0.14
Fourth Quarter................   23.81  18.94   0.105    41.50  32.50    0.14
1996
First Quarter.................   11.38   9.50    0.08    19.13  16.00     --
Second Quarter................   11.13   9.69   0.085    18.75  16.75     --
Third Quarter.................   11.81   9.50   0.085    24.38  17.38     --
Fourth Quarter................   14.31  11.25   0.085    24.50  22.00     --

  Set forth below is information regarding the closing price per share of PHFG Common Stock and SIS Common Stock on (i) July 17, 1998, the last trading day preceding public announcement of the Merger Agreement, and (ii) September 29, 1998, the last practicable trading day prior to the printing of this Prospectus/Proxy Statement. The historical prices are as reported on the Nasdaq Stock Market Inc.'s National Market.

                                                       HISTORICAL
                                                         MARKET
                                                        VALUE PER    EQUIVALENT
                                                          SHARE     MARKET VALUE
                                                      -------------  PER SHARE
DATE                                                   PHFG   SIS    OF SIS(1)
----                                                  ------ ------ ------------
July 17, 1998........................................ $25.44 $45.00    $57.24
September 29, 1998...................................  18.00  38.56     40.50

--------
(1) Equivalent market value per share of SIS Common Stock represents the historical market value per share of PHFG Common Stock multiplied by the Exchange Ratio.

  Management of PHFG and SIS believe that the declines in the prices of the PHFG Common Stock and the SIS Common Stock since July 17, 1998 reflect the substantial volatility of the U.S. stock market since such date.

  Shareholders are advised to obtain current market quotations for the PHFG Common Stock and the SIS Common Stock. Because the consideration to be provided to shareholders of SIS in connection with the Merger is based on a fixed number of shares of PHFG Common Stock, shareholders of SIS are not assured of receiving a specific market value of PHFG Common Stock (and thus a specific market value for their shares of SIS Common Stock) at the Effective Time. The market price of the PHFG Common Stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Prospectus/Proxy Statement or at the time of the Special Meeting.

                            INFORMATION ABOUT PHFG

GENERAL

  PHFG is a Maine-chartered, multi-bank holding company registered under the BHCA. As used in this Prospectus/Proxy Statement, the term "PHFG" refers to such corporation and, where the context requires, its subsidiaries.

  PHFG conducts business from its headquarters in Portland, Maine and, as of June 30, 1998, 191 banking offices located throughout the States of Maine and New Hampshire and northern Massachusetts. At June 30, 1998, PHFG had consolidated assets of $9.8 billion and consolidated shareholders' equity of $723.5 million. Based on total assets at June 30, 1998, PHFG is the largest independent bank holding company headquartered in the State of Maine.

  PHFG offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank, Bank of New Hampshire and Family Bank. Peoples Heritage Bank is a Maine-chartered universal bank which operates 74 offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, equipment leasing, securities brokerage and insurance brokerage activities. At June 30, 1998, Peoples Heritage Bank had consolidated assets of $4.0 billion and consolidated shareholder's equity of $304.5 million. Bank of New Hampshire is a New Hampshire-chartered commercial bank which operates 83 offices throughout the State of New Hampshire. At June 30, 1998, Bank of New Hampshire had consolidated assets of $4.3 billion and consolidated shareholder's equity of $323.7 million. Family Bank is a federally-chartered savings bank which operates 30 offices in northern Massachusetts and four offices in southern New Hampshire. At June 30, 1998, Family Bank had consolidated assets of $1.6 billion and consolidated shareholder's equity of $138.0 million.

  The principal executive offices of PHFG are located at One Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

ACQUISITIONS

  Acquisitions have been and are expected to continue to be an important part of PHFG's business. Since January 1, 1994, PHFG has completed three acquisitions which have been accounted for under the pooling of interests method and six acquisitions which have been accounted for under the purchase method.

  On April 10, 1998, PHFG acquired all of the outstanding shares of capital stock of CFX, a New Hampshire and Massachusetts-based bank holding company, in exchange for shares of PHFG Common Stock. Upon consummation of the acquisition of CFX, CFX's New Hampshire-based bank, CFX Bank, was merged into Bank of New Hampshire, and CFX's Massachusetts-based banks, Safety Fund National Bank and Orange Savings Bank, were merged into Family Bank. The acquisition of CFX was accounted for as a pooling of interests for accounting and financial reporting purposes and, as a result, all financial information relating to PHFG contained herein reflects the combined financial position and results of operations of PHFG and CFX as if the acquisition of CFX had taken place prior to the periods covered by such financial information. For additional information in this regard, reference is made to the consolidated financial statements and related financial information of PHFG which reflect the acquisition of CFX, which are contained in the Current Report on Form 8-K filed by PHFG on July 23, 1998. See "Where You Can Find More Information."

  On August 20, 1997, CFX acquired Portsmouth Bank Shares, Inc. ("Portsmouth") and Community Bankshares, Inc. ("Community"), New Hampshire-based bank holding companies, in exchange for shares of CFX common stock. CFX's acquisitions of Portsmouth and Community were accounted for as a pooling of interests for accounting and financial reporting purposes and, as a result, all financial information relating to CFX which was combined with that of PHFG upon consummation of PHFG's acquisition of CFX reflected the combined financial position and results of operations of CFX, Portsmouth and Community as if such acquisitions had taken place prior to the periods covered by such financial information.

  Recently, PHFG and Peoples Heritage Bank entered into agreements to acquire two closely-held insurance brokerage agencies located in Massachusetts and New Hampshire. The aggregate consideration for these acquisitions, which are expected to close in the fall of 1998, is approximately $8.7 million of PHFG Common Stock.

  PHFG continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of PHFG's book value and net income per common share may occur in connection with any future transactions.

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to PHFG is incorporated by reference or set forth in PHFG's Annual Report on Form 10-K for the year ended December 31, 1997, and is incorporated herein by reference. Shareholders of SIS desiring copies of such document may contact PHFG at its address or telephone number indicated under "Where You Can Find More Information."

                             INFORMATION ABOUT SIS

GENERAL

  SIS is a Massachusetts-chartered, multi-bank holding company registered under the BHCA. As used in this Prospectus/Proxy Statement, the term "SIS" refers to such corporation and, where the context requires, its subsidiaries.

  SIS conducts business from its headquarters in Springfield, Massachusetts and, as of June 30, 1998, 33 banking offices in western Massachusetts and central Connecticut. At June 30, 1998, SIS had consolidated assets of $1.8 billion and consolidated shareholders' equity of $131.5 million.

  SIS was formed in 1996 for the purpose of reorganizing SIS Bank into a holding company form of organization. SIS offers a wide variety of financial services, including retail and commercial banking, residential mortgage origination and servicing and commercial and consumer lending, through two wholly-owned banking subsidiaries: SIS Bank and GBT. Established in 1827, SIS Bank is a Massachusetts-chartered savings bank which operates 25 offices in western Massachusetts. At June 30, 1998, SIS Bank had consolidated assets of $1.5 billion and consolidated shareholder's equity of $112 million. GBT is a Connecticut-chartered commercial bank which operates eight offices in central Connecticut. At June 30, 1998, GBT had consolidated assets of $307 million and consolidated shareholder's equity of $18 million.

  The principal executive offices of SIS are located at 1441 Main Street, Springfield, Massachusetts, and its telephone number is (413) 748-8000.

MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to executive compensation, various benefit plans (including stock option and restricted stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to SIS is incorporated by reference or set forth in SIS's Annual Report on Form 10-K for the year ended December 31, 1997, and is incorporated herein by reference. Shareholders of SIS desiring copies of such document may contact SIS at its address or telephone number indicated under "Where You Can Find More Information."

                  SUPERVISION AND REGULATION OF PHFG AND SIS

GENERAL

  As registered bank holding companies, PHFG and SIS are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The bank subsidiaries of both PHFG and SIS are organized as state chartered banks, which are subject to regulation, supervision and examination by the relevant state regulators and the Federal Deposit Insurance Corporation ("FDIC"), or in the case of PHFG's Massachusetts bank, Family Bank, as a federally-chartered savings bank subject to supervision, regulation and examination by the OTS. The following discussion summarizes certain aspects of those federal banking laws and regulations that affect PHFG and SIS.

  The activities of PHFG and SIS and those of companies that each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies such as PHFG and SIS are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

  Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

  The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

  Proposals to change the laws and regulations governing the banking industry are frequently introduced in the U.S. Congress, in the state legislatures and before the various banking regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on PHFG, SIS and their respective subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

  The Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC and the OTS have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. "Tier 1 Capital" generally consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 Capital" generally consists of subordinated and other qualifying debt, and the allowance for credit losses up to

1.25% of risk-weighted assets. The sum of Tier 1 capital and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At June 30, 1998, PHFG's Tier 1 capital and total risk-based capital ratios under these guidelines were 11.1% and 12.4%, respectively, and SIS's were 11.1% and 12.4%, respectively.

  The "leverage ratio" requirement of the Federal Reserve Board is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At June 30, 1998, PHFG's and SIS's leverage ratios were 7.2% and 7.2%, respectively.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

  The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of PHFG and SIS is considered "well capitalized."

  Banking agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

DISTRIBUTIONS

  PHFG and SIS both derive funds for cash distributions to their respective shareholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

  In addition to the foregoing, the ability of PHFG, SIS and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of PHFG, SIS and their respective shareholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of PHFG and SIS is further subject to the prior claims of creditors of such subsidiaries.

"SOURCE OF STRENGTH" POLICY

  According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC--either as a result of default of a banking or thrift subsidiary of a bank holding company such as PHFG or SIS or related to FDIC assistance provided to a subsidiary in danger of default--the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

                       DESCRIPTION OF PHFG CAPITAL STOCK

  PHFG is authorized to issue up to 200,000,000 shares of PHFG Common Stock and up to 5,000,000 shares of preferred stock, par value $.01 per share ("PHFG Preferred Stock"). The capital stock of PHFG does not represent or constitute a deposit account and is not insured by the FDIC.

  The following description of the PHFG capital stock does not purport to be complete and is qualified in all respects by reference to PHFG's Amended and Restated Articles of Incorporation, as amended (the "Articles of
Incorporation"), and Bylaws, the PHFG Rights Agreement (as defined below) and the MBCA.

PHFG COMMON STOCK

  General. Each share of PHFG Common Stock has the same relative rights and is identical in all respects with each other share of PHFG Common Stock. The PHFG Common Stock is not subject to call for redemption and, upon receipt by PHFG of the shares of SIS Common Stock surrendered in exchange for PHFG Common Stock, each share of PHFG Common Stock offered hereby will be fully paid and non-assessable.

  Voting Rights. Except as provided in any resolution or resolutions adopted by the PHFG Board establishing any series of PHFG Preferred Stock, the holders of PHFG Common Stock possess exclusive voting rights in PHFG. Each holder of PHFG Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

  Dividends. Subject to the rights of the holders of any series of PHFG Preferred Stock, the holders of the PHFG Common Stock are entitled to such dividends as may be declared from time to time by the PHFG Board out of funds legally available therefor.

  Preemptive Rights. Holders of PHFG Common Stock do not have any preemptive rights with respect to any shares which may be issued by PHFG in the future; thus, PHFG may sell shares of PHFG Common Stock without first offering them to the then holders of the PHFG Common Stock.

  Liquidation. In the event of any liquidation, dissolution or winding up of PHFG, the holders of the PHFG Common Stock would be entitled to receive, after payment of all debts and liabilities of PHFG, all assets of

PHFG available for distribution, subject to the rights of the holders of any PHFG Preferred Stock which may be issued with a priority in liquidation or dissolution over the holders of the PHFG Common Stock.

PHFG PREFERRED STOCK

  The PHFG Board is authorized to issue PHFG Preferred Stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The PHFG Preferred Stock may be issued in distinctly designated series, may be convertible into PHFG Common Stock and may rank prior to the PHFG Common Stock as to dividend rights, liquidation preferences, or both.

  The authorized but unissued shares of PHFG Preferred Stock (as well as the authorized but unissued and unreserved shares of PHFG Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of PHFG Preferred Stock (as well as PHFG Common Stock) would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements for continued listing of the PHFG Common Stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which the PHFG Common Stock may then be listed.

PHFG RIGHTS

  Each share of PHFG Common Stock has attached to it one Preferred Stock purchase right (a "PHFG Right") issued pursuant to a Rights Agreement (the "PHFG Rights Agreement") between PHFG and American Stock Transfer & Trust Company, as the PHFG Rights Agent. Each PHFG Right entitles the registered holder to purchase from PHFG a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $90 per Unit, subject to adjustment (the "Purchase Price").

  The PHFG Rights will not separate from the PHFG Common Stock, be distributed and become exercisable until on a date ("Distribution Date") which will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of PHFG (an "Acquiring Person"), has acquired beneficial ownership of 20% or more of the outstanding shares of PHFG Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by action of the PHFG Board prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of such outstanding shares of PHFG Common Stock. Until the Distribution Date, the PHFG Rights will be evidenced by the PHFG Common Stock certificates and will be transferred with and only with such PHFG Common Stock certificates, and the surrender for transfer of any certificates for PHFG Common Stock outstanding also will constitute the transfer of the PHFG Rights associated with the PHFG Common Stock represented by such certificate. The PHFG Rights are not exercisable until the Distribution Date and will expire at the close of business on September 25, 1999, unless earlier redeemed by PHFG, as described below.

  Unless the PHFG Rights are earlier redeemed, in the event that at any time following the Stock Acquisition Date (i) PHFG were to be the surviving corporation in a merger or other business combination with an Acquiring Person and the PHFG Common Stock remained outstanding and was not changed into or exchanged for other securities or assets, (ii) an Acquiring Person engages in a number of other self-dealing transactions specified in the PHFG Rights Agreement, or (iii) any person, other than employee benefit plans of PHFG, becomes the beneficial owner of 25% or more of the then-outstanding shares of PHFG Common Stock, the PHFG Rights Agreement provides that proper provision shall be made so that each holder of record of a PHFG Right, other than the Acquiring Person, whose PHFG Rights will thereupon become null and void, and certain of its transferees, will thereafter have the right to receive, upon exercise and payment of the Purchase Price, PHFG

Common Stock (or, in certain circumstances, cash, property or other securities of PHFG) having a value equal to two times the exercise price of the PHFG Right. In addition, unless the PHFG Rights are earlier redeemed, in the event that at any time following the Stock Acquisition Date, (i) PHFG is involved in a merger or other business combination in which PHFG is not the surviving corporation or in which the PHFG Common Stock is changed into or exchanged for other securities of any other person or cash or any other property, or (ii) 50% or more of PHFG's assets or earning power of PHFG and its subsidiaries taken as a whole is sold or transferred, the PHFG Rights Agreement provides that proper provision shall be made so that each holder of record of a PHFG Right (other than PHFG Rights which previously have been voided as set forth above) will from and after such date have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to two times the exercise price of the PHFG Right. The events set forth in this paragraph are referred to in the PHFG Rights Agreement as the "Triggering Events."

  At any time after a person becomes an Acquiring Person, PHFG may exchange all or part of the PHFG Rights (other than PHFG Rights which previously have been voided as set forth above) for shares of PHFG Common Stock at an exchange ratio of one share per PHFG Right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

  At any time until 10 days following the Stock Acquisition Date, PHFG may redeem the PHFG Rights in whole, but not in part, at a price of $.01 per PHFG Right (the "Redemption Price"). Immediately upon the action of the PHFG Board ordering redemption of the PHFG Rights, the PHFG Rights will terminate and the only right of the holders of PHFG Rights will be to receive the Redemption Price.

  The PHFG Rights may have certain anti-takeover effects. The PHFG Rights would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of PHFG Common Stock if a Triggering Event thereafter occurs without the PHFG Rights having been redeemed. However, the PHFG Rights should not interfere with any merger or other business combination approved by the PHFG Board because the PHFG Rights are redeemable under certain circumstances.

  The complete terms of the PHFG Rights are set forth in the PHFG Rights Agreement, which is incorporated by reference as an exhibit to PHFG's Annual Report on Form 10-K for 1997. See "Where You Can Find More Information."

OTHER PROVISIONS

  The Articles of Incorporation and Bylaws of PHFG contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of PHFG, including provisions in the PHFG Articles of
Incorporation: (i) classifying the PHFG Board into three classes to serve for three years with one class being elected annually; (ii) authorizing the PHFG Board to fix the size of the PHFG Board between three and 25 directors; (iii) authorizing directors to fill vacancies in the PHFG Board; (iv) increasing the vote for removal of directors by shareholders; (v) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and (vi) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the PHFG Board approves the business combination in the manner provided therein. The provisions in the Bylaws of PHFG include specific conditions under which (i) persons may be nominated for election as directors of PHFG at an annual meeting of shareholders; and (ii) business may be transacted at an annual meeting of shareholders.

  In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of PHFG Common Stock or PHFG Preferred Stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire PHFG. Sections 611-A and 910 of the MBCA also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders--State Anti-takeover Statutes."

TRANSFER AGENT

  The transfer agent and registrar for the PHFG Common Stock is American Stock Transfer & Trust Company.

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

                   COMPARISON OF THE RIGHTS OF SHAREHOLDERS

  PHFG is a Maine corporation subject to the provisions of the MBCA and SIS is a Massachusetts corporation subject to the provisions of the MBCL. Upon consummation of the Merger, shareholders of SIS will become shareholders of PHFG and their rights as shareholders of PHFG will be governed by the Articles of Incorporation and Bylaws of PHFG and the MBCA.

  THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE DIFFERENCES AFFECTING THE RIGHTS OF SIS'S SHAREHOLDERS, BUT RATHER SUMMARIZES THE MORE SIGNIFICANT DIFFERENCES AFFECTING THE RIGHTS OF SUCH SHAREHOLDERS AND CERTAIN IMPORTANT SIMILARITIES; THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF ORGANIZATION AND BYLAWS OF SIS, THE ARTICLES OF INCORPORATION AND BYLAWS OF PHFG AND APPLICABLE LAWS AND REGULATIONS.

AUTHORIZED CAPITAL STOCK

  SIS. SIS's Articles of Organization authorize the issuance of up to 25,000,000 shares of SIS Common Stock, of which 7,145,282 shares were outstanding as of the Record Date, and up to 5,000,000 shares of preferred stock, $0.01 par value per share ("SIS Preferred Stock"), of which no shares are issued and outstanding.

  PHFG. PHFG's Articles of Incorporation authorize the issuance of up to 200,000,000 shares of PHFG Common Stock, of which 87,765,795 shares were outstanding as of August 31, 1998, and up to 5,000,000 shares of PHFG Preferred Stock, of which no shares are issued and outstanding. The PHFG Preferred Stock is issuable in series, each series having such rights and preferences as the PHFG Board may fix and determine by resolution.

ISSUANCE OF CAPITAL STOCK

  SIS. Under the Articles of Organization of SIS and the MBCL, SIS may issue shares of SIS capital stock and rights or options for the purchase of shares of capital stock of SIS on such terms and for such consideration as may be determined by the SIS Board. Neither the MBCL nor SIS's Articles of Organization and Bylaws require shareholder approval of any such actions. However, SIS is subject to the requirements of the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD"), which generally require corporations, such as SIS, with securities which are traded on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. SIS also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of SIS capital stock do not have preemptive rights with respect to any shares of SIS capital stock which may be issued.

  PHFG. Under the MBCA, PHFG may issue shares of PHFG capital stock and rights or options for the purchase of shares of capital stock of PHFG on such terms and for such consideration as may be determined by the PHFG Board. None of the MBCA or PHFG's Articles of Incorporation and Bylaws require shareholder approval of any such actions, except that pursuant to the MBCA such rights or options to purchase PHFG Common Stock may be issued to directors, officers or employees of PHFG or its subsidiaries only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding PHFG Common Stock. PHFG also is subject to the requirements of the Bylaws of the NASD, which as noted above generally require corporations, such as PHFG, with securities which are listed on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. PHFG also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of PHFG capital stock do not have preemptive rights with respect to any shares of PHFG capital stock which may be issued.

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

VOTING RIGHTS

  SIS. Each share of SIS Common Stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of SIS, and shareholders of SIS do not have the right to cumulate votes in an election of directors.

  PHFG. Each share of PHFG Common Stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of PHFG, and shareholders of PHFG do not have the right to cumulate votes in an election of directors.

CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

  SIS. The Articles of Organization and Bylaws of SIS provide that the number of directors of SIS shall be no less than three and shall be fixed from time to time by resolution of a majority of the Whole SIS Board, which is defined to mean the total number of directors that SIS would have if there were no vacancies. Currently the number of directors of SIS is eight.

  Pursuant to the Articles of Organization of SIS, the SIS Board is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

  PHFG. The Articles of Incorporation of PHFG provide that the PHFG Board may increase or decrease the number of directors of PHFG by resolution, and that the shareholders of PHFG may increase or decrease the number of directors by the affirmative vote of the holders of at least 67% of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently the number of directors of PHFG is 17, which will be increased to 18 upon consummation of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

  Pursuant to the Articles of Incorporation and Bylaws of PHFG, the PHFG Board is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

DIRECTOR VACANCIES AND REMOVAL OF DIRECTORS

  SIS. Any vacancy occurring in the SIS Board as a result of death, resignation, retirement, disqualification, removal or an increase in the number of directors may be filled by vote of a majority of the remaining directors of SIS, unless there is an "interested stockholder," in which case such vacancy may only be filled by vote of a majority of the "continuing directors" then in office. (The terms "interested stockholder" and "continuing directors" have the meanings set forth in SIS's Articles of Organization. See "--Mergers, Consolidations and Sales of Assets" below.) A director elected to fill such a vacancy shall hold office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified.

  Under SIS's Articles of Organization and Bylaws, any director may be removed only for cause and only by the affirmative vote of at least 80% of the voting power of SIS's then outstanding capital stock entitled to vote generally in an election of directors.

  PHFG. Any vacancy occurring in the PHFG Board by reason of an increase in the number of directors may be filled by the PHFG Board, and any directors so chosen shall hold office until the next election of directors by the shareholders of PHFG. Any other vacancy in the PHFG Board, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of PHFG, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

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

  Pursuant to PHFG's Articles of Incorporation, directors of PHFG may be removed, with or without cause, by the holders of two thirds of the votes entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of PHFG also can be removed by PHFG for cause in the manner specified in the MBCA.

DIRECTOR DUTIES

  SIS. Under the MBCL, in determining what they reasonably believe to be in the best interests of the corporation, directors may consider the interest of the corporation's employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders. The Articles of Organization of SIS contain a provision which provides for similar authority.

  PHFG. Under the MBCA, directors and officers may, in considering the best interests of the corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors.

CONFLICT OF INTEREST TRANSACTIONS

  SIS. SIS's Articles of Organization provide that, unless entered into in bad faith or in violation of such Articles of Organization, no contract or transaction by SIS shall be void, voidable or in any way affected by reason of the fact that it is with an "interested person" (i.e., any person in any way interested in SIS, whether as a director, officer, stockholder, employee or otherwise). SIS's Articles of Organization also provide that, unless entered into in bad faith or in violation of such Articles of Organization, no "interested person" shall be liable to SIS or to any other person or organization for any loss or expense incurred by reason of such a contract or transaction or shall be accountable for any gain or profit realized from such a contract or transaction.

  PHFG. The MBCA generally provides that transactions involving a Maine corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if:
(i) the material facts are disclosed and noted in the minutes and a majority of disinterested directors on the board of directors or a committee thereof authorize, approve or ratify the transaction, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon authorize, approve or ratify the transaction, inclusive of any shares owned by or voted under the control of the benefitted director, or (iii) the transaction was fair and equitable to the corporation at the time it is authorized or approved and the party asserting the fairness of the transaction establishes fairness.

EXCULPATION OF DIRECTORS AND OFFICERS

  SIS. SIS's Articles of Organization provide that no director of SIS shall be personally liable to SIS or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) any breach of the director's duty of loyalty to SIS or its shareholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions for which a director may be liable under specified provisions of the MBCL or (iv) any transaction from which the director derived an improper personal benefit.

  PHFG. The MBCA contains a provision which provides that a director of a Maine corporation shall not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders.

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

SPECIAL MEETINGS OF SHAREHOLDERS

  SIS. SIS's Bylaws provide that special meetings of shareholders of SIS may be called only by the President or by a majority of the Whole SIS Board, provided, however, that if at the time of such call there is an "interested stockholder," any such call also shall require the affirmative vote of a majority of the "continuing directors."

  PHFG. Special meetings of shareholders of PHFG may be called by the Chairman, the President or a majority of the PHFG Board, and shall be called by the Chairman, the President or the Clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of PHFG entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that special meetings of shareholders of PHFG also may be called by the Superior Court of the State of Maine upon the petition of the holders of not less than 10% of the shares entitled to vote at the meeting.

SHAREHOLDER NOMINATIONS

  SIS. SIS's Bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the Clerk of SIS not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to regulations promulgated by the SEC pursuant to the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such shareholder, as they appear on SIS's books, and of such beneficial owner and (b) the class and number of shares of SIS which are owned beneficially and of record by such shareholder and such beneficial owner.

  PHFG. PHFG's Bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the Clerk of PHFG not later than (i) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth
(i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of PHFG entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of PHFG if so elected.

SHAREHOLDER PROPOSALS

  SIS. SIS's Bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to, or mailed and received at, the principal executive offices of SIS not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to any business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such shareholder, as they appear on SIS's books, and of such beneficial owner and (b) the class and number of shares of SIS which are owned beneficially and of record by such shareholder and such beneficial owner.

  PHFG. PHFG's Bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the Clerk of PHFG not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice to the Clerk shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on PHFG's books, of the shareholder proposing such business; (c) the class and number of shares of PHFG which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. Shareholder proposals which are proposed to be included in the proxy statement and form of proxy of PHFG relating to an annual meeting must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Exchange Act.

SHAREHOLDER ACTION WITHOUT A MEETING

  SIS. The Bylaws of SIS provide that any action required or permitted to be taken by the shareholders of SIS must be effected at an annual or special meeting of shareholders of SIS and may not be effected by any consent in writing by such shareholders.

  PHFG. The Bylaws of PHFG provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Unanimous written consent is obtainable, as a practical matter, only on matters on which there are only a relatively few shareholders entitled to vote.

SHAREHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

  SIS. Pursuant to the MBCL, records of all meetings of incorporators and shareholders and the stock and transfer records shall be kept in Massachusetts for inspection by shareholders at SIS's principal office and/or at an office of its transfer agent, its clerk or its resident agent. Under the statute, SIS may refuse to make such books and records available for inspection if the purpose is to secure a list of shareholders or other information for the purpose of selling such list or information or other than in the interest of the shareholder relative to the affairs of SIS.

  PHFG. The Bylaws of PHFG provide that a list of shareholders shall be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders. The MBCA provides that a shareholder of a Maine corporation such as PHFG who has been such for at least six months or owns 10% or more of the corporation's outstanding shares may, for any proper purpose, and subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of shareholders. The MBCA authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

AMENDMENT OF GOVERNING INSTRUMENTS

  SIS. No amendment to SIS's Articles of Organization may be made unless it is first approved by a majority of the SIS Board and thereafter approved by the shareholders of SIS by not less than 80% of the total votes eligible to be cast or, in the case of the provisions dealing with name, purpose and authorized capitalization of SIS, a majority of the total votes eligible to be cast, at a duly constituted meeting, provided that if at any time within the 60-day period immediately preceding the meeting at which the shareholder vote is taken there is an "interested stockholder," such amendment also shall require the affirmative vote of a majority of the "continuing directors" prior to approval by shareholders.

  The Bylaws of SIS generally may be amended by the shareholders of SIS or the SIS Board. Such action by the SIS Board shall require the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the SIS Board, unless at the time of such action there shall be an "interested stockholder," in which case such action also shall require the affirmative vote of at least a majority of the "continuing directors" then in office, at such meeting. Such action by the shareholders generally shall require the affirmative vote of at least 80% of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.

  PHFG. No amendment to the Articles of Incorporation of PHFG generally may be made unless it is first proposed by the PHFG Board and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, with the exception of amendments to certain sections thereof which generally require approval by the holders of at least 75% of the shares of PHFG entitled to vote generally in an election of directors unless the amendment is approved by the affirmative vote of at least two thirds of the Whole PHFG Board (the total number of directors that PHFG would have if there were no vacancies) and a majority of the "continuing directors" (as hereinafter defined). In addition, the "fair price" provision in the Articles of Incorporation of PHFG may not be amended except in the manner set forth therein. See "--Mergers, Consolidations and Sales of Assets" below.

  The Articles of Incorporation of PHFG provide that the PHFG Board shall have the exclusive power to adopt, amend or repeal the Bylaws of PHFG.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

  SIS. The MBCL generally provides that an agreement of merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of a corporation such as SIS must be approved by the holders of two thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). The Articles of Organization of SIS provide that an agreement of merger or consolidation or a sale, lease or exchange of all or substantially all of the property and assets of SIS may be approved by a majority of the shares then outstanding and entitled to vote thereon, provided such transaction has been previously approved by a vote of at least a majority of the SIS Board then in office (and, if at the time of such action, there shall be an "interested stockholder," an additional vote of at least a majority of the "continuing directors" then in office). The reduced shareholder vote requirement does not apply to certain business combinations with "interested stockholders," as described below.

  The Articles of Organization of SIS contain a provision which requires that mergers and certain other business combinations with an "interested stockholder" be approved by the holders of at least 80% of the capital stock of SIS entitled to vote thereon at an annual meeting or special meeting of the shareholders called for that purpose, unless certain price and procedural requirements are met or the merger or other business combination is approved or ratified by a majority of SIS's "continuing directors," in which case only the affirmative vote of a majority of the shares then outstanding and entitled to vote thereon shall be required. An "interested stockholder" for this purpose generally includes any person, firm or entity which is the beneficial owner of more than 10% of the outstanding stock of SIS entitled to vote generally in an election of directors, and a "continuing director" for this purpose generally is any director who was elected as a director prior to the time the "interested stockholder" became such and who is not an affiliate or associate of an "interested stockholder."

  PHFG. The MBCA requires the approval of the PHFG Board and the holders of at least a majority of the outstanding PHFG Common Stock for mergers and consolidations in which PHFG is a participating corporation and for sales of all or substantially all of PHFG's property and assets.

  The Articles of Incorporation of PHFG contain a provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of PHFG and an "independent majority of stockholders," as defined, unless certain price and procedural requirements are met or the PHFG Board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of PHFG, and a "continuing director" generally is defined as any director who was a director of PHFG prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

STATE ANTI-TAKEOVER STATUTES

  SIS. Under Chapter 110F of the Massachusetts General Laws, a Massachusetts corporation such as SIS is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (defined by the statute to generally include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder, except under certain circumstances, which include prior approval by the board of directors of the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or subsequent approval of the business combination by the board of directors and by a vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder. The statute includes an exception to the prohibitions of the statute if, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 90% of the voting stock of the corporation.

  Under Chapter 110D of the Massachusetts General Laws, any person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all shareholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or bylaws a provision pursuant to which the corporation "opts out" of the statute. SIS has not included such a provision in either its Articles of Organization or Bylaws.

  PHFG. Section 910 of the MBCA generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Exchange Act, such as PHFG, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a Controlling Person, which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the Controlling Person within 30 days after the Controlling Person provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a Controlling Person. Section 910 could be interpreted to provide that a person or group of persons could become a Controlling Person for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

  Section 611-A of the MBCA generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Exchange Act may not engage in any business combination for five years following an Interested Stockholder's Stock Acquisition Date unless the business combination is (i) approved by the corporation's board of directors prior to that Interested Stockholder's Stock Acquisition Date or
(ii) approved, subsequent to that Interested Stockholder's Stock Acquisition Date, by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that Interested Stockholder or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An Interested Stockholder is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act which is not then reportable on a Schedule 13D under the Exchange Act, and Stock Acquisition Date is defined to mean the date that any person, firm or entity first becomes an Interested Stockholder of that corporation.

DISSENTERS' RIGHTS OF APPRAISAL

  SIS. Under the MBCL, a shareholder of a Massachusetts corporation such as SIS generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of, a statutory merger or consolidation, an amendment to the articles of organization which adversely affects the rights of shareholders or a sale, lease or exchange of all or substantially all of a corporation's property and assets, subject in each case to specified procedural requirements. Such appraisal rights are not available when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger. For a detailed description of the dissenters' rights of shareholders of SIS in connection with the Merger, see "The Merger-- Dissenters' Rights."

  PHFG. Under the MBCA, a shareholder of a Maine corporation such as PHFG generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The MBCA generally does not confer appraisal rights, however, if the corporation's stock is either (i) registered or traded on a national securities exchange or
(ii) registered with the SEC pursuant to Section 12(g) of the Exchange Act, as is the PHFG Common Stock. Even if a corporation's stock meets the foregoing requirements, however, the MBCA provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (i) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (ii) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing.

SHAREHOLDER RIGHTS PLANS

  SIS. Each share of SIS Common Stock has attached to it one Preferred Stock purchase right (an "SIS Right") issued pursuant to the SIS Rights Agreement. Each SIS Right entitles the registered holder to purchase from SIS a unit consisting of one-hundredth of a share of SIS's Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $100, subject to adjustment. The SIS Rights will not separate from the SIS Common Stock, be distributed and become exercisable until on a date (the "SIS Distribution Date") which will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, other than SIS or any subsidiary thereof and subject to certain other exceptions (an "SIS Acquiring Person"), has acquired beneficial ownership of 10% or more of the outstanding shares of SIS Common Stock (the "SIS Share Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by action of the SIS Board prior to such time as any person becomes an SIS Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of such outstanding shares of SIS Common Stock. Until the SIS Distribution Date, the SIS Rights will be evidenced by the SIS Common Stock certificates and will be transferred with and only with such SIS Common Stock certificates, and the surrender for transfer of any certificate for SIS Common Stock outstanding also will constitute the transfer of the SIS Rights associated with the SIS Common Stock represented by such certificate. The SIS Rights are not exercisable until the Distribution Date and will expire at the close of business on January 22, 2007, unless earlier redeemed by SIS. In connection with the execution of the Merger Agreement, SIS and the SIS Rights Agent adopted an amendment to the SIS Rights Agreement which generally provides that none of the execution and delivery of the Merger Agreement and the Stock Option Agreement or the consummation of the transactions contemplated thereby shall have any consequences for purposes of the SIS Rights Agreement.

  Except for the definition of "SIS Acquiring Person," as set forth above, the terms of the SIS Rights Agreement are substantially similar to the terms of the PHFG Rights Agreement. See "Description of PHFG Capital Stock--PHFG Rights."

  PHFG. PHFG has adopted a shareholder rights plan, as described under "Description of PHFG Capital Stock--PHFG Rights."

                                 LEGAL OPINION

  The validity of the PHFG Common Stock offered hereby will be passed upon for PHFG by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

  The financial statements of PHFG incorporated in this Prospectus/Proxy Statement by reference from PHFG's Annual Report on Form 10-K for the year ended December 31, 1997 and PHFG's Current Report on Form 8-K filed on July 23, 1998, and the financial statements of The Safety Fund Corporation and of Community Bankshares, Inc. incorporated in this Prospectus/Proxy Statement by reference from PHFG's Current Report on Form 8-K, filed on April 22, 1998, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

  The financial statements and related financial statement schedules of CFX Corporation incorporated in this Prospectus/Proxy Statement by reference from PHFG's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Wolf & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

  The financial statements and related financial statement schedules of Portsmouth Bank Shares, Inc. incorporated in this Prospectus/Proxy Statement by reference from PHFG's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

  The audited consolidated financial statements of SIS and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in SIS's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                     PROPOSALS FOR THE 1999 ANNUAL MEETING

  Pursuant to Rule 14a-8 under the Exchange Act, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by SIS in connection with the next annual meeting of shareholders of SIS, which will be held only if the Merger is not consummated before the time of such meeting, is November 19, 1998.

  Pursuant to SIS's Bylaws, the date for submission of shareholder proposals for consideration at the next annual meeting of SIS outside of the processes of Rule 14a-8 is between February 7, 1999 and February 27, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

  Each of PHFG and SIS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by PHFG and SIS at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. PHFG's and SIS's SEC filings are also available to the public from document retrieval services and at the SEC Internet website (http://www.sec.gov).

  PHFG has filed with the SEC a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act and the rules and regulations thereunder. This Prospectus/Proxy Statement is a part of the Registration Statement. As permitted by the Securities Act, this Prospectus/Proxy Statement does not contain all of the information you can find in the Registration Statement. The Registration Statement is available for inspection and copying as set forth above.

  The SEC allows PHFG and SIS to "incorporate by reference" into this Prospectus/ Proxy Statement, which means that PHFG and SIS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus/Proxy Statement, except for any information superseded by information contained in later filed documents incorporated by reference in this Prospectus/Proxy Statement. Each of PHFG and SIS incorporates by reference the respective documents filed by them with the SEC listed below and any future filings made by it with the SEC prior to the time of the Special Meeting under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     PHFG SEC FILINGS (FILE NO. 0-
     16947)                          PERIOD/DATE
     -----------------------------   -----------
     Annual Report on Form 10-K      Year ended December 31, 1997
     Quarterly Report on Form 10-Q   Quarters ended March 31, 1998 and
                                      June 30, 1998
     Current Reports on Form 8-K     Filed on April 22, April 28, July
                                      20, as amended on July 24, and July
                                      23, 1998
     SIS SEC FILINGS (FILE NO. 0-
     20809)                          PERIOD/DATE
     ----------------------------    -----------
     Annual Report on Form 10-K      Year ended December 31, 1997
     Quarterly Report on Form 10-Q   Quarters ended March 31, 1998 and
                                      June 30, 1998
     Current Reports on Form 8-K     Filed on February 13 and July 21,
                                      1998

  You may request a copy of these filings, at no cost, by writing or telephoning the appropriate company at the following addresses:

    Peoples Heritage Financial            SIS Bancorp, Inc.
    Group, Inc.                           1441 Main Street
    P.O. Box 9540                         Springfield, Massachusetts 01102-
    One Portland Square                   3034
    Portland, Maine 04112-9540            Attention: Ting Chang
    Attention: Brian Arsenault            (413) 748-8271
    (207) 761-8517

  To obtain timely delivery, you should request desired information no later than five business days prior to the date of the Special Meeting, or by November 4, 1998.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. NEITHER PHFG NOR SIS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT. MOREOVER, NEITHER PHFG NOR SIS IS MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE PHFG COMMON STOCK TO BE ISSUED BY PHFG IN THE MERGER, AND NEITHER PHFG NOR SIS IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                             LIST OF DEFINED TERMS

DEFINED TERM                                                            PAGE NO.
------------                                                            --------
Affiliate..............................................................    36
Bank Merger............................................................    16
Bank Merger Agreement..................................................    16
BHCA...................................................................    26
BMA....................................................................    26
CFX....................................................................    21
CIBC Oppenheimer.......................................................    16
Code...................................................................    25
Connecticut Commissioner...............................................    26
Effective Time.........................................................    28
Exchange Act...........................................................    14
Exchange Agent.........................................................    23
Exchange Ratio.........................................................    12
Family Bank............................................................    16
Federal Reserve Board..................................................    26
FDIC...................................................................    46
FDICIA.................................................................    47
GBT....................................................................    33
Maine Superintendent...................................................    26
Massachusetts Board....................................................    26
MBCA...................................................................    28
MBCL...................................................................    16
Merger.................................................................    12
Merger Agreement.......................................................    12
MHPF...................................................................    26
OTS....................................................................    26
PHFG...................................................................    12

DEFINED TERM                                                           PAGE NO.
------------                                                           --------
PHFG Board............................................................    24
PHFG Common Stock.....................................................    12
PHFG Preferred Stock..................................................    48
PHFG Rights...........................................................    49
PHFG Rights Agreement.................................................    49
PHMC..................................................................    12
Record Date...........................................................    13
Registration Statement................................................    60
SEC...................................................................    14
Securities Act........................................................    25
SIS...................................................................    12
SIS Bank..............................................................    16
SIS Bank ESOP.........................................................    15
SIS Board.............................................................    13
SIS Common Stock......................................................    12
SIS Option............................................................    24
SIS Preferred Stock...................................................    51
SIS Rights............................................................    58
SIS Rights Agreement..................................................    40
Special Meeting.......................................................    12
Stock Option Agreement................................................    18

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    PEOPLES HERITAGE FINANCIAL GROUP, INC.,

                         PEOPLES HERITAGE MERGER CORP.

                                      AND

                               SIS BANCORP, INC.

                           DATED AS OF JULY 20, 1998

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

 ARTICLE I   DEFINITIONS.................................................    1

 ARTICLE II  THE MERGER..................................................    5
    2.1      The Merger..................................................    5
    2.2      Effective Time; Closing.....................................    6
    2.3      Treatment of Capital Stock..................................    6
    2.4      Stockholder Rights; Stock Transfers.........................    6
    2.5      Fractional Shares...........................................    7
    2.6      Dissenting Shares...........................................    7
    2.7      Exchange Procedures.........................................    7
    2.8      Anti-Dilution Provisions....................................    8
    2.9      Options.....................................................    8
    2.10     Additional Actions..........................................    9

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    9
    3.1      Capital Structure...........................................    9
    3.2      Organization, Standing and Authority of the Company.........    9
    3.3      Ownership of the Company Subsidiaries.......................   10
                      Organization, Standing and Authority of the Company
    3.4      Subsidiaries................................................   10
    3.5      Authorized and Effective Agreement..........................   10
    3.6      Securities Documents and Regulatory Reports.................   11
    3.7      Financial Statements........................................   12
    3.8      Material Adverse Change.....................................   12
    3.9      Environmental Matters.......................................   12
    3.10     Tax Matters.................................................   13
    3.11     Legal Proceedings...........................................   13
    3.12     Compliance with Laws........................................   14
    3.13     Certain Information.........................................   14
    3.14     Employee Benefit Plans......................................   14
    3.15     Certain Contracts...........................................   16
    3.16     Brokers and Finders.........................................   16
    3.17     Insurance...................................................   16
    3.18     Properties..................................................   17
    3.19     Labor.......................................................   17
    3.20     Loans; Nonperforming and Classified Assets..................   17
    3.21     Administration of Fiduciary Accounts........................   17
    3.22     Derivative Transactions.....................................   18
    3.23     Year 2000...................................................   18
                    Required Vote; Company Rights Agreement; Antitakeover
    3.24     Provisions..................................................   18
    3.25     Fairness Opinion............................................   18
    3.26     Accounting for the Merger; Reorganization...................   19
    3.27     Disclosures.................................................   19

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PHFG......................   19
    4.1      Capital Structure...........................................   19
    4.2      Organization, Standing and Authority of PHFG................   19
    4.3      Ownership of the PHFG Subsidiaries..........................   19
                         Organization, Standing and Authority of the PHFG
    4.4      Subsidiaries................................................   20
    4.5      Authorized and Effective Agreement..........................   20

    4.6      Securities Documents and Regulatory Reports...................   21
    4.7      Financial Statements..........................................   21
    4.8      Material Adverse Change.......................................   22
    4.9      Environmental Matters.........................................   22
    4.10     Tax Matters...................................................   22
    4.11     Legal Proceedings.............................................   23
    4.12     Compliance with Laws..........................................   23
    4.13     Certain Information...........................................   23
    4.14     Employee Benefit Plans........................................   24
    4.15     Certain Contracts.............................................   25
    4.16     Brokers and Finders...........................................   25
    4.17     Insurance.....................................................   25
    4.18     Properties....................................................   25
    4.19     Labor.........................................................   25
    4.20     Loans.........................................................   26
    4.21     Administration of Fiduciary Accounts..........................   26
    4.22     Year 2000.....................................................   26
    4.23     Ownership of Company Common Stock.............................   26
    4.24     Fairness Opinion..............................................   26
    4.25     Accounting for the Merger; Reorganization.....................   26
    4.26     Disclosures...................................................   27

 ARTICLE V   COVENANTS ....................................................   27
    5.1      Reasonable Best Efforts.......................................   27
    5.2      Stockholder Meeting...........................................   27
    5.3      Regulatory Matters............................................   27
    5.4      Investigation and Confidentiality.............................   28
    5.5      Press Releases................................................   28
    5.6      Business of the Parties.......................................   28
    5.7      Current Information...........................................   31
    5.8      Indemnification; Insurance....................................   31
    5.9      Employee Benefit Plans and Arrangements.......................   33
    5.10     Directors.....................................................   34
    5.11     Stock Exchange Listing........................................   34
    5.12     The Bank Merger; Conversion ..................................   34
    5.13     Compliance with Connecticut Transfer Act .....................   35
    5.14     Affiliates; Restrictions on Resale ...........................   35
    5.15     Charitable Foundation ........................................   35
    5.16     Disclosure Supplements .......................................   35
    5.17     Failure to Fulfill Conditions ................................   35

 ARTICLE VI  CONDITIONS PRECEDENT .........................................   36
    6.1      Conditions Precedent--PHFG, Merger Sub and the Company .......   36
    6.2      Conditions Precedent--The Company ............................   36
    6.3      Conditions Precedent--PHFG and Merger Sub ....................   37

 ARTICLE VII TERMINATION, WAIVER AND AMENDMENT ............................   38
    7.1      Termination ..................................................   38
    7.2      Effect of Termination ........................................   41
    7.3      Survival of Representations, Warranties and Covenants ........   41
    7.4      Waiver .......................................................   41
    7.5      Amendment or Supplement ......................................   41

 ARTICLE VIII MISCELLANEOUS ..............................................   42
    8.1       Expenses ...................................................   42
    8.2       Entire Agreement ...........................................   42
    8.3       Assignment; Successors .....................................   42
    8.4       Notices ....................................................   42
    8.5       Alternative Structure ......................................   43
    8.6       Interpretation .............................................   43
    8.7       Counterparts ...............................................   43
    8.8       Governing Law ..............................................   43


 Exhibit A    Matters to be covered by Opinion(s) of Counsel to PHFG
 Exhibit B    Matters to be covered by Opinion of Counsel to the Company

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (the "Agreement"), dated as of July 20, 1998, among Peoples Heritage Financial Group, Inc. ("PHFG"), a Maine corporation, Peoples Heritage Merger Corp. ("Merger Sub"), a Maine corporation and a wholly-owned subsidiary of PHFG, and SIS Bancorp, Inc. (the "Company"), a Massachusetts corporation.

                                  WITNESETH:

  WHEREAS, the Boards of Directors of PHFG and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein; and

  WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

  WHEREAS, as a condition and inducement to PHFG's willingness to enter into this Agreement, the Company is concurrently entering into a Stock Option Agreement with PHFG (the "Company Stock Option Agreement"), pursuant to which the Company is granting to PHFG the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances;

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

  "Affiliate" shall have the meaning specified in Section 5.14(a) hereof.

  "Articles of Merger" shall have the meaning set forth in Section 2.2 hereof.

  "Bank Merger" shall have the meaning set forth in Section 5.12(a) hereof.

  "Bank Merger Agreement" shall have the meaning set forth in Section 5.12(a) hereof.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "BIF" shall mean the Bank Insurance Fund administered by the FDIC.

  "Central Fund" shall mean the Mutual Savings Central Fund, Inc. of the Commonwealth of Massachusetts.

  "Certificates" shall have the meaning set forth in Section 2.4 hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "Company Banks" shall mean the Company Massachusetts Bank and the Company Connecticut Bank.

  "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

  "Company Connecticut Bank" shall mean Glastonbury Bank and Trust Company, a Connecticut commercial bank and trust company and a wholly-owned subsidiary of the Company.

  "Company Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof.

  "Company ESOP" means the Company's Employee Stock Ownership Plan, as amended.

  "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1997, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended December 31, 1997, 1996 and 1995 as filed by the Company in its Securities Documents, and (ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1997.

  "Company Massachusetts Bank" shall mean Springfield Institution for Savings, a Massachusetts-chartered savings bank and a wholly-owned subsidiary of the Company.

  "Company Options" shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plan.

  "Company Preferred Stock" shall mean the Preferred Stock, $0.01 par value per share, of the Company.

  "Company Rights" shall mean the rights granted pursuant to the Company Rights Agreement.

  "Company Rights Agreement" shall mean the Rights Agreement, dated as of January 22, 1997, between the Company and ChaseMellon Stockholder Services L.L.C., in its capacity as Rights Agent.

  "Company Stock Option Agreement" shall have the meaning set forth in the third WHEREAS clause to this Agreement.

  "Company Stock Option Plan" shall mean the Company's Director Stock Option Plan and Management Stock Option Plan, as amended.

  "Company Restricted Stock Plan" shall mean the Company's Director Restricted Stock Plan and Management Restricted Stock Plan, as amended.

  "Confidentiality Agreement" shall mean the confidentiality agreement, dated June 29, 1998, between the Company and PHFG.

  "Connecticut Commissioner" shall mean the Banking Commissioner of the State of Connecticut.

  "Connecticut Transfer Act" shall mean the Connecticut Transfer Act (Connecticut General Statutes, Section 22a-134 through 22a-134d).

  "DOJ" shall mean the United States Department of Justice.

  "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Merger.

  "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

  "Environmental Laws" shall mean any federal, state or local environmental law or regulation, including without limitation the Comprehensive
Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state and local counterparts.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Ratio" shall have the meaning set forth in Section 2.3(c) hereof.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

  "FFIEC" shall mean the Federal Financial Institutions Examination Council.

  "FHLB" shall mean the Federal Home Loan Bank.

  "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by PHFG in connection with the issuance of shares of PHFG Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

  "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

  "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

  "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

  "Loan" shall have the meaning set forth in Section 3.20(a) hereof.

  "Massachusetts Bank Commissioner" shall mean the Commissioner of Banks of the Commonwealth of Massachusetts.

  "Massachusetts Board" shall mean the Massachusetts Board of Bank
Incorporation.

  "Material Adverse Effect" shall mean, with respect to PHFG or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PHFG and its Subsidiaries taken as whole and the Company and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company, PHFG or any of their respective banking subsidiaries to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, provided, however, that Material Adverse Effect shall not be deemed to include (a) the impact of changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry or generally accepted accounting principles that are generally applicable to the banking industry, (b) reasonable expenses incurred in connection with the transactions contemplated hereby and (c) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby.

  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

  "MBCA" shall mean the Maine Business Corporation Act, as amended.

  "MBCL" shall mean the Massachusetts Business Corporation Law, as amended.

  "Merger" shall have the meaning set forth in Section 2.1(a) hereof.

  "MHPF" shall mean the Massachusetts Housing Partnership Fund.

  "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

  "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any successor thereto.

  "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

  "PHFG Banks" shall mean the PHFG Maine Bank, the PHFG New Hampshire Bank and the PHFG Massachusetts Bank.

  "PHFG Capital Securities" shall mean the 9.06% Capital Securities issued by Peoples Heritage Capital Trust I and any similar capital securities which may be issued by a trust subsidiary of PHFG in the future.

  "PHFG Common Stock" shall mean the common stock, par value $.01 per share, of PHFG and, unless the context otherwise requires, related PHFG Rights.

  "PHFG Employee Plans" shall have the meaning set forth in Section 4.14(a) hereof.

  "PHFG Employee Stock Benefit Plans" shall mean the following employee benefit plans of PHFG: 1986 Stock Option and Stock Appreciation Rights Plan, 1986 Employee Stock Purchase Plan, Thrift Incentive Plan, Profit Sharing Employee Stock Ownership Plan, Restricted Stock Plan for Non-Employee Directors, Amended and Restated 1995 Stock Option Plan for Non-Employee Directors, 1996 Equity Incentive Plan and Dividend Reinvestment Plan.

  "PHFG Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PHFG as of December 31, 1997, 1996 and 1995 and the consolidated statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of PHFG for each of the three years ended December 31, 1997, 1996 and 1995 as filed by PHFG in its Securities Documents, and (ii) the consolidated balance sheets of PHFG (including related notes and schedules, if any) and the consolidated statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) of PHFG included in the Securities Documents filed by PHFG with respect to the quarterly and annual periods ended subsequent to December 31, 1997.

  "PHFG Maine Bank" shall mean Peoples Heritage Savings Bank, a Maine-chartered bank and a wholly-owned subsidiary of PHFG.

  "PHFG Massachusetts Bank" shall mean Family Bank, F.S.B., a federally-chartered savings bank and a wholly-owned subsidiary of PHFG.

  "PHFG New Hampshire Bank" shall mean Bank of New Hampshire, a New Hampshire-chartered commercial bank and a wholly-owned subsidiary of PHFG.

  "PHFG Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of PHFG.

  "PHFG Rights" shall mean the rights granted pursuant to the PHFG Rights Agreement.

  "PHFG Rights Agreement" shall mean the Rights Agreement, dated as of September 12, 1989, between PHFG and American Stock Transfer & Trust Company, in its capacity as Rights Agent.

  "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.16 hereof.

  "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

  "SAIF" means the Savings Association Insurance Fund administered by the FDIC.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

  "Subsidiary" and "Significant Subsidiary" shall have the respective meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

  "Superintendent" shall mean the Superintendent of the Bureau of Banking of the State of Maine.

  "Surviving Corporation" shall have the meaning specified in Section 2.1(a) hereof.

  Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                  ARTICLE II

                                  The Merger

  2.1 The Merger

  (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into Merger Sub (the "Merger") in accordance with Section 906 of the MBCA and
Section 79 of the MBCL. Merger Sub shall be the surviving corporation of the Merger (hereinafter sometimes called the Surviving Corporation) and shall continue its corporate existence under the laws of the State of Maine. The name of the Surviving Corporation shall be "Peoples Heritage Merger Corp." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

  (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 905 of the MBCA and Section 80 of the MBCL.

  (c) Upon consummation of the Merger, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

  (d) The authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Incorporation of Merger Sub immediately prior to the Effective Time.

  (e) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

  2.2 Effective Time; Closing

  The Merger shall become effective upon the occurrence of the filing of (i) articles of merger with the Secretary of State of the State of Maine pursuant to Section 906(7) of the MBCA and (ii) articles of merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to Section 79(c) of the MBCL, unless a later date and time is specified as the effective time (the "Effective Time") in such articles of merger (collectively, the "Articles of Merger"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of PHFG in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to PHFG and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

  2.3 Treatment of Capital Stock

  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any stockholder:

  (a) each share of PHFG Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding;

  (b) each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

  (c) subject to Sections 2.5 and 2.6 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by PHFG, the Company or any of their respective wholly-owned Subsidiaries other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired without consideration) shall become and be converted into the right to receive 2.25 shares of PHFG Common Stock (subject to possible adjustment as set forth in Sections 2.8 and 7.1(g) hereof, the "Exchange Ratio").

  2.4 Stockholder Rights; Stock Transfers

  At the Effective Time, each holder of a certificate or certificates representing outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates in accordance with
Section 2.7 hereof, certificates representing the number of whole shares of PHFG Common Stock, and any cash in lieu of a fractional share interest, into which such shares of Company Common Stock shall have been converted pursuant to Section 2.3 hereof, without interest. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PHFG or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in Sections 2.6 and 2.7 hereof, as applicable, except as otherwise provided by law.

  2.5 Fractional Shares

  (a) No certificates or scrip representing fractional shares of PHFG Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of PHFG.

  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted into shares of PHFG Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PHFG Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder's shares of Company Common Stock receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of PHFG Common Stock by the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

  2.6 Dissenting Shares

  Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of PHFG Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCL. The Company shall give PHFG prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at any time, such holder's shares of Company Common Stock shall be converted into the right to receive shares of PHFG Common Stock in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

  2.7 Exchange Procedures

  (a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to an agent, duly appointed by PHFG (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 2.3(c) hereof. As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for PHFG Common Stock as provided in Section 2.3 hereof a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing PHFG Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Affiliate of the Company (as defined in Section 5.14(a) hereof) shall not be exchanged for certificates representing shares of PHFG Common Stock in accordance with the terms of this Agreement until PHFG has received a written agreement from such person as specified in Section 5.14(b).

  (b) No holder of a Certificate shall be entitled to receive any dividends in respect of the PHFG Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of PHFG Common Stock. In the event that dividends are declared and paid by PHFG in respect of PHFG Common Stock after the Effective Time but prior to any holder's surrender of Certificates, dividends payable to such holder in respect of shares of PHFG Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. PHFG shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

  (c) PHFG shall not be obligated to deliver a certificate or certificates representing shares of PHFG Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this
Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PHFG. If any certificate evidencing shares of PHFG Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of PHFG Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  2.8 Anti-Dilution Provisions

  If, between the date hereof and the Effective Time, the shares of PHFG Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

  2.9 Options

  (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of PHFG Common Stock, and PHFG shall assume each Company Option, in accordance with the terms of the Company Stock Option Plan and stock option agreement by which it is evidenced, including without limitation all such terms pertaining to the acceleration and vesting of the holder's exercise rights thereunder, except that from and after the Effective Time, (i) PHFG and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering the Company Stock Option Plan, (ii) each Company Option assumed by PHFG may be exercised solely for shares of PHFG Common Stock, (iii) the number of shares of PHFG Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PHFG Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. PHFG and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.9(a).

  (b) Within 30 days after the Effective Time, PHFG shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PHFG Common Stock subject to the options referred to in paragraph (a) of this Section 2.9 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

  2.10 Additional Actions

  If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

                                  ARTICLE III

                 Representations And Warranties Of The Company

  The Company represents and warrants to PHFG that, except as Previously
Disclosed:

  3.1 Capital Structure

  The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, there are 6,961,724 shares of Company Common Stock issued and outstanding, 98,250 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock and there are no shares of Company Preferred Stock outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except by virtue of (i) the Company Stock Option Agreement, (ii) outstanding Rights as of the date hereof to purchase an aggregate of 762,850 shares of Company Common Stock pursuant to the Company Stock Option Plan, as Previously Disclosed, and (iii) shares of Company Common Stock and/or Company Preferred Stock issuable upon the exercise of Company Rights, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company. The Company has not repurchased any shares of Company Common Stock during the two years preceding the date hereof, except for any such repurchases (including the number of shares, date repurchased, repurchase price and the purpose thereof) as are Previously Disclosed.

  3.2 Organization, Standing and Authority of the Company

  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Company has heretofore delivered or made available to PHFG true and complete copies of the Articles of Organization and Bylaws of the Company as in effect as of the date hereof.

  3.3 Ownership of the Company Subsidiaries

  The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary and identified its Significant Subsidiaries. Except for (i) capital stock or other ownership interests in the Company Subsidiaries, (ii) stock in the FHLB of Boston and the Federal Reserve Bank of Boston and (iii) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

  3.4 Organization, Standing and Authority of the Company Subsidiaries

  Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The deposit accounts of each Company Bank are insured by the BIF to the maximum extent permitted by the FDIA, and each Company Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The deposit accounts of the Company Massachusetts Bank are insured by the Depositors Insurance Fund for amounts in excess of FDIC limits pursuant to Massachusetts law, and the Company Massachusetts Bank has paid all deposit insurance premiums and assessments required under applicable Massachusetts laws and regulations. The Company has heretofore delivered or made available to PHFG true and complete copies of the Articles of Incorporation or equivalent documents and Bylaws of each Company Subsidiary as in effect as of the date hereof.

  3.5 Authorized and Effective Agreement

  (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's stockholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by PHFG, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Organization or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

  (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the Connecticut Commissioner, the Massachusetts Board and the MHPF in connection with the Merger, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) the approval of this Agreement by the requisite vote of the stockholders of the Company, (iv) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, in each case in connection with the Merger, and (v) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OTS, the Massachusetts Bank Commissioner and the Central Fund as may be applicable in connection with the Bank Merger, and except as Previously Disclosed, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or a Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (ii) the execution and delivery by the Company Massachusetts Bank of the Bank Merger Agreement and the consummation by the Company Massachusetts Bank of the transactions contemplated thereby.

  (d) As of the date hereof, the Company is not aware of any reason relating to the Company or a Company Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by PHFG after the Effective Time of the business of each of PHFG, the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could reasonably be expected to have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

  3.6 Securities Documents and Regulatory Reports

  (a) Since the Company Massachusetts Bank's conversion from mutual to stock form, each of the Company and the Company Massachusetts Bank, as applicable, has timely filed with the applicable Governmental Entities all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Since its acquisition of all of the outstanding capital stock of the Company Massachusetts Bank, in the case of the Company, and since January 1, 1994 in the case of each Company Bank, the Company and each Company Bank have duly filed with the applicable Governmental Entities in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company or a Company Subsidiary by a Governmental Entity, neither the Company nor any Company Subsidiary was required to correct or change any action, procedure or proceeding which the Company believes has not been corrected or changed as required in all material respects.

  3.7 Financial Statements

  (a) The Company has previously delivered or made available to PHFG accurate and complete copies of the Company Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of the Company as of December 31, 1997, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995, are accompanied by the audit reports of PricewaterhouseCoopers LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

  (b) Each of the Company Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries.

  (c) Except and to the extent (i) reflected, disclosed or provided for in the Securities Documents filed by the Company prior to the date hereof and (ii) of liabilities incurred since March 31, 1998 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

  3.8 Material Adverse Change

  Since March 31, 1998, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

  3.9 Environmental Matters

  (a) To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not, singly or in the aggregate, have a Material Adverse Effect on the Company.

  (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

  (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Company Subsidiary as of the date hereof or which secure loans of a Company Subsidiary as of the date hereof.

  3.10 Tax Matters

  (a) The Company and the Company Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. The federal, state and local income tax returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

  (c) Neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

  3.11 Legal Proceedings

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

  3.12 Compliance with Laws

  (a) The Company and each Company Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

  (b) Neither the Company nor any Company Subsidiary is in violation of its respective Articles of Organization and Bylaws or equivalent documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or a Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or bank holding companies issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

  3.13 Certain Information

  None of the information relating to the Company and the Company Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to stockholders of the Company and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its stockholders in connection with the meeting of stockholders at which this Agreement will be considered by such stockholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

  3.14 Employee Benefit Plans

  (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained or contributed to by the Company or any Company Subsidiary for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), and the Company has previously furnished or made available to PHFG accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency with respect to each Company Employee Plan, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

  (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of the Company or any Company Subsidiary. To the best of the Company's knowledge, no reportable event under
Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than any reportable event for which notice to the PBGC is not required.

  (c) Neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA), and neither the Company nor any Company Subsidiary (or their respective successors) will incur any liability in the event of a complete withdrawal from any multi-employer plan of which the Company and certain of its Subsidiaries is a participant as of the date hereof in connection with the transactions contemplated hereby.

  (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at March 31, 1998 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

  (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

  (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

  (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

  (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof relating to a Company Employee Plan.

  (i) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (i) entitle any director, officer, employee or consultant of or to the Company or any Company Subsidiary to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Company Employee Plan or (iii) result in any material increase in benefits payable under any Company Employee Plan.

  (j) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

  (k) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of the Company, PHFG or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

  3.15 Certain Contracts

  (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase) or the guarantee by the Company or a Company Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any existing or former director, officer, employee or agent of the Company or a Company Subsidiary, (iv) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person or
(v) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

  (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

  3.16 Brokers and Finders

  Except for an agreement with CIBC Oppenheimer Corp., as Previously Disclosed, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

  3.17 Insurance

  The Company believes that it and each Company Subsidiary is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. The Company has Previously Disclosed to PHFG a list identifying all insurance policies maintained by it or a Company Subsidiary as of the date hereof. All of the policies and bonds maintained by the Company and its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Company's knowledge, no such claim has been denied.

  3.18 Properties

  All real and personal property owned by the Company or a Company Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 1998 included in the Company Financial Statements or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 1998 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

  3.19 Labor

  No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which reasonably could be expected to have a Material Adverse Effect on the Company. Employees of the Company and any Company Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or a Company Subsidiary during the past five years.

  3.20 Loans; Nonperforming and Classified Assets

  (a) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

  (b) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of March 31, 1998: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater stockholder of the Company or a Company Bank, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

  3.21 Administration of Fiduciary Accounts

  The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failures to maintain records which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  3.22 Derivative Transactions

  Between December 31, 1997 and the date hereof, neither the Company nor any of its Subsidiaries entered into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments.

  3.23 Year 2000

  Neither the Company nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Governmental Entity. The Company has disclosed or made available to PHFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

  3.24 Required Vote; Company Rights Agreement; Antitakeover Provisions

  (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of stockholders of the Company required to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

  (b) The amendment to the Company Rights Agreement previously furnished to PHFG has been duly authorized and adopted by the Company and the Company has otherwise taken all action necessary so that the Company's entering into this Agreement and the Company Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not enable or require the Company Rights to be exercised, distributed or triggered by any person or entity.

  (c) There is no Acquiring Person, and none of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, in each case as such terms are defined in the Company Rights Agreement.

  (d) Assuming the accuracy of the representation and warranty of PHFG contained in Section 4.23 hereof, no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation, including without limitation Chapters 110D and 110F of the MBCL, is applicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that the provisions of Sections 6.3.1, 6.3.2(B) and 6.6 of the Company's Articles of Organization do not and will not apply to this Agreement and the Company Option Agreement and the transactions contemplated hereby and thereby.

  3.25 Fairness Opinion

  The Company has received a written opinion of CIBC Oppenheimer Corp. to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock.

  3.26 Accounting for the Merger; Reorganization

  As of the date hereof, the Company does not have any reason to believe that the Merger will fail to qualify, as a result of any action or omission by the Company or any Company Subsidiary, (i) for pooling-of-interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

  3.27 Disclosures

  None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to PHFG in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                  ARTICLE IV

                    Representations and Warranties of PHFG

  PHFG represents and warrants to the Company that, except as Previously
Disclosed:

  4.1 Capital Structure

  The authorized capital stock of PHFG consists of 200,000,000 shares of PHFG Common Stock and 5,000,000 shares of PHFG Preferred Stock. As of July 15, 1998, there were 87,631,378 shares of PHFG Common Stock issued and outstanding, 2,309,810 shares of PHFG Common Stock were held as treasury stock and not outstanding and there were no shares of PHFG Preferred Stock issued and outstanding. All outstanding shares of PHFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of PHFG Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PHFG, except for (i) shares of PHFG Common Stock issuable pursuant to PHFG Employee Stock Benefit Plans, (ii) shares of PHFG Common Stock and/or PHFG Preferred Stock issuable upon the exercise of PHFG Rights and (iii) by virtue of this Agreement. The PHFG Common Stock to be issued in connection with the Merger is duly authorized (subject to receipt of all governmental approvals) and, when issued in accordance with the terms hereof, will be validly issued and fully paid and nonassessable.

  4.2 Organization, Standing and Authority of PHFG

  PHFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PHFG. PHFG is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. PHFG has heretofore delivered or made available to the Company true and complete copies of the Articles of Incorporation and Bylaws of PHFG as in effect as of the date hereof.

  4.3 Ownership of the PHFG Subsidiaries

  PHFG has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect PHFG Subsidiary and identified its Significant Subsidiaries as of the date hereof. The outstanding shares of capital stock of each PHFG Subsidiary which is a Significant Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except in the case of the PHFG Capital

Securities, are directly or indirectly owned by PHFG free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any PHFG Subsidiary which is a Significant Subsidiary and, except for agreements entered into in connection with the issuance of the PHFG Capital Securities, there are no agreements, understandings or commitments relating to the right of PHFG to vote or to dispose of such capital stock or other ownership interests.

  4.4 Organization, Standing and Authority of the PHFG Subsidiaries

  Each PHFG Subsidiary which is a Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the PHFG Subsidiaries which is a Significant Subsidiary
(i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on PHFG. The deposit accounts of each PHFG Bank are insured by either the BIF or, in the case of certain deposits of each such institution, the SAIF to the maximum extent permitted by the FDIA, and each PHFG Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

  4.5 Authorized and Effective Agreement

  (a) Each of PHFG and Merger Sub has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PHFG and Merger Sub. This Agreement has been duly and validly executed and delivered by PHFG and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of PHFG and Merger Sub which is enforceable against PHFG and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by PHFG and Merger Sub with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of PHFG or any PHFG Subsidiary,
(ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PHFG or a PHFG Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PHFG or a PHFG Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PHFG or a PHFG Subsidiary.

  (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the Connecticut Commissioner, the Massachusetts Board and the MHPF in connection with the Merger, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of PHFG Common Stock pursuant to this Agreement, (iv) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL, in each case in connection with the Merger, and (v) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OTS, the Massachusetts Bank Commissioner and the Central Fund as may be applicable in connection with the Bank Merger, and except as Previously Disclosed, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of PHFG or a PHFG Subsidiary in connection with (i) the execution and delivery by PHFG and Merger Sub of this Agreement and the consummation by PHFG and Merger Sub of the transactions contemplated hereby and (ii) the execution and delivery by the PHFG Massachusetts Bank of the Bank Merger Agreement and the consummation by the PHFG Massachusetts Bank of the transactions contemplated thereby.

  (d) As of the date hereof, PHFG is not aware of any reason relating to PHFG or a PHFG Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by PHFG after the Effective Time of the business of each of PHFG, the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of PHFG, could reasonably be expected to have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

  4.6 Securities Documents and Regulatory Reports

  (a) Since January 1, 1994, PHFG has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Since January 1, 1994, PHFG and each PHFG Bank have duly filed with the applicable Governmental Entities in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of PHFG or a PHFG Subsidiary by a Governmental Entity, neither PHFG nor any PHFG Subsidiary was required to correct or change any action, procedure or proceeding which PHFG believes has not been, or is not in the process of being, corrected or changed as required in all material respects.

  4.7 Financial Statements

  (a) PHFG has previously delivered or made available to the Company accurate and complete copies of the PHFG Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of PHFG as of December 31, 1997, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995, are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to PHFG. The PHFG Financial Statements referred to herein, as well as PHFG Financial Statements to be delivered pursuant to
Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of PHFG as of the respective dates set forth therein, and the consolidated results of operations, stockholders' equity and cash flows of PHFG for the respective periods or as of the respective dates set forth therein.

  (b) Each of the PHFG Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The books and records of PHFG and the PHFG Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of PHFG and the PHFG Subsidiaries.

  (c) Except and to the extent (i) reflected, disclosed or provided for in the Securities Documents filed by PHFG prior to the date hereof and (ii) of liabilities incurred since March 31, 1998 in the ordinary course of business, neither PHFG nor any PHFG Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of PHFG on a consolidated basis.

  4.8 Material Adverse Change

  Since March 31, 1998, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on PHFG.

  4.9 Environmental Matters

  (a) To the best of PHFG's knowledge, PHFG and the PHFG Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on PHFG. Neither PHFG nor a PHFG Subsidiary has received any communication alleging that PHFG or a PHFG Subsidiary is not in such compliance and, to the best knowledge of PHFG, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) To the best of PHFG's knowledge, none of the properties owned, leased or operated by PHFG or a PHFG Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not, singly or in the aggregate, have a Material Adverse Effect on PHFG.

  (c) To the best of PHFG's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against PHFG or a PHFG Subsidiary or against any person or entity whose liability for any Environmental Claim PHFG or a PHFG Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on PHFG.

  4.10 Tax Matters

  (a) PHFG and the PHFG Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither PHFG nor any PHFG Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by PHFG and the PHFG Subsidiaries are complete and accurate in all material respects. Neither PHFG nor any PHFG Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. The federal, state and local income tax returns of PHFG and the PHFG Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against PHFG or any PHFG Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to PHFG or a PHFG

Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of PHFG's knowledge, threatened.

  (c) Except as Previously Disclosed, neither PHFG nor any PHFG Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes,
(ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by PHFG or a PHFG Subsidiary (nor does PHFG have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

  4.11 Legal Proceedings

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of PHFG threatened against PHFG or any PHFG Subsidiary or against any asset, interest or right of PHFG or any PHFG Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on PHFG.

  4.12 Compliance with Laws

  (a) PHFG and each PHFG Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on PHFG; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PHFG, no suspension or cancellation of any of the same is threatened.

  (b) Neither PHFG nor any PHFG Subsidiary is in violation of its respective Articles of Incorporation and Bylaws or equivalent documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on PHFG; and neither PHFG nor any PHFG Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that PHFG or a PHFG Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

  4.13 Certain Information

  None of the information relating to PHFG and the PHFG Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to stockholders of the Company and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by PHFG to stockholders of the Company in connection with the meeting of stockholders at which this Agreement will be considered by such stockholders will comply as to form in all material respects with the Securities Act and the rules and regulations promulgated thereunder.

  4.14 Employee Benefit Plans

  (a) PHFG has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained or contributed to by PHFG or any PHFG Subsidiary for the benefit of employees or former employees of PHFG or any PHFG Subsidiary (the "PHFG Employee Plans"), and PHFG has previously furnished or made available to the Company accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency with respect to each PHFG Employee Plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

  (b) None of PHFG, any PHFG Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of PHFG's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of PHFG or any PHFG Subsidiary. To the best of PHFG's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than any reportable event for which notice to the PBGC is not required.

  (c) Neither PHFG nor any PHFG Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

  (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each PHFG Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "PHFG Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of PHFG's knowledge, is threatened to be revoked and PHFG does not know of any ground on which such revocation may be based. Neither PHFG nor any PHFG Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of PHFG at March 31, 1998 included in the PHFG Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

  (e) To the best of PHFG's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under
Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any PHFG Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on PHFG.

  (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each PHFG Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any PHFG

Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any PHFG Pension Plan.

  (g) To the best of PHFG's knowledge, the PHFG Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

  (h) There are no pending or, to the best knowledge of PHFG, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the PHFG Employee Plans or any trust related thereto or any fiduciary thereof relating to a PHFG Employee Plan.

  4.15 Certain Contracts

  Neither PHFG nor any PHFG Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on PHFG, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

  4.16 Brokers and Finders

  Except for an agreement with Keefe, Bruyette & Woods, Inc., as Previously Disclosed, neither PHFG nor any PHFG Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

  4.17 Insurance

  PHFG believes that it and each PHFG Subsidiary is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

  4.18 Properties

  All real and personal property owned by PHFG or a PHFG Subsidiary which is a Significant Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. PHFG has good and marketable title free and clear of all Liens (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of PHFG as of March 31, 1998 included in the PHFG Financial Statements or acquired after such date, other than properties sold by PHFG in the ordinary course of business, except (i) Liens for current taxes not yet due or payable,
(ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of PHFG as of March 31, 1998 included in the PHFG Financial Statements. All real and personal property which is material to PHFG's business on a consolidated basis and leased or licensed by PHFG or a PHFG Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

  4.19 Labor

  No work stoppage involving PHFG or a PHFG Subsidiary which is a Significant Subsidiary is pending or, to the best knowledge of PHFG, threatened. Neither PHFG nor any PHFG Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which reasonably could be expected to have a Material Adverse Effect on PHFG. Employees of PHFG and any PHFG Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of PHFG's knowledge, there have been no efforts to unionize or organize any employees of PHFG or a PHFG Subsidiary during the past five years.

  4.20 Loans

  Each Loan on the books and records of PHFG and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of PHFG, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

  4.21 Administration of Fiduciary Accounts

  PHFG and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on PHFG. Neither PHFG nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failure to maintain records which would not have a Material Adverse Effect on PHFG.

  4.22 Year 2000

  Neither PHFG nor any of its Subsidiaries has reason to believe that it will receive a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Governmental Entity. PHFG has disclosed or made available to the Company a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

  4.23 Ownership of Company Common Stock

  Except for the Company Option Agreement, none of PHFG or any of its Subsidiaries, or to PHFG's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

  4.24 Fairness Opinion

  PHFG has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the PHFG Common Stock.

  4.25 Accounting for the Merger; Reorganization

  As of the date hereof, PHFG does not have any reason to believe that the Merger will fail to qualify, as a result of any action or omission by PHFG or any PHFG Subsidiary, (i) for pooling-of-interests treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

  4.26 Disclosures

  None of the representations and warranties of PHFG or any of the written information or documents furnished or to be furnished by PHFG to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE V

                                   Covenants

  5.1 Reasonable Best Efforts

  Subject to the terms and conditions of this Agreement, each of the Company and PHFG shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger and the Bank Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

  5.2 Stockholder Meeting

  The Company shall take all action necessary to properly call and convene a special meeting of its stockholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of the Company will recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

  5.3 Regulatory Matters

  (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement. Each of the parties hereto shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its stockholders. PHFG shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of PHFG Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). PHFG and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (c) PHFG and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of PHFG, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

  (d) PHFG and the Company shall promptly furnish each other with copies of written communications received by PHFG or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement and the Bank Merger Agreement.

  5.4 Investigation and Confidentiality

  (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

  (b) Each of the Company and PHFG shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 5.4(a) in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

  (c) No investigation by either of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

  5.5 Press Releases

  PHFG and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the reasonable judgment of the disclosing party is required by law or the rules of a national stock exchange or the NASD, as applicable.

  5.6 Business of the Parties

  (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of PHFG, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and PHFG the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and PHFG the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of PHFG, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, between the date hereof and the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to:

    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, other than (i) quarterly cash dividends at a rate per share of Company Common Stock not in excess of $.16 per share and with record and payment dates consistent with past practice, provided that the declaration of the last quarterly dividend by the Company prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of, PHFG so as to preclude any duplication of dividend benefit and be consistent with the condition set forth in Section 6.3(f) hereof (it being the intention of the parties that the stockholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the PHFG Common Stock but not both), and (ii) dividends paid by a Company Subsidiary on its capital stock to the Company;

    (ii) issue any shares of its capital stock, other than pursuant to (i) Company Options outstanding as of the date hereof pursuant to the Company Stock Option Plan, as Previously Disclosed pursuant to Section 3.1 hereof, and (ii) the Company Stock Option Agreement; issue, grant, modify or authorize any Rights, other than pursuant to the Company Stock Option Agreement; purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (iii) amend its Articles of Organization or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by the Company in a Company Subsidiary of any material Lien or permit any such Lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

    (iv) except as Previously Disclosed by the Company to PHFG, increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or accelerate the payment of any employee benefit or incentive to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) in the case of employees who are not officers above the level of Vice President, such as may be granted in the ordinary course of business consistent with past practice;

    (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to or on behalf of any Company Employee Plan not in the ordinary course of business consistent with past practice;

    (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Company Subsidiary or guarantee by the Company or a Company Subsidiary of any such obligation, except in the case of a Company Subsidiary for deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, arrangement or commitment, provided that the Company or a Company Subsidiary may employ an employee if necessary to operate the business of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company or the Company Subsidiary at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

    (vii) change its method of accounting in effect for the year ended December 31, 1997, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1997, except as required by changes in laws or regulations;

    (viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

    (ix) make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

    (x) file any applications or make any contract with respect to branching or site location or relocation;

    (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or enter into any new line of business;

    (xii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments, other than for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments in the ordinary course of business consistent with past practice;

    (xiii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

    (xiv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368(a) of the Code;

    (xv) take any action that would or could reasonably be expected to result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied or in violation of any provision of this Agreement, except in each case as may be required by applicable law; or

    (xvi) agree to do any of the foregoing.

  (b) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, PHFG and its Significant Subsidiaries shall conduct their business in substantially the same manner as heretofore conducted, it being understood and agreed that nothing contained herein shall prevent PHFG from acquiring another financial institution or company engaged in businesses in which it is engaged or from entering into new lines of business, whether through acquisition or otherwise, provided, however, that PHFG shall advise the Company of any proposed material acquisitions to be made by PHFG. Except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, PHFG shall not, and shall cause each PHFG Subsidiary which is a Significant Subsidiary not to:

    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the PHFG Common Stock, except for regular quarterly cash dividends which are not in excess of $.15 per share of PHFG Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of a PHFG Subsidiary to pay dividends on its capital stock to PHFG;

    (ii) amend its Articles of Incorporation or equivalent document or Bylaws in a manner which would adversely affect in any manner the terms of the PHFG Common Stock or the ability of PHFG, Merger Sub or the PHFG Massachusetts Bank to consummate the transactions contemplated hereby;

    (iii) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of PHFG to exercise its rights under the Company Stock Option Agreement;

    (iv) take any action that would or could reasonably be expected to result in any of the representations and warranties of PHFG contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in
  Article VI hereof not being satisfied or in violation of this Agreement, except in each case as may be required by applicable law; or

    (v) agree to do any of the foregoing.

  (c) The Company shall not authorize or permit any of its directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, as advised by counsel, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction (other than in each case with or to PHFG or an affiliate of PHFG). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PHFG with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6(c). The Company will notify PHFG immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform PHFG in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or a Company Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of the Company or a Company Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of an interest in any class or series of equity securities of the Company or a Company Subsidiary, provided, however, that any sale or disposition of an inactive subsidiary shall not constitute an "Acquisition Transaction."

  5.7 Current Information

  During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Company and PHFG will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company and PHFG will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, the Company and PHFG will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

  5.8 Indemnification; Insurance

  (a) From and after the Effective Time, PHFG (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses

(including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of the Company or any Company Subsidiary or any of their respective predecessors or (ii) this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of the Company, the Articles of Incorporation and Bylaws or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to Section 3.15(a)(iii) hereof, in each case as in effect on the date hereof. Without limiting the foregoing, PHFG also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Organization, Bylaws or similar governing documents of the Company and its Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

  (b) Any Indemnified Party wishing to claim indemnification under Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

  (c) PHFG shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of six years following the Effective Time, provided, however, that in no event shall PHFG expend, in order to obtain such insurance, any amount per annum in excess of 150% of the amount of the actual annual premium paid as of the date hereof by the Company for such insurance (the "Maximum Amount"), and provided further that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PHFG shall use its reasonable best efforts to maintain the most advantageous policy of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

  (d) In the event that PHFG or any of its respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8.

  (e) The provisions of this Section 5.8 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  5.9 Employee Benefit Plans and Arrangements

  (a) As soon as administratively practicable after the Effective Time, PHFG shall take all reasonable action so that employees of the Company and the Company Subsidiaries shall be entitled to participate in the PHFG Employee Plans of general applicability to the same extent as similarly-situated employees of PHFG and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the PHFG Employee Plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PHFG Employee Plans, as well as the severance plan referred to in paragraph (c) below, PHFG and the PHFG Employee Plans shall recognize years of service with the Company, any Company Subsidiary or any predecessor thereof or entity acquired by the Company or a Company Subsidiary as such service is recognized by and reflected on the records of the Company and the Company Employee Plans. PHFG and the PHFG Employee Plans shall provide employees of the Company and the Company Subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any Company Employee Plans paid by such employees prior to the Effective Time and shall not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of PHFG and its Subsidiaries with the same amount of service credit for purposes of such PHFG Employee Plans as such employees.

  (b) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of PHFG or a PHFG Subsidiary as of the Effective Time, provided that PHFG or a PHFG Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Company or any Company Subsidiary a right to continuing employment with PHFG or a PHFG Subsidiary after the Effective Time. For a period of six months following the Effective Time, PHFG shall notify all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so wishes to continue to be so notified, of opportunities for positions with PHFG or a PHFG Subsidiary for which PHFG reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of PHFG.

  (c) An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the PHFG employee severance plan applicable to the Merger, a copy of which the Company acknowledges has been provided to it by PHFG.

  (d) Prior to the Effective Time, the Company shall use its reasonable best efforts to negotiate an amendment or waiver to the outstanding loan to the Company ESOP which permits the Merger and the other transactions contemplated hereby and is reasonably acceptable to PHFG, and in the event that the Company is unable to negotiate such an amendment or waiver, the Company agrees to arrange for alternative financing provided by a third party or the Company on substantially the same terms as the existing loan to the Company ESOP, it being the intention of the parties that the foregoing actions be effective at or prior to the Effective Time.

  (e) PHFG agrees that those employees of the Company or any Company Subsidiary who are participants in the Company ESOP as of the date hereof (and their beneficiaries to the extent relevant) shall be the only persons to be allocated shares which are released from pledge as a result of payments of principal on the loan to the Company ESOP which are due for payment in 1998. The Company may amend the Company ESOP to provide that, in the event that the Effective Time occurs prior to December 31, 1998, a participant who is not actively employed on December 31, 1998 may nonetheless share in such allocation if such participant was actively employed as of the Effective Time. PHFG agrees that it will not amend, merge or terminate the Company ESOP with an effective date earlier than the later of the Effective Time and January 1, 1999.

  (f) PHFG agrees to use its reasonable best efforts to negotiate and enter into an employment agreement as of the Effective Time with F. William Marshall, Jr. which is mutually agreeable to the parties and pursuant to which PHFG agrees to employ Mr. Marshall as an Executive Vice President and Vice Chairman of its Senior Management Committee until December 31, 2001 with compensation and benefits which in the aggregate are substantially comparable to the compensation and benefits which Mr. Marshall receives from the Company as of the date hereof, except as otherwise may be agreed by the parties.

  (g) Following the Effective Time, PHFG shall, and shall cause its appropriate Subsidiaries to, honor in accordance with their terms the employment agreements and severance agreements which have been Previously Disclosed by the Company to PHFG as of the date hereof, except to the extent that any such agreements may be superseded or terminated in accordance with their terms at or following the Effective Time.

  (h) Except as otherwise provided herein, including without limitation paragraph (e) above, nothing in this Section 5.9 shall be interpreted as preventing PHFG or its Subsidiaries from amending, modifying, merging or terminating any of the Company Employee Plans, and any contracts, arrangements, commitments or understandings of the Company or its Subsidiaries, in accordance with their terms and applicable law.

  5.10 Directors

  PHFG agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one non-employee director of the Company as of the date hereof who is designated by the Company and who both meets the director qualification requirements set forth in PHFG's Bylaws and is otherwise acceptable to PHFG as a director of PHFG. Such person shall serve until the first annual meeting of stockholders of PHFG following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in PHFG's Bylaws and the fiduciary duties of the Board of Directors of PHFG, PHFG shall include such person on the list of nominees for director presented by the Board of Directors of PHFG and for which said Board shall solicit proxies at the first annual meeting of stockholders of PHFG following the Effective Time, which person shall be nominated for a three-year term.

  5.11 Stock Exchange Listing

  PHFG shall use all reasonable efforts to cause the shares of PHFG Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Time.

  5.12 The Bank Merger; Conversion

  (a) PHFG and the Company shall take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Massachusetts Bank to merge with and into the PHFG Massachusetts Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement as soon as practicable after consummation of the Merger. The Bank Merger Agreement shall provide that it is the intention of the PHFG Massachusetts Bank, as the surviving institution in the Bank Merger, to conduct business in the market areas in which the Company Massachusetts Bank previously conducted business under the trade name "SIS Bank" to the extent permitted by, and subject to the terms of, the Interagency Statement on Branch Names, dated May 1, 1998, issued by the FRB, the FDIC, the OCC and the OTS, and any other applicable laws, regulations and policy statements.

  (b) If requested by PHFG prior to the Effective Time, the Company shall cause the Company Connecticut Bank to take all action which is necessary and appropriate to convert to a national bank or a federally-chartered savings bank regulated by the OCC or the OTS, respectively, as soon as practicable after such request, provided that any such conversion shall not be a condition to consummation of the Merger and the Bank Merger and such transactions shall not be delayed in order to facilitate any such conversion.

  5.13 Compliance with Connecticut Transfer Act

  The Company shall take all action which is necessary and appropriate to ensure its full compliance under the Connecticut Transfer Act, including but not necessarily limited to undertaking and completing the necessary environmental assessments on each parcel of real estate in Connecticut directly or indirectly owned by the Company immediately prior to the Effective Time.

  5.14 Affiliates; Restrictions on Resale

  (a) The Company has Previously Disclosed to PHFG, and PHFG has Previously Disclosed to the Company, a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of the Company and PHFG, respectively (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

  (b) Each of the Company and PHFG shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company and PHFG, respectively, to execute and deliver to PHFG as soon as practicable after the date of this Agreement, and in any event prior to the date of the meeting(s) of stockholders to be called pursuant to Section 5.2 hereof, a written agreement in the forms previously agreed to by PHFG and the Company.

  5.15 Charitable Foundation

  Promptly after the Effective Time, and subject to the receipt of any required approval or consent of a Governmental Entity, PHFG or the PHFG Massachusetts Bank shall (i) establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code (the "Foundation") and (ii) contribute $3.0 million to the Foundation on its behalf. The Foundation shall be dedicated to the promotion of charitable purposes, including community development, grants and donations to support housing assistance and affordable housing programs, not-for-profit community groups and other similar types of organizations or civic minded projects, primarily in the market areas served by the Company Massachusetts Bank prior to consummation of the Bank Merger. The Board of Directors of the Foundation shall be appointed annually by PHFG or the PHFG Massachusetts Bank, as applicable, and shall be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The initial directors of the Foundation shall consist of non-employee directors of the Company as of the date hereof who remain such until the Effective Time and who are so willing to serve and such other person or persons as may be selected by PHFG or the PHFG Massachusetts Bank, as applicable.

  5.16 Disclosure Supplements

  From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials or statement herein which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in
Article VI hereof have been satisfied.

  5.17 Failure to Fulfill Conditions

  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or the Bank Merger.

                                  ARTICLE VI

                             Conditions Precedent

  6.1 Conditions Precedent--PHFG, Merger Sub and the Company

  The respective obligations of PHFG, Merger Sub and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

  (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by PHFG and the Company, including approval by the requisite vote of the stockholders of the Company of this Agreement, and all corporate and stockholder action necessary to authorize the execution and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the PHFG Massachusetts Bank and the Company Massachusetts Bank.

  (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the Merger and the Bank Merger shall have been received and all statutory waiting periods in respect thereof shall have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to PHFG that had such condition or requirement been known PHFG, in its reasonable judgment, would not have entered into this Agreement.

  (c) None of PHFG, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

  (d) The Form S-4 shall have become effective under the Securities Act, and PHFG shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue PHFG Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

  (e) The shares of PHFG Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market, subject to official notice of issuance.

  6.2 Conditions Precedent--The Company

  The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to
Section 7.4 hereof.

  (a) The representations and warranties of PHFG set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG.

  (b) PHFG shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

  (c) PHFG shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman, President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

  (d) The Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., (which may rely, to the extent reasonable, on the opinions of Carol L. Mitchell, Esq. and/or local counsel reasonably acceptable to the Company), dated the date of the Closing, that addresses the matters set forth in Exhibit A hereto.

  (e) The Company shall have received the written opinion of Sullivan & Worcester LLP (which shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722) from PHFG, the Company and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive PHFG Common Stock in the Merger will not recognize gain or loss for federal income tax purposes,
(ii) the basis of such PHFG Common Stock will equal the basis of the Company Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, and (iii) the holding period of such PHFG Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time.

  (f) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger or the Bank Merger.

  (g) PHFG shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as the Company may reasonably request.

  6.3 Conditions Precedent--PHFG and Merger Sub

  The obligations of PHFG and Merger Sub to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by PHFG pursuant to Section 7.4 hereof.

  (a) The representations and warranties of the Company set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

  (c) The Company shall have delivered to PHFG a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

  (d) PHFG shall have received the written opinion of Sullivan & Worcester LLP that addresses the matters set forth in Exhibit B hereto.

  (e) PHFG shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. (which shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722) from PHFG, the Company and others as such counsel shall reasonably request as to factual matters) to the effect that the Merger and the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by PHFG, the Company, the PHFG Massachusetts Bank or the Company Massachusetts Bank (except to the extent that any such party may be required to recognize income due to the recapture of bad debt reserves as a result of the Bank Merger).

  (f) KPMG Peat Marwick LLP shall have issued a letter dated as of the Effective Time to PHFG and to the Company to the effect that, based on a review of this Agreement and related agreements, certain additional information provided in writing to KPMG Peat Marwick LLP by the Company's independent public accountants, PricewaterhouseCoopers LLP, and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles, and PHFG shall have received from the Affiliates of the Company the agreements referred to in Section 5.14(b) hereof to the extent necessary to ensure in the reasonable judgment of PHFG that the Merger shall be accounted for in such manner.

  (g) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the Merger and the Bank Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (h) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger or the Bank Merger.

  (i) The Company shall have furnished PHFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as PHFG may reasonably request.

                                  ARTICLE VII

                       Termination, Waiver And Amendment

  7.1 Termination

  This Agreement may be terminated:

  (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

  (b) at any time on or prior to the Effective Time, by either PHFG or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in writing if there shall have been a breach by the other party of (i) any covenant or undertaking of it contained herein or (ii) any representation or warranty of it contained herein, which in the case of the Company would have, or could reasonably be expected to have, a Material Adverse Effect on the Company and in the case of PHFG would have, or could reasonably be expected to have, a Material Adverse Effect on PHFG, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

  (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or withdrawn at the request or recommendation of the applicable Governmental Entity or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, or if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger or the Bank Merger;

  (d) at any time, by any party hereto in writing, if the stockholders of the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (including any adjournment thereof);

  (e) by either the Company or PHFG in writing if the Effective Time has not occurred by the close of business on April 15, 1999, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

  (f) by the Board of Directors of PHFG if the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to PHFG its recommendation of this Agreement and the transactions contemplated hereby pursuant to Section 5.2 hereof;

  (g) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date if both of the following conditions are satisfied:

    (i) the number obtained by dividing the Average Closing Price by the Starting Price (the "PHFG Ratio") shall be less than .80; and

    (ii) the PHFG Ratio shall be less than the number obtained by dividing the Final Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to PHFG (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, PHFG shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the PHFG Ratio. If PHFG so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

  For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

    "Average Closing Price" shall mean the average of the closing prices of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 consecutive trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

    "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof.

    "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

    "Index Group" shall mean the 20 financial institutions listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price. The 20 financial institutions and the weights attributed to them are as follows:

            COMPANY                                                   WEIGHTING
            -------                                                   ---------
   Arrow Financial Corp..............................................     0.8%
   Banknorth Group, Inc..............................................     2.8
   BSB Bancorp, Inc..................................................     1.2
   CCB Financial Corporation.........................................    10.3
   Chittenden Corporation............................................     2.3
   City National Corp................................................     8.3
   Community Bank System, Inc........................................     1.2
   Evergreen Bancorp.................................................     1.1
   FirstMerit Corporation............................................     8.5
   HUBCO, Inc........................................................     3.7
   Keystone Financial, Inc...........................................     8.4
   NBT Bancorp, Inc..................................................     1.3
   North Fork Bancorporation, Inc. ..................................    17.1
   One Valley Bancorp Inc............................................     5.3
   Sovereign Bancorp, Inc............................................    10.7
   UST Corp..........................................................     3.7
   Vermont Financial Services........................................     1.7
   Washington Trust Bancorp..........................................     1.2
   Webster Financial Corporation.....................................     4.2
   Westamerica Bancorporation........................................     6.2
                                                                        -----
                                                                        100.0%
                                                                        =====

    "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on such date.

    "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

    "Starting Price" shall mean the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

  If any company belonging to the Index Group or PHFG declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.1(g).

  For purposes of this Section 7.1, a termination of this Agreement on behalf of PHFG also shall be deemed to be a termination on behalf of Merger Sub.

  7.2 Effect of Termination

  In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) Sections 5.4(b) and 8.1 hereof and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

  7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 2.7, 2.9, 5.8, 5.9, 5.10 and
5.15 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PHFG or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either PHFG or the Company.

  7.4 Waiver

  Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the stockholders of the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after the stockholders of the Company have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such stockholders without the approval of the stockholders who would be so affected.

  7.5 Amendment or Supplement

  This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by the parties' respective Boards of Directors.

                                 ARTICLE VIII

                                 Miscellaneous

  8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and PHFG, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

  8.2 Entire Agreement

  This Agreement (including the agreements to be executed and delivered pursuant hereto), the Company Stock Option Agreement and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein.

  8.3 Assignment; Successors

  A party hereto may not assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, except as otherwise expressly provided in Sections 5.8 and 5.10 hereof.

  8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

  If to PHFG:

    Peoples Heritage Financial Group, Inc.
    One Portland Square
    Portland, Maine 04112-9540
    Attn: William J. Ryan
           Chairman, President and Chief Executive Officer
    Fax: 207-761-8587

  With a required copy to:

    Elias, Matz, Tiernan & Herrick L.L.P.
    734 15th Street, N.W.
    Washington, DC 20005
    Attn: Gerard L. Hawkins, Esq.
    Fax: 202-347-2172

  If to the Company:

    SIS Bancorp, Inc.
    1441 Main Street
    Springfield, Massachusetts 01102
    Attn: F. William Marshall, Jr.
           President and Chief Executive Officer
    Fax: 413-748-8464

  With a required copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attn: Stephen J. Coukos, Esq.
    Fax: 617-338-2880

  8.5 Alternative Structure

  Notwithstanding any provision of this Agreement to the contrary, PHFG may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein (including without limitation by converting the PHFG Massachusetts Bank to a national bank regulated by the OCC), provided that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Sections 6.2(e) and 6.3(e) hereof, (ii) the consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of PHFG set forth in Sections 6.1 and 6.3 hereof.

  8.6 Interpretation

  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written.

  8.7 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  8.8 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.



Attest:                                   PEOPLES HERITAGE FINANCIAL GROUP,
                                           INC.


    /s/ Carol L. Mitchell                 By: /s/ William J. Ryan
-------------------------------------         --------------------------------
  Name:Carol L. Mitchell                    Name:William J. Ryan
  Title: Executive Vice President,          Title: Chairman, President and
         General Counsel and                       Chief Executive Officer
         Secretary




Attest:                                   PEOPLES HERITAGE MERGER CORP.


    /s/ Carol L. Mitchell                 By: /s/ William J. Ryan
-------------------------------------         ---------------------------------
  Name:Carol L. Mitchell                    Name:William J. Ryan
  Title:Executive Vice President and        Title: Chairman, President and
  Secretary                                        Chief Executive Officer




Attest:                                   SIS BANCORP, INC.


    /s/ Michael E. Tucker                 By: /s/ F. William Marshall, Jr.
-------------------------------------         ---------------------------------
  Name:Michael E. Tucker                    Name:F. William Marshall, Jr.
  Title:Clerk                               Title:President and Chief
                                            Executive Officer

                                                                      EXHIBIT A

  [MATTERS TO BE COVERED IN OPINION(S) OF COUNSEL TO BE DELIVERED TO THE COMPANY PURSUANT TO SECTION 6.2(D) OF THE AGREEMENT]

  (a) Each of PHFG and its Significant Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and PHFG is duly registered as a bank holding company under the BHCA.

  (b) The authorized capital stock of PHFG consists of 200,000,000 shares of
PHFG Common Stock, of which      were issued and outstanding of record as of
[the end of the month preceding the closing date], and 5,000,000 shares of PHFG Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the outstanding shares of PHFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and the shareholders of PHFG have no preemptive rights with respect to any shares of capital stock of PHFG. All of the outstanding shares of capital stock of the PHFG Subsidiaries which are Significant Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, to the knowledge of such counsel, and except in the case of the PHFG Capital Securities, are directly or indirectly owned by PHFG free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

  (c) The Agreement has been duly authorized, executed and delivered by PHFG and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of PHFG and Merger Sub enforceable in accordance with its terms, except that the enforceability of the obligations of PHFG and Merger Sub may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

  (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the PHFG Massachusetts Bank and, assuming due authorization, execution and delivery by the Company Massachusetts Bank, constitutes a valid and binding obligation of the PHFG Massachusetts Bank enforceable in accordance with its terms, except that enforceability of the obligations of the PHFG Massachusetts Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

  (e) All corporate and shareholder actions required to be taken by PHFG and Merger Sub by law and its respective Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the PHFG Massachusetts Bank by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and consummation of the Bank Merger have been taken.

  (f) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by (i) PHFG to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained and (ii) PHFG Massachusetts Bank to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

  (g) The shares of PHFG Common Stock to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of PHFG and, when issued in accordance with the terms of the Agreement, will be validly issued and fully paid and nonassessable.

  (h) To such counsel's knowledge, and except as Previously Disclosed or as disclosed in PHFG's Securities Documents, there are no material legal or governmental proceedings pending to which PHFG or a PHFG

Subsidiary is a party or to which any property of PHFG or a PHFG Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

  Such counsel also shall state that nothing has caused it to believe that the information relating to PHFG and the PHFG Subsidiaries contained or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon (i) certificates of governmental officials and, as to matters of fact, certificates of officers of PHFG or a PHFG Subsidiary and (ii) in the case of Elias, Matz, Tiernan & Herrick L.L.P., Carol L. Mitchell, Esq. or such other Maine counsel reasonably satisfactory to the Company with respect to matters of Maine law. The opinion of such counsel may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Company.

                                                                      EXHIBIT B

  [MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO PHFG PURSUANT TO SECTION 6.3(D) OF THE AGREEMENT]

  (a) Each of the Company and the Company Banks is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and the Company is duly registered as a bank holding company under the BHCA.

  (b) The authorized capital stock of the Company consists of 25,000,000
shares of Company Common Stock, of which    shares are issued and outstanding
of record as of the date hereof, and 5,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and the shareholders of the Company have no preemptive rights with respect to any shares of capital stock of the Company. All of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, to the knowledge of such counsel, are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for the Company Stock Option Agreement or as otherwise Previously Disclosed under the Agreement, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company or a Company Subsidiary.

  (c) The Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by PHFG and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that the enforceability of the obligations of the Company may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

  (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the Company Massachusetts Bank and, assuming due authorization, execution and delivery by the PHFG Massachusetts Bank, constitutes a valid and binding obligation of the Company Massachusetts Bank enforceable in accordance with its terms, except that enforceability of the obligations of the Company Massachusetts Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

  (e) All corporate and shareholder actions required to be taken by the Company by law and its Articles of Organization and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the Company Massachusetts Bank by law and its Articles of Organization and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and consummation of the Bank Merger have been taken.

  (f) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by (i) the Company to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained and (ii) the Company Massachusetts Bank to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

  (g) To such counsel's knowledge, and except as Previously Disclosed or as disclosed in the Company's Securities Documents, there are no material legal or governmental proceedings pending to which the Company or a Company Subsidiary is a party or to which any property of the Company or a Company Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

  Such counsel also shall state that nothing has caused it to believe that the information relating to the Company and the Company Subsidiaries contained or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel to the Company or a Company Subsidiary reasonably satisfactory to PHFG and, as to matters of fact, certificates of officers of the Company or a Company Subsidiary. The opinion of such counsel may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to PHFG.

                                FIRST AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

  First Amendment, dated as of September 1, 1998 (the "Amendment"), to the Agreement and Plan of Merger, dated as of July 20, 1998 (the "Agreement"), among Peoples Heritage Financial Group, Inc. ("PHFG"), Peoples Heritage Merger Corp. and SIS Bancorp, Inc.

                                  WITNESSETH

  WHEREAS, pursuant to Section 7.5 of the Agreement, the parties to the Agreement desire to amend the Agreement;

  NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1. Article I. Article I of the Agreement is hereby amended to change the definition of "Company Common Stock" therein by adding at the end thereof the phrase: "and, unless the context otherwise requires, related Company Rights."

    2. Article IV, Section 4.5(c). Article IV, Section 4.5(c) of the Agreement is hereby amended so that clause (iii) in the first sentence thereof shall read in its entirety as follows: "(iii) compliance with applicable state securities or blue sky laws,".

    3. Article VII, Section 7.4. Article VII, Section 7.4 of the Agreement is hereby amended by changing the proviso clause at the end thereof to read as follows:

    "provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after the stockholders of the Company have approved this Agreement shall not reduce the amount or change the form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such stockholders without the approval of such stockholders."

    4. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

    5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws the State of Maine applicable to agreements made and entirely to be performed within such State.

    6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers as of the day and year first above written.


Attest:                                   PEOPLES HERITAGE FINANCIAL GROUP,
                                           INC.


         /s/ Carol L. Mitchell                      /s/ William J. Ryan
-------------------------------------     By: ---------------------------------
  Name:Carol L. Mitchell                    Name:William J. Ryan
  Title: Executive Vice President,          Title: Chairman, President and
         General Counsel and                       Chief Executive Officer
         Secretary



Attest:                                   PEOPLES HERITAGE MERGER CORP.



         /s/ Carol L. Mitchell                      /s/ William J. Ryan
-------------------------------------     By: ---------------------------------
  Name:Carol L. Mitchell                    Name:William J. Ryan
  Title:Executive Vice President and        Title: Chairman, President and
  Secretary                                        Chief Executive Officer




Attest:                                   SIS BANCORP, INC.



         /s/ Michael E. Tucker                 /s/ F. William Marshall, Jr.
-------------------------------------     By: ---------------------------------
  Name:Michael E. Tucker                    Name:F. William Marshall, Jr.
  Title:Clerk                               Title:President and Chief
                                            Executive Officer

                                    ANNEX II

                            STOCK OPTION AGREEMENT

  Stock Option Agreement, dated as of July 20, 1998, between Peoples Heritage Financial Group, Inc., a Maine corporation ("Grantee"), and SIS Bancorp, Inc., a Massachusetts corporation ("Issuer").

                                  WITNESSETH:

  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a wholly-owned subsidiary of Grantee (the "Merger");

  WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,385,383 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $0.01 per share, of Issuer (the "Common Stock") at a price per share equal to $44.00 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of shares of Common Stock subject to the Option shall be increased so that, after such event, such number equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within 90 days following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last "Initial Triggering Event" to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 7.1(b) thereof as a result of such a willful material breach.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

    (i) Issuer or any Subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of Issuer, provided any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (x) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

    (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

    (iii) Any person, other than Grantee or a Grantee Subsidiary, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (iv) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its interest to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

    (v) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

    (vi) After an overture is made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined below); or

    (vii) Any person other than Grantee or a Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%;

provided, however, that, notwithstanding any other provision of this Agreement to the contrary, a Subsequent Triggering Event shall be deemed to have occurred in the event any of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, as such terms are defined in the Rights Agreement, dated as of January 22, 1997, between Issuer and ChaseMellon Stockholders Services L.L.C., as Rights Agent.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close.

  (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

  (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
(ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and
(y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

  4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged.

Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

  (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

  (b) Whenever the number of Option Shares is adjusted as provided in this
Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

  7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of the Option or Option Shares, as the case may be, occurs or the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

  (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

    (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
  Section 7.

    (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

  (f) Issuer shall not enter into any transaction described in paragraph (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

  9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

  10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

  11. (a) Issuer hereby represents and warrants to Grantee as follows:

    (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is a valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  (b) Grantee hereby represents and warrants to Issuer that:

    (i) Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee and is a valid and legally binding obligation of Grantee.

    (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

  13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

  14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  17. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to the conflict of law principles thereof.

  18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          Peoples Heritage Financial Group,
                                           Inc.

                                              /s/ William J. Ryan
                                          By: ----------------------------------
                                             Name: William J. Ryan
                                             Title: Chairman, President and
                                                    Chief Executive Officer

                                          SIS Bancorp, Inc.

                                              /s/ F. William Marshall, Jr.
                                          By: ----------------------------------
                                             Name: F. William Marshall, Jr.
                                             Title: President and Chief
                                                    Executive Officer

                                   ANNEX III

                                October  , 1998

Board of Directors
SIS Bancorp, Inc.
1441 Main Street
Springfield, MA 01102

Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of SIS Bancorp, Inc. (the "Company") of the consideration to be received by such shareholders from Peoples Heritage Financial Group, Inc. (the "Acquiror") pursuant to the Agreement and Plan of Merger, dated as of July 20, 1998, among the Acquiror, Peoples Heritage Merger Corp. ("Merger Sub"), a wholly-owned subsidiary of the Acquiror, and the Company (the "Agreement"). Pursuant to the Agreement, the Company will merge with and into Merger Sub (the "Merger") and each outstanding share of the Company's common stock will be converted into the right to receive 2.25 shares of common stock par value $0.01 per share, of the Acquiror (the "Exchange Ratio").

  In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the form of affiliate agreement to be delivered by the affiliates of both the Company and the Acquiror and the Company's Stock Option Agreement (as such term is defined in the Agreement); (c) audited consolidated financial statements and management's discussion and analysis of the financial conditions and results of operation for the Company and the Acquiror for the three fiscal years ended December 31, 1997; (d) unaudited consolidated financial statements for each of the Company and the Acquiror for the three months ended March 31, 1998; (e) certain other publicly available business and financial information relating to the Company and the Acquiror; (f) certain internal financial analyses, budgets, projections and forecasts for the Acquiror and the Company, including estimates as to the future cost savings relating to the Merger, prepared by and reviewed with the management of the Company; (g) certain other summary materials and analyses with respect to the Acquiror's loans and deposits prepared by the Company; (h) the views of senior management of the Company and the Acquiror of the past and current business operations, results thereof, financial condition and future prospects of the Company and the Acquiror, respectively; (i) a comparison of certain financial information for the Company and the Acquiror, with similar information for certain other companies we considered comparable to the Company and the Acquiror, (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on the Acquiror based on certain assumptions provided by the Company; (l) the current market environment generally and the banking environment in particular and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

  We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the managements of the Company and the Acquiror as to the reasonableness and achievability of the financial and operating forecasts and projections (including estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger) provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Acquiror or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We were not asked to, and did not, solicit indications of interest from any other person regarding a business combination involving the Company.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent on the consummation of the Merger. In the ordinary course of our business, we may actively trade the equity securities of the Company or the Acquiror for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

  It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent or as agreed to in our engagement letter dated July 10, 1998.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,


                                          CIBC Oppenheimer Corp.

                                    ANNEX IV

               TEXT OF SECTIONS 85 THROUGH 98 OF CHAPTER 156B OF
                  THE MASSACHUSETTS BUSINESS CORPORATION LAW

(S)85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eight-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S)86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eight-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S)87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
    FORM

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

  "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

(S)88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S)89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S)90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S)91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S)92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

(S)93. REFERENCE TO SPECIAL MASTER

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S)94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S)95. COSTS; INTEREST

  The cost of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S)96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S)97. STATUS OF SHARES PAID FOR

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S)98. EXCLUSIVE REMEDY; EXCEPTION

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 719 of the MBCA sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated (S)719.

  Article VI of the Bylaws of PHFG provides that the directors, officers, employees and agents of PHFG shall be indemnified to the full extent permitted by the MBCA. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of PHFG. In addition, PHFG carries a liability insurance policy for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a) List of Exhibits:

   EXHIBIT NO.                       EXHIBIT                        LOCATION
   -----------                       -------                        --------
     2(a)      Agreement and Plan of Merger, dated as of July 20,
                1998, among PHFG, PHMC and SIS, including
                Exhibits A and B thereto                              (1)
     2(b)      First Amendment to Agreement and Plan of Merger,
                dated as of July 20, 1998, among PHFG, PHMC and
                SIS                                                   (2)
     2(c)      Stock Option Agreement, dated as of July 20, 1998,
                between SIS and PHFG                                  (1)
     2(d)      Form of letter agreement, dated as of July 20,
                1998, between PHFG and affiliate of SIS               (1)
     2(e)      Form of letter agreement, dated as of July 20,
                1998, between SIS and affiliate of PHFG               (1)
     3(a)(1)   Amended and Restated Articles of Incorporation of
                PHFG                                                  (3)
     3(a)(2)   Amendment to the Amended and Restated Articles of
                Incorporation of PHFG                                 (4)
     3(b)      Bylaws of PHFG                                         (5)

   EXHIBIT NO.                       EXHIBIT                        LOCATION
   -----------                       -------                        --------
       4       Specimen Common Stock certificate                      (5)
       5       Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                regarding legality of securities being registered
       8       Opinion of Sullivan & Worcester L.L.P. regarding
                certain federal income tax consequences
      10       Form of Employment Agreement between PHFG and F.
                William Marshall, Jr.
      23(a)    Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                (contained in the opinion included as Exhibit 5)
      23(b)    Consent of Sullivan & Worcester L.L.P. (contained
                in the opinion included as Exhibit 8)
      23(c)    Consents of KPMG Peat Marwick LLP
      23(d)    Consent of Wolf & Company, P.C.
      23(e)    Consent of Shatswell, MacLeod & Company, P.C.
      23(f)    Consent of PricewaterhouseCoopers LLP
      23(g)    Consent of CIBC Oppenheimer Corp.
      24       Powers of Attorney (included in the signature page
                to this Registration Statement)
      99(a)    Form of proxy for the SIS Special Meeting
      99(b)    Other SIS solicitation materials

--------
(1) Exhibit is incorporated by reference to the Current Report on Form 8-K filed by PHFG with the Commission on July 24, 1998. In addition, Exhibits 2(a) and 2(c) above are attached as Annexes to the Prospectus/Proxy Statement included herein.
(2) Exhibit is included in Annex I to the Prospectus/Proxy Statement included herein.
(3) Exhibit is incorporated by reference to the Current Report on Form 8-K filed by PHFG with the Commission on November 3, 1997.
(4) Exhibit is incorporated by reference to the definitive proxy statement filed by PHFG with the Commission on March 23, 1998.
(5) Exhibit is incorporated by reference to the Registration Statement on Form S-4 (No. 33-20243) filed by PHFG with the Commission on February 22, 1988.

  (b) Financial Statement Schedules.

  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 21st day of September 1998.

                                          PEOPLES HERITAGE FINANCIAL GROUP,
                                           INC.

                                                  /s/ William J. Ryan
                                          By: ----------------------------------
                                                      William J. Ryan
                                               Chairman, President and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH OF THE DIRECTORS AND/OR OFFICERS OF PEOPLES HERITAGE FINANCIAL GROUP, INC. WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS WILLIAM J. RYAN AND PETER J. VERRILL, AND EACH OF THEM SEVERALLY, AS HIS OR HER ATTORNEY-IN-FACT TO SIGN IN HIS OR HER NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT ON FORM S-4, MAKING SUCH CHANGES IN THE REGISTRATION STATEMENT AS APPROPRIATE, AND GENERALLY TO DO ALL SUCH THINGS IN THEIR BEHALF IN THEIR CAPACITIES AS DIRECTORS AND/OR OFFICERS TO ENABLE PEOPLES HERITAGE FINANCIAL GROUP, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION.

             /s/ Robert P. Bahre                         Date: September 21, 1998
   -------------------------------------------
                 Robert P. Bahre
                    Director

             /s/ Peter J. Baxter                         Date: September 21, 1998
   -------------------------------------------
                 Peter J. Baxter
   Vice Chairman, Executive Vice President and
             Chief Operating Officer

            /s/ P. Kevin Condron                         Date: September 21, 1998
   -------------------------------------------
                P. Kevin Condron
                    Director

             /s/ Everett W. Gray                         Date: September 21, 1998
   -------------------------------------------
                 Everett W. Gray
                    Director

            /s/ Andrew W. Greene                         Date: September 21, 1998
   -------------------------------------------
                Andrew W. Greene
                    Director



   -------------------------------------------
             Katherine M. Greenleaf
                    Director

           /s/ Douglas S. Hatfield                      Date: September 21, 1998
   -------------------------------------------
               Douglas S. Hatfield
                    Director


   -------------------------------------------
                Dana S. Levenson
                    Director

          /s/ Robert A. Marden, Sr.                     Date: September 21, 1998
   -------------------------------------------
              Robert A. Marden, Sr.
                  Vice Chairman

             /s/ Philip A. Mason                        Date: September 21, 1998
   -------------------------------------------
                 Philip A. Mason
                    Director

        /s/ Malcolm W. Philbrook, Jr.                   Date: September 21, 1998
   -------------------------------------------
            Malcolm W. Philbrook, Jr.
                    Director

             /s/ Pamela P. Plumb                        Date: September 21, 1998
   -------------------------------------------
                 Pamela P. Plumb
                  Vice Chairman

             /s/ Seth Resnicoff                         Date: September 21, 1998
   -------------------------------------------
                 Seth Resnicoff
                    Director

             /s/ William J. Ryan                        Date: September 21, 1998
   -------------------------------------------
                 William J. Ryan
     Chairman, President and Chief Executive
      Officer (principal executive officer)

           /s/ Curtis M. Scribner                       Date: September 21, 1998
   -------------------------------------------
               Curtis M. Scribner
                    Director


              /s/ Paul R. Shea                          Date: September 21, 1998
   -------------------------------------------
                  Paul R. Shea
                    Director

             /s/ John E. Veasey                         Date: September 21, 1998
   -------------------------------------------
                 John E. Veasey
                    Director

            /s/ Peter J. Verrill                        Date: September 21, 1998
   -------------------------------------------
                Peter J. Verrill
            Executive Vice President,
      Chief Financial Officer and Treasurer
       (principal financial and accounting
                    officer)